Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

AP Acquisition Corp

JEPLAN Holdings, Inc.

JEPLAN MS, Inc.

and

JEPLAN, Inc.

dated as of June 16, 2023

TABLE OF CONTENTS

i

Exhibits

Exhibit A	Form of Amended Company Charter
Exhibit B	Form of Plan of Merger
Exhibit C	Form of PubCo Charter
Exhibit D	Form of PubCo Series 1 Warrant Terms
Exhibit E	Form of PubCo Series 2 Warrant Terms
Exhibit F	Form of Amended Surviving Corporation Charter
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of PubCo Warrant Agreement
Exhibit I	Form of Registration Rights Agreement

INDEX OF DEFINED TERMS

Acquisition Entity	Article VI
Action	Section 1.1
ADS	Section 3.3(a)
ADS Facility	Section 3.3(a)
Affiliate	Section 1.1
Agreement	Preamble
Amended Company Charter	Section 1.1
Amended Surviving Corporation Charter	Section 3.1(d)
Anti-Corruption Laws	Section 4.7(d)
Anti-Money Laundering Laws	Section 1.1

APPI	Section 1.1

Assignment and Assumption Agreement	Section 9.9
Audited Financial Statements	Section 4.9(a)
Authorization Notice	Section 3.1(b)(i)
Available SPAC Cash	Section 1.1
Benefit Plan	Section 1.1
Business Combination	Section 1.1
Business Combination Deadline	Section 1.1
Business Data	Section 1.1
Business Day	Section 1.1
Cayman Act	Recitals

Closing	Section 3.1(a)

Closing Date	Section 3.1(a)

Code	Recitals

Company	Preamble

Company Acquisition Proposal	Section 1.1
Company Additional Financial Statements	Section 7.6(a)
Company Board	Recitals
Company Board Recommendation	Section 9.2(c)(ii)
Company Charter	Section 1.1
Company Contract	Section 1.1
Company Convertible Notes	Section 1.1
Company Cure Period	Section 11.1(d)
Company Disclosure Letter	Article IV
Company Interim Financial Statements	Section 7.6(a)
Company IP	Section 1.1
Company Lease	Section 4.14(c)
Company Material Adverse Effect	Section 1.1
Company Option	Section 1.1
Company Owned Real Property	Section 1.1
Company Permitted Financing	Section 1.1
Company Permitted Financing Agreement	Section 1.1
Company Permitted Transaction	Section 1.1
Company Products	Section 1.1

v

Company Q1 Financial Statements	Section 7.6(a)
Company Related Party	Section 1.1
Company Semi-Annual Financial Statements	Section 7.6(a)
Company Shareholder	Section 1.1
Company Shareholder PubCo ADS Recipients	Section 2.2(a)
Company Shareholders’ Approval	Section 4.5(b)
Company Shareholders’ Meeting	Section 9.2(c)(i)
Company Shares	Section 1.1
Company Systems	Section 4.15(d)
Company Transaction Expenses	Section 1.1
Competing SPAC	Section 1.1
Confidential Information	Section 12.14

Continental	Recitals

Contract	Section 1.1

Control	Section 1.1

Controlled	Section 1.1

Controlling	Section 1.1

D&O Indemnified Parties	Section 7.4(a)
D&O Insurance	Section 7.4(b)
D&O Tail	Section 7.4(b)
Data Room	Section 1.1
Data Security Requirements	Section 1.1
Deposit Agreement	Section 3.3(a)
Depositary Bank	Section 3.3(a)
Depositary Bank’s Custodian	Section 1.1
Disclosure Letter	Section 1.1
Dissenting SPAC Shareholders	Section 3.5(a)
Dissenting SPAC Shares	Section 3.5(a)

DTC	Section 1.1

Encumbrance	Section 1.1

Enforceability Exceptions	Section 4.5(a)
Environmental Laws	Section 1.1
Equity Securities	Section 1.1
Equity Value	Section 1.1

ERISA	Section 1.1

Event	Section 1.1

Exchange Act	Section 1.1
Exchange Ratio	Section 1.1
Exercising Warrantholder	Section 3.3(g)
Extension Expenses	Section 1.1
Fully-Diluted Company Shares	Section 1.1

GAAP	Section 1.1

Government Official	Section 1.1
Governmental Authority	Section 1.1
Governmental Order	Section 1.1

Group	Section 1.1

Group Companies	Section 1.1
Group Company	Section 1.1

GT	Section 12.19

Hazardous Substance	Section 1.1

IFRS	Section 1.1

Indebtedness	Section 1.1

Intellectual Property	Section 1.1
Intended Tax Treatment	Recitals
Interim Period	Section 7.1
Investment Agreements	Section 1.1
Investment Company Act	Section 1.1

IPO	Section 12.1

Japan Act	Recitals
JOBS Act	Section 5.14
K&E	Section 12.19
Knowledge of SPAC	Section 1.1
Knowledge of the Company	Section 1.1

Law	Section 1.1

Leased Real Property	Section 1.1

Liabilities	Section 1.1

Made Available	Section 1.1
Major Customers	Section 1.1
Major Suppliers	Section 1.1
Material Contracts	Section 1.1
Material Permits	Section 4.7(h)

Merger	Recitals

Merger Effective Time	Section 3.1(a)
Merger Filing Documents	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Share	Section 6.2(a)
Merger Sub Subscriber Share	Section 6.2(a)
Merger Sub Written Resolution	Recitals
Minimum Cash Condition	Section 10.3(e)
Non-Recourse Parties	Section 12.17
Non-Recourse Party	Section 12.17

NYSE	Section 1.1

Ordinary Course	Section 1.1
Organizational Documents	Section 1.1
Owned IP	Section 1.1

Patents	Section 1.1

Per Share PubCo ADS Merger Consideration	Section 3.1(g)(ii)(2)
Permitted Encumbrances	Section 1.1
Permitted Equity Financing	Section 1.1
Permitted Equity Financing Proceeds	Section 1.1
Permitted Equity Subscription Agreement	Section 1.1

Person	Section 1.1

Personal Data	Section 1.1

Plan of Merger	Section 1.1
Pre-Merger Contribution	Section 1.1
Pre-Merger Reorganization	Section 1.1
Pre-Merger Reorganization Schedule	Section 2.1
Price per Share	Section 1.1
Privacy Laws	Section 1.1

Process	Section 1.1

Processed	Section 1.1

Processing	Section 1.1

Prohibited Person	Section 1.1
Proxy/Registration Statement	Section 1.1

PubCo	Preamble

PubCo ADS	Section 1.1
PubCo ADS Merger Consideration	Section 3.1(g)(ii)(2)
PubCo ADS Share Exchange Consideration	Section 2.2(a)
PubCo Charter	Section 1.1
PubCo Common Shares	Section 1.1
PubCo Contributed Warrants	Section 3.3(b)
PubCo Exchange Shares	Section 1.1
PubCo Series 1 Warrant	Section 1.1
PubCo Series 1 Warrant Terms	Section 1.1
PubCo Series 2 Warrant	Section 1.1
PubCo Series 2 Warrant Terms	Section 1.1
PubCo Subscriber Shares	Section 6.2(a)
PubCo Warrant	Section 1.1
PubCo Warrant Agent	Recitals
PubCo Warrant Agreement	Section 9.9
PubCo Warrant Recipients	Section 3.3(b)
PubCo Warrant Terms	Section 1.1
Redeeming SPAC Shares	Section 1.1
Registered IP	Section 1.1
Registration Rights Agreement	Recitals
Regulatory Approvals	Section 9.1(a)
Remaining Trust Fund Proceeds	Section 3.2(a)(iii)(2)

Representatives	Section 1.1

Required Company Shareholder Approval	Section 4.5(b)
Required Governmental Authorization	Section 1.1
Requisite Company Shareholder Consent	Section 4.5(b)

restraint	Section 10.1(e)

Sanctions	Section 1.1

Sarbanes-Oxley Act	Section 1.1

SEC	Section 1.1

Securities Act	Section 1.1
Security Incident	Section 1.1
Share Exchange	Section 1.1

Share Exchange Agreement	Section 1.1

Share Exchange Effective Time	Section 1.1
Shareholder Litigation	Section 9.6
Shareholder Lock-up Agreement	Recitals
Shareholder Support Agreement	Recitals

Software	Section 1.1

SPAC	Preamble

SPAC Accounts Date	Section 1.1
SPAC Acquisition Proposal	Section 1.1
SPAC Board	Recitals
SPAC Board Recommendation	Section 9.2(b)(ii)
SPAC Charter	Section 1.1
SPAC Class A Ordinary Shares	Section 1.1
SPAC Class B Conversion	Section 1.1
SPAC Class B Ordinary Shares	Section 1.1
SPAC Cure Period	Section 11.1(e)
SPAC Director	Section 8.4(a)
SPAC Disclosure Letter	Article V
SPAC Extension Option	Section 1.1
SPAC Extension Proposal	Section 1.1
SPAC Financial Statements	Section 5.7(a)
SPAC Group	Section 12.19
SPAC Knowledge Parties	Section 1.1
SPAC Material Adverse Effect	Section 1.1
SPAC Material Contracts	Section 5.18
SPAC Net Tangible Assets Proposal	Section 1.1
SPAC Net Tangible Assets Requirement	Section 1.1
SPAC Ordinary Shares	Section 1.1
SPAC Preference Shares	Section 1.1
SPAC Private Placement Warrants	Section 1.1
SPAC Prospectus	Section 12.1
SPAC Public Warrants	Section 1.1
SPAC Related Party	Section 1.1
SPAC SEC Filings	Section 5.12
SPAC Securities	Section 1.1
SPAC Shareholder	Section 1.1
SPAC Shareholder PubCo ADS Recipients	Section 3.3(c)
SPAC Shareholder PubCo Contributed Shares	Section 3.3(c)
SPAC Shareholder Redemption Amount	Section 1.1
SPAC Shareholder Redemption Right	Section 1.1
SPAC Shareholders’ Approval	Section 1.1
SPAC Shareholders’ Meeting	Section 9.2(b)(i)
SPAC Shares	Section 1.1
SPAC Transaction Expenses	Section 1.1
SPAC Unit	Section 1.1
SPAC Warrant	Section 1.1

Specific Company Representations	Section 10.2(a)
Specific SPAC Representations	Section 10.3(a)

Sponsor	Section 1.1

Sponsor Support Agreement	Recitals

Subsidiary	Section 1.1

Surviving Corporation	Recitals

Tax	Section 1.1

Tax Returns	Section 1.1

Taxes	Section 1.1

Terminating Company Breach	Section 11.1(d)
Terminating SPAC Breach	Section 11.1(e)
Trade Secrets	Section 1.1

Trademarks	Section 1.1

Transaction Document	Section 1.1
Transaction Documents	Section 1.1
Transaction Proposals	Section 1.1

Transactions	Section 1.1

Transfer Taxes	Section 1.1
Trust Account	Section 12.1
Trust Agreement	Section 5.13

Trustee	Section 5.13
U.S.	Section 1.1
Union	Section 1.1

Unit Separation	Section 3.1(g)(i)
Warrant Agreement	Section 1.1
Working Capital Loan	Section 1.1
Written Objection	Section 3.1(b)

x

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of June 16, 2023 (this “Agreement”), is made and entered into by and among (i) JEPLAN Holdings, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (“PubCo”), (ii) AP Acquisition Corp, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“SPAC”), (iii) JEPLAN MS, Inc., an exempted company limited by shares incorporated under the laws of the Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub”), and (iv) JEPLAN, Inc., a Japanese corporation (kabushiki kaisha) incorporated under the laws of Japan (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company and was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, PubCo is a newly incorporated Japanese joint stock corporation and a direct, wholly-owned Subsidiary of the Company, and was incorporated for the purposes of effectuating the Transactions as set forth herein;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company limited by shares and a direct, wholly-owned Subsidiary of PubCo, and was incorporated for the purpose of effectuating the Merger;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby (a) PubCo and the Company shall, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Act of Japan (Act No. 86 of 2005) (the “Japan Act”) and other applicable Laws, implement and consummate the Pre-Merger Reorganization (as defined below) and (b) following the Pre-Merger Reorganization and at the Merger Effective Time, Merger Sub will merge with and into SPAC (the “Merger”), with SPAC being the surviving entity and becoming a wholly-owned subsidiary of PubCo (such surviving entity is hereinafter referred to for the periods from and after the Merger Effective Time as the “Surviving Corporation”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Companies Act (As Revised) of the Cayman Islands (the “Cayman Act”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger, together with the Share Exchange, will qualify as a transaction described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) (such qualification, the “Intended Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to SPAC to enter into this Agreement, the Company, SPAC and certain Company Shareholders have entered into a shareholder support agreement (the “Shareholder Support Agreement”), pursuant to which, among other things, and subject to the terms and conditions set forth therein, such Company Shareholders have agreed to (a) vote all Company Shares held by such Company Shareholders in favor of the Transactions, (b) appear at the Company Shareholders’ Meeting in person or by proxy for purposes of counting towards a quorum, (c) vote all Company Shares held by such Company Shareholders against any proposals that would result or would be reasonably be expected to result in the failure of the Transactions from being consummated, and (d) subject to certain exceptions, not transfer any Company Shares held by such Company Shareholders;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a material inducement to the Company to enter into this Agreement, the Company, SPAC, Sponsor and the other Persons named therein have entered into a sponsor support agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, and subject to the terms and conditions set forth therein, Sponsor and such Persons have agreed to (a) support and vote their SPAC Class B Ordinary Shares in favor of this Agreement and the Transactions, (b) take all actions reasonably necessary to consummate the Transactions, (c) not redeem their SPAC Class B Ordinary Shares, (d) waive the anti-dilution rights of the SPAC Class B Ordinary Shares set forth in the SPAC Charter, (e) subject to certain exceptions, not to transfer any SPAC Securities held by them prior to Closing, and (f) subject to certain exceptions, not transfer any PubCo Common Shares (including PubCo Common Shares in the form of PubCo ADSs) held by them after Closing;

WHEREAS, at Closing, PubCo, Sponsor, SPAC, certain SPAC Shareholders and certain Company Shareholders shall enter into an amended and restated registration rights agreement substantially in the form attached hereto as Exhibit I (the “Registration Rights Agreement”), pursuant to which, among other things, and effective upon the Closing, PubCo commits to file the applicable registration statements following the Closing that includes, among other things and subject to certain exceptions, the relevant portion of the PubCo ADS Merger Consideration held by signatories to the Registration Rights Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, PubCo, SPAC and certain Company Shareholders have entered into a lock-up agreement (the “Shareholder Lock-up Agreement”), pursuant to which, among other things, and effective upon the Closing, certain Company Shareholders agree, subject to the terms and conditions set forth therein, for the period after the Closing specified therein, not to transfer the PubCo Common Shares (including PubCo Common Shares in the form of PubCo ADSs) held by such Company Shareholders, if any, subject to certain exceptions;

WHEREAS, pursuant to the Assignment and Assumption Agreement (as defined below) to be entered into by and among PubCo, SPAC, Computershare Inc. (the “PubCo Warrant Agent”) and Continental Stock Transfer & Trust Company, a limited purpose trust company (“Continental”) in accordance with this Agreement, (a) the PubCo Warrant Agent shall be engaged to act as the warrant agent for PubCo, (b) Continental, as the warrant agent for SPAC, shall assign to the PubCo Warrant Agent all of its rights, interests, and obligations in and under the SPAC Warrant Agreement (as defined below) and (c) SPAC shall assign to PubCo all of its rights, interests, and obligations in and under the SPAC Warrant Agreement, in each case with effect from the Merger Effective Time;

WHEREAS, pursuant to the PubCo Warrant Agreement (as defined below) to be entered into by and between PubCo and the PubCo Warrant Agent in accordance with this Agreement, with effect from the Merger Effective Time, each outstanding PubCo Warrant shall represent the right to acquire, from and after the Closing, PubCo Common Shares in the form of PubCo ADSs, pursuant to the terms and conditions of the PubCo Warrant Agreement and the applicable PubCo Warrant Terms (as defined below);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that (x) it is fair to, advisable and in the best interests of SPAC to enter into this Agreement and the other Transaction Documents to which it is a party, and to consummate the Merger and the other Transactions, and (y) the Transactions constitute a “Business Combination” as such term is defined in the SPAC Charter, (b) approved and declared advisable this Agreement and the other Transaction Documents to which it is a party (including the Plan of Merger) and the execution, delivery and performance thereof and the consummation of the Merger and the other Transactions, (c) resolved to recommend the adoption of this Agreement, the Plan of Merger, the Amended Surviving Corporation Charter and the Merger by the SPAC Shareholders, and (d) directed that this Agreement, the Plan of Merger, the Amended Surviving Corporation Charter and the Merger be submitted to the SPAC Shareholders for their adoption;

WHEREAS, (a) the sole director of Merger Sub has (i) determined that it is fair to, advisable and in the best interests of Merger Sub to enter into this Agreement and the other Transaction Documents and to consummate the Merger and the other Transactions, (ii) approved and declared advisable this Agreement and the other Transaction Documents (including the Plan of Merger) and the execution, delivery and performance of this Agreement and the other Transaction Documents (including the Plan of Merger) and the consummation of the Transactions and (b) the sole shareholder of Merger Sub has passed a written resolution approving this Agreement and the other Transaction Documents (including the Plan of Merger) and the Transactions (the “Merger Sub Written Resolution”);

WHEREAS, (a) the sole director of PubCo has (i) approved the Pre-Merger Reorganization, the Merger and the other Transactions, and (ii) approved this Agreement and the other Transaction Documents and the execution, delivery and performance thereof and (b) the sole shareholder of PubCo has adopted a resolution by written consent (i) approving this Agreement and the other Transaction Documents and approving the Pre-Merger Reorganization, the Merger and other and the other Transactions and (ii) adopting the PubCo Charter effective at the Share Exchange Effective Time; and

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved the Pre-Merger Reorganization, the Merger and other Transactions; (b) (i) approved this Agreement and the other Transaction Documents and the execution, delivery and performance thereof and the consummation of the Transactions, and (ii) adopted the form of Amended Company Charter effective at the Share Exchange Effective Time; and (c) resolved to convene the shareholders meeting of the Company necessary to effect this Agreement, the Pre-Merger Reorganization and the Plan of Merger by the Company Shareholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, PubCo, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.      Definitions. As used herein, the following terms shall have the following meanings:

“Action” means any charge, claim, action, complaint, petition, prosecution, audit, investigation, appeal, suit, litigation, injunction, writ, order, arbitration, mediation or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Laws;

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. In the case of a Person which is a fund or which is directly or indirectly Controlled by a fund, the term “Affiliate” also includes (a) any of the general partners of such fund, (b) the fund manager managing such fund, any other person which, directly or indirectly, Controls such fund or such fund manager, or any other funds managed by such fund manager and (c) trusts (excluding the Trust Account for all purposes other than for the sole purpose of the release of the proceeds of the Trust Account in accordance with this Agreement and the Trust Agreement) Controlled by or for the benefit of any Person referred to in (a) or (b);

“Amended Company Charter” means the amended and restated articles of association of the Company in substantially the form attached hereto as Exhibit A;

“Anti-Money Laundering Laws” means all financial recordkeeping and reporting requirements and all money laundering-related laws of jurisdictions where the Company or its Subsidiaries conducts business or owns assets, and any related or similar Laws issued, administered or enforced by any Governmental Authority;

“APPI” means, collectively, the Act on the Protection of Personal Information (Act No. 57 of 2003, as amended) and related enforcement orders and ordinances implementing the Act on the Protection of Personal Information in Japan;

“Available SPAC Cash” means an amount equal to the sum of (a) the amount of cash available in the Trust Account following the SPAC Shareholders’ Meeting (after deducting (i) the amount required to satisfy the SPAC Shareholder Redemption Amount, (ii) the amount of all Company Transaction Expenses and (iii) the amount of all SPAC Transaction Expenses) and (b) the aggregate amount of Permitted Equity Financing Proceeds that have been funded to, or that will be funded in connection with the Closing;

“Benefit Plan” means (a) any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) or (b) compensation or benefit plan, program, policy, practice, Contract, agreement, or other arrangement, including any employment, consulting, severance, termination pay, deferred compensation, retirement, paid time off, vacation, profit sharing, incentive, bonus, health, welfare, performance awards, equity or equity-based compensation (including stock option, equity purchase, equity ownership, and restricted stock unit), disability, death benefit, life insurance, fringe benefits, indemnification, retention or stay-bonus, transaction or change-in control plan, program, policy, practice, Contract, agreement, or other arrangement, whether written, unwritten or otherwise, that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director or officer, individual consultant or other individual service provider of the Company and its Subsidiaries or otherwise with respect to which the Company or any of its Subsidiaries has any Liability, in each case other than any statutory benefit plan mandated by Law;

“Business Combination” has the meaning given in the SPAC Charter;

“Business Combination Deadline” means the date by which SPAC must consummate a Business Combination in accordance with the SPAC Charter, which is June 21, 2023 as of the date of this Agreement, subject to extension from time to time pursuant to the SPAC Extension Option or otherwise in accordance with the SPAC Charter;

“Business Data” means confidential or proprietary data, databases, data compilations and data collections (including customer databases), and technical, business and other information, including Personal Data, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed or disposed of by or on behalf of the Company or any of its Subsidiaries or by the Company Systems;

“Business Day” means a day on which commercial banks are open for business in New York, U.S., the Cayman Islands and Japan, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);

“Company Acquisition Proposal” means (a) any, direct or indirect, acquisition by any third party, in one transaction or a series of transactions, of the Company or of more than 10% of the consolidated total assets, Equity Securities or businesses of the Company and its Controlled Affiliates taken as a whole (whether by merger, consolidation, scheme of arrangement, business combination, reorganization, recapitalization, purchase or issuance of Equity Securities, purchase of assets, tender offer or otherwise) other than the Transactions, (b) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of voting Equity Securities representing more than 10%, by voting power, of (x) the Company (whether by merger, consolidation, recapitalization, purchase or issuance of Equity Securities, tender offer or otherwise) or (y) the Company’s Controlled Affiliates which comprise more than 10% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, in each case, other than the Transactions, (c) any direct or indirect acquisition by any third party, in one transaction or a series of transactions, of more than 10% of the consolidated total assets, revenues or earning power of the Company and its Controlled Affiliates taken as a whole, other than by SPAC or its Affiliates or pursuant to the Transactions or (d) the issuance by the Company of more than 10% of its voting Equity Securities as consideration for the assets or securities of a third party (whether an entity, business or otherwise), other than the Transactions; provided that no Company Permitted Transaction shall be deemed to constitute a Company Acquisition Proposal;

“Company Charter” means the articles of incorporation of the Company in effect as of the date hereof;

“Company Contract” means any Contract to which a Group Company is a party or by which a Group Company is bound;

“Company Convertible Notes” means, collectively, the convertible bonds issued by the Company to the holders identified therein as set forth on Section 1.1(a) of the Company Disclosure Letter;

“Company IP” means all Owned IP and all other Intellectual Property used or held for use in or necessary for the operation of the business of the Company or any of its Subsidiaries as currently conducted and as currently anticipated to be operated;

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company, any of its Subsidiaries or any of the Acquisition Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change in applicable Laws or IFRS or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any failure in and of itself of the Company and any of its Subsidiaries to meet any projections or forecasts, provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Company or any of its Subsidiaries operate, or (h) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the Company’s and its Subsidiaries’ relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person; provided, however, that in the case of each of clauses (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Company or any of its Subsidiaries relative to other similarly situated participants in the industries and geographies in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect;

“Company Option” means each outstanding and unexercised option to purchase Company Shares granted pursuant to the option allocation agreements with the Company upon approval by the Company Board and the Company Shareholders;

“Company Owned Real Property” means all real property, interests in real property and land use rights, buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, in each case owned by the Company or any Subsidiary of the Company;

“Company Permitted Financing” means the Series E financing as contemplated by one or more Company Permitted Financing Agreements, including any issuance of the Company Convertible Notes in connection therewith;

“Company Permitted Financing Agreement” means each such Contract that the Company may enter into during the Interim Period with one or more investors with respect to the issuance and sale of Company Shares by the Company in connection with the Company Permitted Financing;

“Company Permitted Transaction” means any (a) Company Permitted Financing, and/or (b) such transactions as set forth on Section 1.1(b) of the Company Disclosure Letter; provided that the Company shall consult SPAC in good faith and shall keep SPAC reasonably informed with respect to each such transaction described in the foregoing sub-clauses (a) and (b);

“Company Products” means all products and services (whether involving the use of Software or otherwise, including any of the foregoing currently in development) from which the Company or any of its Subsidiaries has derived, within the three (3) years preceding the date hereof, is currently deriving or is currently anticipated to derive, revenue from the sale, distribution, license, maintenance or other provision thereof;

“Company Related Party” means (a) any member, shareholder or equity interest holder who, together with its Affiliates, directly or indirectly holds no less than 5% of the total outstanding share capital of the Company or any of its Subsidiaries, (b) any director or officer of the Company or any of its Subsidiaries, in each case of clauses (a) and (b), excluding the Company or any of its Subsidiaries;

“Company Shareholder” means any holder of any Company Shares;

“Company Shares” means common shares of the Company;

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by the Company, any of its Subsidiaries or Affiliates or any of the Acquisition Entities (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including consultants and public relations firms and (b) any and all filing fees payable by the Company or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions; provided that the Company shall only be responsible for fifty percent (50%) of all printer fees, costs and expenses of Toppan Merrill LLC for the preparation of the Proxy/Registration Statement and any Transactions-related filings to be made by SPAC or PubCo with the SEC (excluding (i) fees and expenses incurred in connection with SPAC’s ongoing reporting obligations under the Exchange Act and (ii) the printing and mailing costs associated with the distribution of the Proxy/Registration Statement to the SPAC Shareholders);

“Competing SPAC” means any publicly traded special purpose acquisition company other than SPAC;

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage, guarantee, purchase order, insurance policy or commitment or undertaking of any nature that has any outstanding rights or obligations;

“Control” in relation to any Person means (a) the direct or indirect ownership of, or ability to direct the casting of, more than fifty percent (50%) of the total voting rights conferred by all the shares then in issue and conferring the right to vote at all general meetings of such Person; (b) the ability to appoint or remove a majority of the directors of the board or equivalent governing body of such Person; (c) the right to control the votes at a meeting of the board of directors (or equivalent governing body) of such Person; or (d) the ability to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise, and “Controlled”, “Controlling” and “under common Control with” shall be construed accordingly;

“Data Room” means the virtual data room containing written documents and information relating to the Company and its Subsidiaries made available by the Company on the Microsoft SharePoint under the project name “Journey” and to which SPAC and its Representatives had access on or prior to the date of this Agreement;

“Data Security Requirements” means all of the following to the extent applicable to the Company or any of its Subsidiaries or any Company Systems or Business Data and in each case pertaining to data protection, data transfer, data privacy, data security, or data breach notification requirements: (i) all Laws (including all Privacy Laws), (ii) the Company’s and its Subsidiaries’ rules, policies, and procedures, (iii) industry standards applicable to the industry in which the business of the Company or any of its Subsidiaries operates and (iv) Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound;

“Depositary Bank’s Custodian” means such bank or other financial institution appointed pursuant to the Deposit Agreement as the custodian for the Depositary Bank with respect to the PubCo ADSs, or any successor Person thereto;

“Disclosure Letter” means, as applicable, the Company Disclosure Letter and the SPAC Disclosure Letter;

“DTC” means the Depository Trust Company;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, license, covenant not to sue, option, right of first offer, refusal or negotiation, hypothecation, assignment, deed of trust, title retention or other similar encumbrance of any kind whether consensual, statutory or otherwise;

“Environmental Laws” means all Laws concerning pollution, protection of the environment, or human health or safety (but only with respect to protection from pollutants), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Water Act (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), and, solely with respect to protection from Hazardous Substances only, the Occupational Safety and Health Act (29 U.S.C. § 653, et seq.), the Waste Management and Public Cleansing Act, Act No.137 of 1970, as amended; the Air Pollution Control Act, Act No. 97 of 1968, as amended; the Water Pollution Prevention Act, Act No. 138 of 1970, as amended; the Soil Contamination Countermeasures Act, Act No. 53 of 2002, as amended and the Industrial Safety and Health Act, Act No. 57 of 1972 as amended;

“Equity Securities” means, with respect to any Person, any capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests in such person and any options, warrants or other securities (for the avoidance of doubt, including debt securities) that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, shares, equity interests, membership interests, partnership interests or registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person);

“Equity Value” means US$300,000,000;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Exchange Ratio” means the quotient obtained by dividing the Price per Share by US$10.00;

“Extension Expenses” means the costs and expenses incurred by SPAC, Sponsor or any of their respective Affiliates in connection with extending the Business Combination Deadline beyond June 21, 2023 or any subsequent deadline, including any amount deposited by Sponsor in the Trust Account in connection with either any exercise of the SPAC Extension Option or any adoption of a SPAC Extension Proposal, and in each case the relevant extension;

“Fully-Diluted Company Shares” means, without duplication, (a) the aggregate number of Company Shares (i) that are issued and outstanding immediately prior to the Share Exchange Effective Time and (ii) that are issuable upon the exercise or settlement of all Company Options, warrants, convertible notes (including the Company Convertible Notes) and other Equity Securities of the Company that are issued and outstanding immediately prior to the Share Exchange Effective Time (whether or not then vested or exercisable as applicable, of which, the number of Company Shares that are issuable upon the exercise, exchange or conversion of any Company Options or warrants shall be calculated using the treasury stock method of accounting), minus (b) the Company Shares held by the Company or any Subsidiary of the Company (if applicable) as treasury shares;

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time;

“Government Official” means any officer, cadre, civil servant, employee or any other person acting in an official capacity for any Governmental Authority (including any government-owned or government-Controlled enterprise, political party and public international organization), or any candidate for governmental or political office;

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, any government, regulation or compliance, or any arbitrator, mediator or arbitral body, any self-regulated organization, stock exchange, or quasi-governmental authority, and any company, businesses, enterprise, or other entities owned or Controlled by the above Governmental Authorities;

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority;

“Group” or “Group Companies” means the Company and its Subsidiaries, and “Group Company” means any of them;

“Hazardous Substance” means: (a) any substance, material or waste which is regulated by, or for which liability or standards of conduct may be imposed under, any Environmental Law, including any substance, material or waste which is defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “pollutant,” “contaminant,” “toxic substance,” “toxic waste” or other similar term or phrase under any Environmental Law; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, natural gas liquids, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos and asbestos-containing materials, urea formaldehyde, toxic mold, and radon; and (e) per- or polyfluoroalkyl substances;

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time;

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, including any amount due to any shareholder of such Person, (b) the principal and accrued interest components of capitalized lease obligations under GAAP or IFRS, as applicable, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs,” “seller notes,” “exit fees” and “retention payments,” but excluding payables arising in the Ordinary Course, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally;

“Intellectual Property” means all intellectual property, industrial property and proprietary rights in any and all jurisdictions worldwide, including rights in: (a) Patents, (b) Trademarks, (c) copyrights and copyrightable works, (d) Trade Secrets, (e) Software, (f) “moral” rights, rights of publicity or privacy, data base or data collection rights and other similar intellectual property rights, (g) registrations, applications, and renewals for any of the foregoing in (a)-(f), and (h) all rights in the foregoing;

“Investment Agreements” mean, collectively, the investment agreements listed on Section 1.1(c) of the Company Disclosure Letter, each between the Company and one or more Company Shareholders;

“Investment Company Act” means the Investment Company Act of 1940, as amended;

“Knowledge of SPAC” or any similar expression means the knowledge that each of the SPAC Knowledge Parties actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter;

“Knowledge of the Company” or any similar expression means the knowledge that each individual listed on Section 1.1(d) of the Company Disclosure Letter actually has, or the knowledge that any such individual would have acquired following reasonable inquiry of his or her direct reports directly responsible for the applicable subject matter;

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity;

“Leased Real Property” means any real property subject to a Company Lease;

“Liabilities” means debts, liabilities and obligations (including Taxes), whether accrued or fixed, absolute or contingent, matured or unmatured, deferred or actual, determined or determinable, known or unknown, including those arising under any law, action or Governmental Order and those arising under any Contract;

“Made Available” means, with respect to any document or information made available by the Company, its Subsidiary or any of their respective Representatives pursuant to this Agreement at least twenty-four (24) hours prior to the date hereof either (a) via the Data Room or (b) via email to the SPAC or any of its Representatives;

“Major Customers” means the top 10 customers of the Group for the financial year ended December 31, 2022, as set forth in Part I of Section 1.1(e) of the Company Disclosure Letter;

“Major Suppliers” means the top 10 suppliers of the Group for the financial year ended December 31, 2022, as set forth in Part II of Section 1.1(e) of the Company Disclosure Letter;

“Material Contracts” means, collectively, each Company Contract that:

(a)            involves obligations (contingent or otherwise), payments or revenues to or by the Group in excess of JPY100 million in the last twelve (12) months prior to the date of this Agreement or expected obligations (contingent or otherwise), payments or revenues in excess of JPY100 million in the next twelve (12) months after the date of this Agreement;

(b)            is with a Company Related Party (other than those employment agreements, confidentiality agreements, non-competition agreements or any other agreement of similar nature entered into in the Ordinary Course with employees or technical consultants);

(c)            is any investment agreement, stockholders agreement or other agreement with any Person creating or governing the rights of such Person in respect of such Person’s holding of any Equity Securities in, or the management of, the Company or any of its Subsidiaries (including the Investment Agreements);

(d)            involves Indebtedness with or with respect to an amount in excess of JPY30 million;

(e)            involves the lease, license, sale, use, disposition or acquisition of a business or assets constituting a business involving purchase price, payments or revenues in excess of JPY100 million;

(f)            involves the capital expenditure by the Group in an amount in excess of JPY100 million in the aggregate in any twelve (12) months period;

(g)            involves the waiver, compromise, or settlement of any dispute, claim, litigation, arbitration or other Action with an amount higher than JPY10 million;

(h)            grants a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company and its Subsidiaries, taken as a whole;

(i)            contains covenants of the Company or any of its Subsidiaries (i) prohibiting or limiting the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any material respect in any line of business or (ii) prohibiting or restricting the Company’s or any of its Subsidiary’s ability to conduct their respective business with any Person in any geographic area in any material respect;

(j)            is entered into with each of the Major Customers;

(k)            is entered into with each of the Major Suppliers;

(l)            is entered into with any Governmental Authority;

(m)            involves any material development or similar arrangement with any medical institution, scientific research institution, university, business enterprise, expert or any other Person;

(n)            involves the establishment of, contribution to, or operation of a partnership, joint venture, alliance, collaboration, variable interest or similar entity, or involving a sharing of profits or losses (including joint development and joint marketing Contracts), or any investment in, loan to or acquisition or sale of the securities, Equity Securities or assets of any person, involving payments of an amount higher than JPY100 million;

(o)            relates to the license, sublicense, creation, development, or acquisition of any material Company IP, other than (i) non-exclusive end user licenses of commercially-available, unmodified, off-the-shelf Software used solely for the Company or any of its Subsidiaries’ internal use and with a total replacement cost of less than JPY15 million, (ii) non-exclusive licenses granted in the Ordinary Course to customers of the Company or any of its Subsidiaries and (iii) assignments of Intellectual Property to the Company or any of its Subsidiaries under Contracts with their employees or contractors entered into in the Ordinary Course;

(p)            is a collective bargaining agreement or other Contract with a Union; or

(q)            with respect to the employment or engagement of any former (to the extent of any ongoing Liability) or current employee, officer, director, individual consultant or other individual service provider that provides for target annual cash compensation in excess of JPY30 million that (i) requires any Group Company to provide notice in excess of thirty (30) days in order to terminate such employment or engagement or (ii) provides for severance, retention, change in control, transaction or similar payments or accelerated vesting of compensation or benefits upon the transactions contemplated by this Agreement and the other Transaction Documents;

“NYSE” means the New York Stock Exchange;

“Ordinary Course” means, with respect to an action taken or refrained from being taken by a Person, that such action or omission is taken in the ordinary course of the normal day-to-day operations of such Person;

“Organizational Documents” means, with respect to any Person that is not an individual, its certificate of incorporation or articles of incorporation or registration, bylaws, memorandum and articles of association, constitution, limited liability company agreement, shareholders agreement or similar organizational documents, in each case, as amended or restated;

“Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;

“Patents” means patents, including utility models, industrial designs and design patents, and applications therefor (and any patents that issue as a result of those patent applications), and including all divisionals, continuations, continuations-in-part, continuing prosecution applications, substitutions, reissues, re-examinations, renewals, provisionals and extensions thereof, and any counterparts worldwide claiming priority therefrom;

“Permitted Encumbrances” means (a) Encumbrances for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS or GAAP, as applicable; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Encumbrances arising or incurred in the Ordinary Course in respect of amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) rights of any third parties that are party to or hold an interest in any Contract to which the Company or any of its Subsidiaries is a party; (d) all matters of record, including defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or Encumbrances that do not materially interfere with the present use of the Leased Real Property, (e) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrances thereon, (ii) any Encumbrances permitted under the Company Lease, and (iii) any Encumbrances encumbering the real property of which the Leased Real Property is a part, (iv) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property granted to customers or suppliers of the Company or any of its Subsidiaries in the Ordinary Course and consistent with past practice, (g) Ordinary Course purchase money Encumbrances and Encumbrances securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Encumbrances arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (i) reversionary rights in favor of landlords under any Company Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, and (j) any other Encumbrances that have been incurred or suffered in the Ordinary Course and do not materially impair the existing use of the property affected by such Encumbrance;

“Permitted Equity Financing” means purchases of PubCo Common Shares or PubCo ADSs on the Closing Date and immediately prior to the Closing by one or more investors pursuant to Section 9.7;

“Permitted Equity Financing Proceeds” means cash proceeds to be funded by investors participating in the Permitted Equity Financing immediately prior to or concurrently with the Closing to PubCo pursuant to the Permitted Equity Subscription Agreements;

“Permitted Equity Subscription Agreement” means a subscription agreement executed by an investor, SPAC and PubCo after the date hereof pursuant to which such investor has agreed to purchase for cash PubCo Common Shares from PubCo on the Closing Date and immediately prior to the Closing pursuant to Section 9.7;

“Person” means any individual, firm, corporation, company, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind;

“Personal Data” has the meaning given to the term “personal data,” “personal information” or other similar term by applicable Laws and shall also include (a) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including, to the extent constituting or comprising the foregoing, name, street address, telephone number, email address, photograph, social security number, government-issued ID number, customer or account number, health information, financial information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; or (b) all other data or information that is otherwise protected by any applicable Laws;

“Plan of Merger” means the plan of merger substantially in the form attached hereto as Exhibit B and any amendment or variation thereto made in accordance with the provisions of the Cayman Act and the terms thereof;

“Pre-Merger Contribution” means a series of transactions prescribed in Section 3.3(c);

“Pre-Merger Reorganization” means (i) a series of transactions (including the Share Exchange) prescribed in the Pre-Merger Reorganization Schedule and (ii) the Pre-Merger Contribution;

“Price per Share” means the Equity Value divided by the Fully-Diluted Company Shares;

“Privacy Laws” means all applicable Laws concerning the Processing of Personal Data, including incident reporting and Security Incident notifying requirements, and including the APPI;

“Process,” “Processing” or “Processed” means, with respect to Personal Data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, encryption, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, erasure or destruction of such Personal Data;

“Prohibited Person” means any Person that is (a) organized under the laws of, or resident in, any U.S. embargoed or restricted country (which, as of the date of this Agreement, includes Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine), (b) included on any Sanctions-related list of blocked or designated parties (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified List; the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; or any list of Persons subject to Sanctions issued by the United Nations Security Council, HM Treasury of the United Kingdom, and the European Union and its member states); (c) owned fifty percent or more, directly or indirectly, by a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; (d) is a Person acting in his or her official capacity as a director, officer, employee, or agent of a Person included on any Sanctions-related list of blocked or designated parties, as described in clause (b) above; or (e) a Person with whom business transactions, including exports and imports, are otherwise restricted by Sanctions, including, in each clause above, any updates or revisions to the foregoing and any newly published rules;

“Proxy/Registration Statement” means a registration statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by PubCo under the Securities Act relating to the Transactions and containing a proxy statement of SPAC with respect to the SPAC Shareholders’ Meeting and the Transactions to be used for the purpose of soliciting proxies from SPAC Shareholders to approve the Transaction Proposals;

“PubCo ADS” means an American depositary share of PubCo duly and validly issued against the deposit of an underlying PubCo Common Share deposited with the Depositary Bank in accordance with the Deposit Agreement;

“PubCo Charter” means the amended and restated articles of incorporation of PubCo in substantially the form attached hereto as Exhibit C;

“PubCo Common Shares” means common shares of PubCo, as further described in the PubCo Charter;

“PubCo Exchange Shares” has the meaning ascribed to it in the Pre-Merger Reorganization Schedule;

“PubCo Series 1 Warrant” means a warrant (i.e., a stock acquisition right under the Japan Act) issued by PubCo to purchase PubCo Common Shares in the form of PubCo ADSs, pursuant to the terms and conditions of the PubCo Warrant Agreement and the PubCo Series 1 Warrant Terms;

“PubCo Series 1 Warrant Terms” means the terms and conditions governing the PubCo Series 1 Warrants, annexed to the PubCo Warrant Agreement as Exhibit 1 and in substantially the form attached hereto as Exhibit D;

“PubCo Series 2 Warrant” means a warrant (i.e., a stock acquisition right under the Japan Act) issued by PubCo to purchase PubCo Common Shares in the form of PubCo ADSs, pursuant to the terms and conditions of the PubCo Warrant Agreement and the PubCo Series 2 Warrant Terms;

“PubCo Series 2 Warrant Terms” means the terms and conditions governing the PubCo Series 2 Warrants, annexed to the PubCo Warrant Agreement as Exhibit 2 and in substantially the form attached hereto as Exhibit E;

“PubCo Warrant” means a PubCo Series 1 Warrant or a PubCo Series 2 Warrant, as applicable;

“PubCo Warrant Terms” means, collectively, the PubCo Series 1 Warrant Terms and the PubCo Series 2 Warrant Terms;

“Redeeming SPAC Shares” means SPAC Ordinary Shares in respect of which the eligible (as determined in accordance with the SPAC Charter) holder thereof has validly exercised (and not validly revoked, withdrawn or lost) his, her or its SPAC Shareholder Redemption Right;

“Registered IP” means Owned IP issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority;

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates;

“Required Governmental Authorization” means all material franchises, approvals, permits, consents, qualifications, certifications, authorizations, licenses, orders, registrations, certificates, variances or other similar permits, rights and all pending applications therefor from or with the relevant Governmental Authority required to operate the business of the Company and any of its Subsidiaries, as currently conducted, in accordance with applicable Laws;

“Sanctions” means those trade, economic and financial sanctions and export controls laws, regulations, embargoes, and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the United States Commerce Department’s Denied Parties List, Entity List, and Unverified Lists, the U.S. Department of Treasury’s Specially Designated Nationals and Blocked Persons List, Specially Designated Narcotics Traffickers List, or Specially Designated Terrorists List, Specially Designated Global Terrorists List, or the Annex to Executive Order No. 13224, and the Department of State’s Debarred List), (b) the European Union and its member states, (c) the United Nations Security Council, (d) His Majesty’s Treasury of the United Kingdom and (e) any other similar trade, economic and financial sanctions administered by a Governmental Authority;

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended;

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Security Incident” means any actual, alleged or reasonably suspected data breach, ransomware or other security incident or Event that results in, has resulted in, or is reasonably suspected to have resulted in the corruption or loss, or accidental, unauthorized or unlawful destruction, alteration or disclosure of, or access to or use of, any Personal Data or other Business Data or any Company Systems;

“Share Exchange” has the meaning ascribed to it in the Pre-Merger Reorganization Schedule;

“Share Exchange Agreement” means the share exchange agreement to be entered into by and between the Company and PubCo pursuant to the Japan Act regarding the Share Exchange;

“Share Exchange Effective Time” means such date and time where the Share Exchange becomes effective as provided in the Share Exchange Agreement, or such other date and time mutually agreed in writing by the Company and SPAC;

“Software” means all software, data, and databases, together with object code, source code, firmware, and embedded versions thereof, and documentation related thereto, together with intellectual property, industrial property and proprietary rights in and to any of the foregoing;

“SPAC Accounts Date” means September 30, 2021;

“SPAC Acquisition Proposal” means: (a) any, direct or indirect, acquisition, merger, domestication, reorganization, business combination, “initial business combination” under the SPAC Prospectus or similar transaction, in one transaction or a series of transactions, involving SPAC or involving all or a material portion of the assets, Equity Securities or businesses of SPAC (whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (b) any equity or similar investment in SPAC or any of its controlled Affiliates; in each case, other than the Transactions;

“SPAC Charter” means the Amended and Restated Memorandum and Articles of Association of SPAC, adopted pursuant to a special resolution passed on November 26, 2021 and effective on December 16, 2021;

“SPAC Class A Ordinary Shares” means Class A ordinary shares of SPAC, par value US$0.0001 per share, as further described in the SPAC Charter;

“SPAC Class B Conversion” means the automatic conversion of each SPAC Class B Ordinary Share into one (1) SPAC Class A Ordinary Share, in accordance with the terms of the SPAC Charter;

“SPAC Class B Ordinary Shares” means Class B ordinary shares of SPAC, par value US$0.0001 per share, as further described in the SPAC Charter;

“SPAC Extension Option” means the “extension option”, as such term defined in the “Summary” section of the SPAC Prospectus, which is exercisable by the Sponsor pursuant to the SPAC Charter, to extend the Business Combination Deadline by an additional three (3) months each time for up to two (2) times, subject to the terms and conditions provided therein;

“SPAC Extension Proposal” means the adoption and approval of the amendments to the SPAC Charter to extend the Business Combination Deadline, on such terms as determined at the sole discretion of SPAC;

“SPAC Knowledge Parties” means the individuals listed on Section 1.1 of the SPAC Disclosure Letter;

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and Liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections, (f) any Events that are cured by SPAC prior to the Closing, (g) the announcement of this Agreement and the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on the SPAC’s relationships, contractual or otherwise, with any Governmental Authority, third parties or other Person, (h) the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right, the number of Dissenting SPAC Shares or the failure to obtain SPAC Shareholders’ Approval or (i) any change in the trading price or volume of the SPAC Units, SPAC Ordinary Shares or SPAC Warrants (provided that the underlying causes of such changes referred to in this clause (i) may be considered in determining whether there is a SPAC Material Adverse Effect except to the extent such cause is within the scope of any other exception within this definition); provided, however, that in the case of each of clauses (b), (d) and (e), any such Event to the extent it disproportionately affects SPAC relative to other special purpose acquisition companies shall not be excluded from the determination of whether there has been, or would reasonably be expected to have, a SPAC Material Adverse Effect. Notwithstanding the foregoing, with respect to SPAC, the number of SPAC Shareholders who exercise their SPAC Shareholder Redemption Right or the failure to obtain SPAC Shareholders’ Approval shall not be deemed to be a SPAC Material Adverse Effect;

“SPAC Net Tangible Assets Proposal” means the approval by SPAC Shareholders of the amendments to the SPAC Charter to remove the SPAC Net Tangible Assets Requirement;

“SPAC Net Tangible Assets Requirement” means certain requirements that SPAC shall have at least US$5,000,001 of net tangible assets pursuant to Article 49.2(b), Article 49.4, Article 49.5 and Article 49.8 of the SPAC Charter in effect as of the date hereof;

“SPAC Ordinary Shares” means, collectively, SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares;

“SPAC Preference Shares” means preference shares of SPAC, par value $0.0001 per share, as further described in the SPAC Charter;

“SPAC Private Placement Warrants” means, collectively, the SPAC Warrants acquired by the Sponsor pursuant to that certain Private Placement Warrants Purchase Agreement dated as of December 16, 2021 by and between SPAC and the Sponsor;

“SPAC Public Warrants” means all outstanding and unexercised warrants, other than SPAC Private Placement Warrants, issued by SPAC to acquire SPAC Class A Ordinary Shares;

“SPAC Related Party” means (a) the Sponsor and (b) any director, officer or Affiliate of SPAC or the Sponsor;

“SPAC Securities” means, collectively, the SPAC Shares and the SPAC Warrants;

“SPAC Shareholder” means any holder of any SPAC Shares;

“SPAC Shareholder Redemption Amount” means the aggregate amount payable with respect to all Redeeming SPAC Shares;

“SPAC Shareholder Redemption Right” means the right of an eligible (as determined in accordance with the SPAC Charter) holder of SPAC Ordinary Shares to redeem all or a portion of the SPAC Ordinary Shares held by such holder as set forth in the SPAC Charter in connection with the Transaction Proposals and/or any SPAC Extension Proposal;

“SPAC Shareholders’ Approval” means the vote of SPAC Shareholders required to approve the Transaction Proposals, as determined in accordance with applicable Laws and the SPAC Charter;

“SPAC Shares” means the SPAC Ordinary Shares and SPAC Preference Shares;

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC, Sponsor or their respective Affiliates (whether or not billed or accrued for) (a) as a result of or in connection with the negotiation, documentation and consummation of the Transactions or (b) otherwise in connection with any business activities and operations of SPAC consistent with its final prospectus, dated as of December 16, 2021 and filed with the SEC on December 20, 2021 (Registration No. 333-261440), including (i) the Extension Expenses, (ii) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (iii) any Working Capital Loans, (iv) all amounts payable by SPAC pursuant to the letter agreement dated as of December 16, 2021 by and between SPAC and the Sponsor and (v) any and all filing fees to the Governmental Authorities in connection with the Transactions (including (1) fees and expenses incurred in connection with SPAC’s ongoing reporting obligations under the Exchange Act and (2) the printing and mailing costs associated with the distribution of the Proxy/Registration Statement to the SPAC shareholders); provided that SPAC shall only be responsible for fifty percent (50%) of all printer fees, costs and expenses of Toppan Merrill LLC for the preparation of the Proxy/Registration Statement and any Transactions-related filings to be made by SPAC or PubCo with the SEC;

“SPAC Unit” means the units issued by SPAC in the IPO and the exercise of the underwriters’ overallotment option each consisting of one SPAC Class A Ordinary Share and one-half of a SPAC Warrant;

“SPAC Warrant” means a SPAC Public Warrant or a SPAC Private Placement Warrant, as applicable;

“SPAC Warrant Agreement” means the Warrant Agreement, dated as of December 16, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, a limited purpose trust company, as warrant agent;

“Sponsor” means AP Sponsor LLC, a Cayman Islands limited liability company;

“Subsidiary” means, with respect to a specified Person, any other Person Controlled, directly or indirectly, by such specified Person and, in case of a limited partnership, limited liability company or similar entity, such Person is a general partner or managing member and has the power to direct the policies, management and affairs of such Person, respectively;

“Tax” or “Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, abandoned and unclaimed property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto;

“Tax Returns” means all U.S. federal, state, local, provincial and non-U.S. returns, declarations, computations, notices, statements, claims, reports, schedules, forms and information returns, including any attachment thereto or amendment thereof, required or permitted to be supplied to, or filed with, a Governmental Authority with respect to Taxes;

“Trade Secrets” means all trade secrets and other confidential or proprietary information, know-how and other inventions, processes, models, methodologies and all other information that derives economic value (actual or potential) from not being generally known to other persons who can obtain economic value from its disclosure or use;

“Trademarks” means trade names, logos, trademarks, service marks, service names, trade dress, company names, collective membership marks, certification marks, slogans, domain names, social media handles, toll-free numbers, and other indicia of origin or quality, whether or not registerable as a trademark in any given country, together with registrations and applications therefor, and the goodwill associated with any of the foregoing;

“Transaction Documents” means, collectively, this Agreement, the Share Exchange Agreement, the Permitted Equity Subscription Agreements, the Sponsor Support Agreement, the Shareholder Support Agreement, the Shareholder Lock-up Agreement, the Registration Rights Agreement, the Assignment and Assumption Agreement, the PubCo Warrant Agreement (including the PubCo Warrant Terms), the Merger Filing Documents and any other agreements, documents or certificates entered into or delivered pursuant hereto or thereto, and the expression “Transaction Document” means any one of them;

“Transaction Proposals” means the adoption and approval of each proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the Transactions, including unless otherwise agreed upon in writing by SPAC and the Company: (i) the approval and authorization of this Agreement and the Transactions as a Business Combination, (ii) the approval and authorization of the Merger and the Plan of Merger, (iii) the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting, if necessary, to permit further solicitation and vote of proxies because there are not sufficient votes to approve and adopt any of the foregoing or in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right, (iv) the SPAC Net Tangible Assets Proposal and (v) the adoption and approval of each other proposal that NYSE or the SEC (or staff members thereof) indicates (x) are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto and (y) are required to be approved by the SPAC Shareholders in order for the Closing to be consummated;

“Transactions” means, collectively, the Pre-Merger Reorganization, the Merger and each of the other transactions contemplated by this Agreement or any of the other Transaction Documents;

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions;

“Union” means any union, works council, labor organization or other employee representative body;

“U.S.” means the United States of America; and

“Working Capital Loan” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor, or any of SPAC’s officers or directors, and evidenced by one or more promissory notes, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2.      Construction.

(a)            Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; (ix) the word “will” shall be construed to have the same meaning as the word “shall”; (x) unless the context otherwise clearly indicates, each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form; (xi) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (xii) references to “written” or “in writing” include in electronic form; and (xiii) a reference to any Person includes such Person’s predecessors, successors and permitted assigns.

(b)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)            References to “US$”, “dollar”, or “cents” are to the lawful currency of the United States of America.

(d)            References to “JPY” or “yen” are to the lawful currency of Japan.

(e)            Whenever this Agreement refers to a number of days or months, such number shall refer to calendar days or months unless Business Days are expressly specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f)            All accounting terms used in this Agreement and not expressly defined in this Agreement shall have the meanings given to them under GAAP (with respect to SPAC) and IFRS (with respect to the Company or any of its Subsidiaries).

(g)            Unless the context of this Agreement otherwise requires, references to SPAC with respect to periods following the Merger Effective Time shall be construed to mean the Surviving Corporation and vice versa.

(h)            The table of contents and the section and other headings and subheadings contained in this Agreement and the Exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement or any Exhibit hereto.

(i)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(j)            Capitalized terms used in the Exhibits and the Disclosure Letter and not otherwise defined therein have the meanings given to them in this Agreement.

(k)            With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

Article II

PRE-MERGER REORGANIZATION

Section 2.1.      The Share Exchange and Pre-Merger Reorganization. Prior to the Merger Effective Time, each of the Company, PubCo and Merger Sub shall implement or cause to be implemented the Pre-Merger Reorganization (including the Share Exchange) at such time and in such order and manner prescribed by Section 2.1 of the Company Disclosure Letter (the “Pre-Merger Reorganization Schedule”), unless otherwise mutually agreed in writing by the Company and SPAC.

Section 2.2.      Effect of the Pre-Merger Reorganization.

(a)            From and after the Share Exchange Effective Time and before the Merger Effective Time, the effect of the Pre-Merger Reorganization shall be as provided in this Agreement (including the Pre-Merger Reorganization Schedule) and the applicable provisions of the Japan Act. Without limiting the generality of the foregoing, and subject thereto, at the Share Exchange Effective Time, (i) each Company Share issued and outstanding immediately prior to the Share Exchange Effective Time shall be exchanged for such fraction of a newly issued PubCo Common Share (in certificated form and credited as fully paid and free of all Encumbrance) that is equal to the Exchange Ratio, without interest, subject to rounding pursuant to Section 2.2(b); (ii) each Company Option issued and outstanding immediately prior to the Share Exchange Effective Time shall be exchanged for an option to purchase such fraction of PubCo Common Shares that is equal to the Exchange Ratio; and (iii) the Company Shareholders immediately before the Share Exchange Effective Time shall become holders of the PubCo Exchange Shares, and the Company shall become a direct, wholly-owned subsidiary of PubCo; provided that, at or as soon as practicable after the Merger Effective Time, all the PubCo Exchange Shares held by each former Company Shareholder who has elected to receive the corresponding PubCo ADSs in lieu of the PubCo Exchange Shares (such election to include (x) consent and authorization for any Person reasonably designated by PubCo and the Depositary Bank from time to time to take all necessary actions to effect such delivery of PubCo ADSs following the deposit of the underlying PubCo Exchange Shares and (y) provision of such former Company Shareholder’s information that is necessary to effect the delivery of the corresponding PubCo ADSs to such former Company Shareholder) shall be transferred and deposited to the Depositary Bank’s Custodian for purposes of issuing such PubCo ADS in accordance with Section 3.3(d) (the Company Shareholders so electing to receive PubCo ADSs, the “Company Shareholder PubCo ADS Recipients”, and the aggregate PubCo ADSs issued to the Company Shareholders in connection with the Share Exchange, collectively, the “PubCo ADS Share Exchange Consideration”).

(b)            Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Common Share will be issued by virtue of the Share Exchange, and each Person who would otherwise be entitled to a fraction of a PubCo Common Share (after aggregating all fractional shares of the applicable class of PubCo Common Shares that otherwise would be received by such holder) shall instead have the number of PubCo Common Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Common Share of such class.

Article III

MERGER; CLOSING; ADS FACILITY

Section 3.1.      The Merger.

(a)            Closing of the Merger. Subject to Section 3.1(b), on the first date on which all conditions set forth in Article X that are required hereunder to be satisfied on or prior to the Closing shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other time or in such other manner as shall be agreed upon by SPAC and the Company in writing, the closing of the Merger (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 12.9. At the Closing, Merger Sub shall merge with and into SPAC, with SPAC being the surviving company in the Merger (the day on which the Closing occurs, the “Closing Date”). On the Closing Date, PubCo, SPAC and Merger Sub shall execute and cause to be filed with the Registrar of Companies of the Cayman Islands, the Plan of Merger (substantially in the form attached hereto as Exhibit B) and such other documents as may be required in accordance with the applicable provisions of the Cayman Act or by any other applicable Laws to make the Merger effective (collectively, the “Merger Filing Documents”). The Merger shall become effective at the time when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands or at such later time permitted by the Cayman Act as may be agreed by Merger Sub and SPAC in writing and specified in the Plan of Merger (the “Merger Effective Time”).

(b)            Notice to SPAC Shareholders Delivering Written Objection. If any SPAC Shareholder gives to SPAC, before the SPAC Shareholders’ Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:

(i)            SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection; and

(ii)            unless SPAC and the Company elect by agreement in writing to waive this Section 3.1(b)(ii), no party shall be obligated to commence the Closing, and the Plan of Merger shall not be filed with the Registrar of Companies of the Cayman Islands until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3.

(c)            Effect of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, Liabilities and duties of SPAC as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by SPAC of any and all agreements, covenants, duties and obligations of SPAC and Merger Sub set forth in this Agreement and the other Transaction Documents to which SPAC or Merger Sub is a party, and SPAC shall thereafter exist as a wholly-owned subsidiary of PubCo and the separate corporate existence of Merger Sub shall cease to exist.

(d)            Organizational Documents of the Surviving Corporation. At the Merger Effective Time, the SPAC Charter, as in effect immediately prior to the Merger Effective Time, shall be amended and restated to read in their entirety in the form of the amended and restated memorandum and articles of association of the Surviving Corporation attached hereto as Exhibit F (the “Amended Surviving Corporation Charter”), and, as so amended and restated, shall be the memorandum and articles of association of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and the Cayman Act.

(e)            Directors and Officers of PubCo. At the Merger Effective Time,

(i)            the existing directors and corporate auditors (if any) of PubCo (except for any director or corporate auditor who is designated in accordance with Section 8.4(a) and Section 8.4(b) of this Agreement if he or she is a director or corporate auditor of PubCo immediately prior to the Merger Effective Time) shall cease to hold office, and the board of directors and the board of corporate auditors of PubCo shall consist of such directors and corporate auditors nominated and appointed in accordance with Section 8.4(a) and Section 8.4(b) of this Agreement, each to hold office in accordance with the PubCo Charter until they are removed or resign in accordance with the PubCo Charter or until their respective successor is duly elected or appointed and qualified; and

(ii)            the existing officers (if any) of PubCo (except for any officer who is designated in accordance with Section 8.4(c) of this Agreement if he or she is an officer of PubCo immediately prior to the Merger Effective Time) shall cease to hold office and the initial officers of PubCo from the Merger Effective Time shall be appointed in accordance with Section 8.4(c) of this Agreement, each to hold office in accordance with the PubCo Charter until they are removed or resign in accordance with the PubCo Charter or until their respective successor is duly elected or appointed and qualified.

(f)            Directors and Officers of the Surviving Corporation. At the Merger Effective Time, each of the directors and officers of SPAC shall cease to hold office, and the board of directors and officers of the Surviving Corporation shall be appointed as determined by the Company, each to hold office in accordance with the Organizational Documents of the Surviving Corporation until they are removed or resign in accordance with the Articles of the Surviving Corporation or until their respective successors are duly elected or appointed and qualified.

(g)            Effect of the Merger on Issued Securities of SPAC and Merger Sub. At the Merger Effective Time, by virtue of and as part of the agreed consideration for the Merger and without any further action (save as set out in this Section 3.1(g)) on the part of any party hereto or the holders of securities of SPAC or Merger Sub:

(i)            SPAC Units. Each SPAC Unit issued and outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SPAC Class A Ordinary Share and one-half of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit (the “Unit Separation”), provided that no fractional SPAC Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Warrant upon the Unit Separation, the number of SPAC Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Warrants. The underlying SPAC Securities held or deemed to be held following the Unit Separation shall be converted in accordance with the applicable terms of this Section 3.1(g).

(ii)            SPAC Ordinary Shares.

(1)            On the Closing Date, immediately prior to the Merger Effective Time (but in any event after completion of the Pre-Merger Reorganization), the SPAC Class B Conversion shall be effected. Following the SPAC Class B Conversion, each SPAC Class B Ordinary Share shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of SPAC Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities.

(2)            Immediately following the separation of each SPAC Unit in accordance with Section 3.1(g)(i), each SPAC Class A Ordinary Share (which, for the avoidance of doubt, shall include the SPAC Class A Ordinary Shares held as a result of the Unit Separation and any SPAC Class A Ordinary Shares issued as a result of the SPAC Class B Conversion) issued and outstanding immediately prior to the Merger Effective Time (other than any SPAC Shares referred to in Section 3.1(g)(iv), Redeeming SPAC Shares and Dissenting SPAC Shares) shall automatically be cancelled and cease to exist in exchange for the right to receive one PubCo ADS (the “Per Share PubCo ADS Merger Consideration”, and all PubCo ADSs issued to holders of SPAC Ordinary Shares in connection with the Merger, collectively, the “PubCo ADS Merger Consideration”). As of the Merger Effective Time, each SPAC Shareholder shall cease to have any other rights in and to such SPAC Shares, except as expressly provided herein.

(iii)            SPAC Warrants. (A) Each SPAC Public Warrant (which, for the avoidance of doubt, includes the SPAC Warrants held as a result of the Unit Separation) outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 1 Warrant; and (B) each SPAC Private Placement Warrant outstanding immediately prior to the Merger Effective Time shall automatically cease to exist in exchange for a PubCo Series 2 Warrant. Subject to the Japan Act, each PubCo Series 1 Warrant and each PubCo Series 2 Warrant shall continue to have and be subject to substantially the same terms and conditions as were applicable to a SPAC Public Warrant and a SPAC Private Placement Warrant immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), respectively, in each case in accordance with the provisions of the PubCo Warrant Agreement and the relevant PubCo Warrant Terms.

(iv)            SPAC Treasury Shares. Notwithstanding Section 3.1(g)(ii) above or any other provision of this Agreement to the contrary, if there are any SPAC Shares that are owned by SPAC as treasury shares or any SPAC Shares owned by any direct or indirect Subsidiary of SPAC immediately prior to the Merger Effective Time, such SPAC Shares shall automatically be cancelled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(v)            Redeeming SPAC Shares. Each Redeeming SPAC Share issued and outstanding immediately prior to the Merger Effective Time shall automatically be cancelled and cease to exist and shall thereafter represent only the right to be paid a pro rata share of the SPAC Shareholder Redemption Amount in accordance with the SPAC Charter.

(vi)            Dissenting SPAC Shares. Each Dissenting SPAC Share issued and outstanding immediately prior to the Merger Effective Time held by a Dissenting SPAC Shareholder shall automatically be cancelled and cease to exist in accordance with Section 3.5(a) and shall thereafter represent only the right to be paid the fair value of such Dissenting SPAC Share and such other rights as are granted by the Cayman Act.

(vii)            Merger Sub Shares. All Merger Sub Shares issued and outstanding immediately prior to the Merger Effective Time shall automatically be converted into one validly issued, fully paid and non-assessable ordinary share of the Surviving Corporation, which ordinary share shall constitute the only issued and outstanding share in the capital of the Surviving Corporation.

Section 3.2.      Closing Deliverables.

(a)	At the Closing,

(i)	PubCo shall deliver or cause to be delivered to SPAC,

(1)            evidence of the appointment of the SPAC Director as a director on the board of directors of PubCo, effective as of the Merger Effective Time;

(2)            the Assignment and Assumption Agreement duly executed by PubCo and the PubCo Warrant Agent;

(3)            the PubCo Warrant Agreement duly executed by PubCo and the PubCo Warrant Agent; and

(4)            the Registration Rights Agreement duly executed by PubCo and the Company Holders (as defined therein);

(ii)	SPAC shall deliver or cause to be delivered to PubCo,

(1)            the Assignment and Assumption Agreement duly executed by SPAC and Continental; and

(2)            the Registration Rights Agreement duly executed by the Sponsor and other SPAC Holders (as defined therein);

(iii)	the Surviving Corporation (as the surviving company in the Merger) shall:

(1)            cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered;

(2)            pay, or cause the Trustee to pay at the direction and on behalf of the Surviving Corporation, by wire transfer of immediately available funds from the Trust Account (A) as and when due all amounts payable on account of the SPAC Shareholder Redemption Amount to former SPAC Shareholders pursuant to their exercise of the SPAC Shareholder Redemption Right, (B) all accrued and unpaid SPAC Transaction Expenses and, at the election of the Company, certain or all accrued and unpaid Company Transaction Expenses, each as set forth on a written statement to be delivered to PubCo by or on behalf of the Company and SPAC, respectively, not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, and (C) immediately thereafter, all remaining amounts then available in the Trust Account (if any) (the “Remaining Trust Fund Proceeds”) to a bank account designated by the Surviving Corporation for its immediate use, subject to this Agreement and the Trust Agreement; and

(3)            thereafter, terminate the Trust Account, except as otherwise provided in the Trust Agreement; and

(iv)            PubCo shall deliver or cause to be delivered to the Depositary Bank opinions of its U.S. and Japanese counsel that are reasonably satisfactory in form and substance to the Depositary Bank.

(b)            If a bank account of PubCo or any of its Subsidiaries is designated by the Surviving Corporation under Section 3.2(a)(iii)(2), the payment of the Remaining Trust Fund Proceeds to such bank account may be treated as (i) an advance from the Surviving Corporation to PubCo or such Subsidiary of PubCo, and/or (ii) a dividend from the Surviving Corporation to PubCo, in each case, as determined by the Surviving Corporation in its sole discretion, subject to applicable Laws.

Section 3.3.      Establishment of ADS Facility; Distribution of PubCo ADS Share Exchange Consideration and PubCo ADS Merger Consideration.

(a)            Prior to the Share Exchange Effective Time, PubCo shall cause a sponsored American depositary share (“ADS”) facility for the PubCo Common Shares (the “ADS Facility”) to be established with a reputable bank reasonably acceptable to SPAC (provided, for the avoidance of doubt, that The Bank of New York Mellon is acceptable to SPAC) (such bank or any successor depositary bank, the “Depositary Bank”) for the purpose of issuing the PubCo ADSs, including (1) entering into a customary deposit agreement with the Depositary Bank (the “Deposit Agreement”), in form and substance reasonably acceptable to SPAC, (2) establishing the ADS Facility, to be effective as of the Share Exchange Effective Time, and (3) filing with the SEC a registration statement on Form F-6 relating to the registration under the Securities Act for the issuance of the PubCo ADSs. PubCo shall use its reasonable best efforts to cause the Depositary Bank to prepare and file such Form F-6 with the SEC prior to or in conjunction with the declaration of the effectiveness of the Proxy/Registration Statement by the SEC.

(b)            SPAC shall, as promptly as possible following the final determination of such number, notify PubCo in writing of (i) the number of the Redeeming SPAC Shares and (ii) a good faith estimate of the number of PubCo Warrants (the “PubCo Contributed Warrants”) to be distributed to the holders of SPAC Warrants pursuant to Section 3.1(g)(iii) (such holders, the “PubCo Warrant Recipients”).

(c)            PubCo shall, as soon as practicable upon receipt of such notification from SPAC pursuant to Section 3.3(b) and in any event prior to the Share Exchange Effective Time, allot and issue, or cause to be allotted and issued, to the Merger Sub, (i) credited as fully paid and free of all Encumbrance, a number of PubCo Common Shares in certificated form (the “SPAC Shareholder PubCo Contributed Shares”) equal to the aggregate number of PubCo ADSs to be issued to the holders of SPAC Ordinary Shares pursuant to Section 3.1(g)(ii)(2) (such holders, the “SPAC Shareholder PubCo ADS Recipients”), and (ii) a number of PubCo Warrants equal to the aggregate number of the PubCo Contributed Warrants.

(d)            At or as soon as practicable after the Merger Effective Time, PubCo shall transfer and deposit or cause to be transferred and deposited all PubCo Exchange Shares held by the Company Shareholder PubCo ADS Recipients to the Depositary Bank’s Custodian and instruct the Depositary Bank to register and deliver the PubCo ADSs representing such PubCo Common Shares in accordance with this Agreement; provided, that PubCo shall deliver to the Depositary Bank its written consent to the delivery of PubCo ADSs representing any of those PubCo Common Shares that are Restricted Securities (as defined in the Deposit Agreement), which consent will be subject to the conditions that those PubCo ADSs will not be eligible for holding through DTC and will be subject to a legend describing the applicable transfer restrictions.

(e)            Upon issuance by PubCo of the SPAC Shareholder PubCo Contributed Shares and the PubCo Contributed Warrants pursuant to Section 3.3(c), Merger Sub (or, following the Merger Effective Time, the Surviving Corporation) shall:

(i)            hold all such SPAC Shareholder PubCo Contributed Shares for the benefit of the SPAC Shareholder PubCo ADS Recipients and, at or as soon as practicable after the Merger Effective Time, transfer and deposit or cause to be transferred and deposited all SPAC Shareholder PubCo Contributed Shares to the Depositary Bank’s Custodian and instruct the Depositary Bank to register and deliver the PubCo ADSs representing such PubCo Common Shares in accordance with this Agreement; provided, that PubCo shall deliver to the Depositary Bank its written consent to the delivery of PubCo ADSs representing any of those PubCo Common Shares that are Restricted Securities (as defined in the Deposit Agreement), which consent will be subject to the conditions that those PubCo ADSs will not be eligible for holding through DTC and will be subject to a legend describing the applicable transfer restrictions; and

(ii)            hold all such PubCo Contributed Warrants for the benefit of the PubCo Warrant Recipients and, as soon as practicable and in any event prior to the Merger Effective Time, transfer or cause to be transferred all PubCo Contributed Warrants to the PubCo Warrant Agent.

(f)            Immediately after the Merger Effective Time,

(i)            each SPAC Shareholder PubCo ADS Recipient shall be entitled to receive, in exchange for each automatically cancelled SPAC Share, the Per Share PubCo ADS Merger Consideration, and the Surviving Corporation shall instruct the Depositary Bank to distribute the PubCo ADSs comprising the PubCo ADS Merger Consideration to the SPAC Shareholder PubCo ADS Recipients in accordance with the Plan of Merger and this Agreement (including Section 3.1(g)(ii)); and

(ii)            each PubCo Warrant Recipient shall, upon receipt by the PubCo Warrant Agent of PubCo Contributed Warrants from Merger Sub in accordance with Section 3.3(e)(ii), be entitled to receive in exchange therefor, one PubCo Warrant in respect of each SPAC Warrant so represented, and the PubCo Warrant Agent shall distribute the PubCo Warrants to the PubCo Warrant Recipients in accordance with the Plan of Merger and this Agreement (including Section 3.1(g)(iii)).

(g)            At or prior to the Merger Effective Time, PubCo shall take all corporate actions necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the PubCo Warrants remain outstanding, a sufficient number of PubCo Common Shares for delivery to the Depositary Bank’s Custodian upon the exercise of such PubCo Warrants. From and after the Merger Effective Time, upon any exercise of the PubCo Warrants by any holder thereof (each an “Exercising Warrantholder”), PubCo will, in accordance with the PubCo Warrant Agreement, allot and issue, or cause to be allotted and issued, and deliver to the Depositary Bank’s Custodian a number of the PubCo Common Shares in certificated form underlying such exercised PubCo Warrants, and instruct the Depositary Bank to register and deliver the corresponding PubCo ADSs to the PubCo Warrant Agent, and, upon receipt of such PubCo ADSs, the PubCo Warrant Agent shall distribute such corresponding PubCo ADSs to such Exercising Warrantholder.

(h)            The PubCo ADSs (other than the PubCo ADSs representing those PubCo Common Shares that are Restricted Securities (as defined in the Deposit Agreement)) shall be accepted into the DTC, and each of the SPAC Shareholder PubCo ADS Recipients, Company Shareholder PubCo ADS Recipients and Exercising Warrantholders that holds PubCo ADSs through the DTC will receive a security entitlement in the number of PubCo ADSs that such holder has the right to receive pursuant to this Agreement, the PubCo Warrant Agreement and the PubCo Warrant Terms (as applicable). The Depositary Bank will hold the PubCo Common Shares held by it from time to time in accordance with the terms of the Deposit Agreement, and holders of PubCo ADSs will have the rights with respect to those shares that are specified in the Deposit Agreement.

(i)            To the extent that the number of PubCo Contributed Warrants exceeds the number of PubCo Warrants actually distributed to the PubCo Warrant Recipients in accordance with the Plan of Merger and this Agreement (including Section 3.1(g)(iii) and Section 3.3(f)(ii)), the Surviving Corporation shall transfer to PubCo, and PubCo shall cancel upon such transfer, all of such excessive PubCo Warrants for nil consideration.

(j)            From and after the Merger Effective Time, there shall be no further registration of transfers of SPAC Shares thereafter on the records of SPAC. If, after the Merger Effective Time, any SPAC Shares are presented to PubCo, the Surviving Corporation or the Depositary Bank for any reason, they shall be cancelled and exchanged for the applicable portion of the PubCo ADS Merger Consideration with respect thereto in accordance with the procedures set forth in, or as otherwise contemplated by, this Article III.

Section 3.4.           Further Assurances. If, at any time after the Merger Effective Time, any further action is necessary, proper or advisable to carry out the purposes of this Agreement, PubCo, the Surviving Corporation and the Company (or their respective designees) shall take all such actions as are necessary, proper or advisable under applicable Laws, so long as such action is consistent with and for the purposes of implementing the provisions of this Agreement.

Section 3.5.           Dissenter’s Rights.

(a)            Subject to Section 3.1(b)(ii) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by SPAC Shareholders who shall have validly exercised their dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights (the “Dissenting SPAC Shares”, and the holders of such Dissenting SPAC Shares being the “Dissenting SPAC Shareholders”) shall not be converted into, and such Dissenting SPAC Shareholders shall have no right to receive, the applicable portion of the PubCo ADS Merger Consideration unless and until such Dissenting SPAC Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any SPAC Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall cease to be Dissenting SPAC Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable portion of the PubCo ADS Merger Consideration, without any interest thereon in accordance with Section 3.1(g)(ii).

(b)            Prior to the Closing, SPAC shall give PubCo and the Company (i) prompt notice of any demands for dissenters’ rights received by SPAC from SPAC Shareholders and any withdrawals of such demands and (ii) the opportunity to partake in all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Act. SPAC shall not, except with the prior written consent of the Company, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SPAC Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

Section 3.6.            Withholding. Each of the Company, PubCo, SPAC, Merger Sub and the Surviving Corporation (and their respective Affiliates and Representatives) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law. Other than in respect of amounts treated as compensation for applicable Tax purposes, the Company, PubCo, SPAC, Merger Sub or the Surviving Corporation (or their respective Affiliates or Representatives) shall use commercially reasonable efforts to notify the Person in respect of whom such deduction or withholding is expected to be made at least five (5) Business Days prior to making any such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Company, PubCo, SPAC, Merger Sub or the Surviving Corporation (or their respective Affiliates or Representatives), as applicable, shall use commercially reasonable efforts to cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Company, PubCo, SPAC, Merger Sub or the Surviving Corporation (or their Affiliates or Representatives), as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Company represents and warrants to SPAC as of the date of this Agreement as follows:

Section 4.1.            Organization, Good Standing and Qualification. The Company is a Japanese corporation (kabushiki kaisha) duly incorporated and validly existing under the Laws of Japan and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. The Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Group taken as a whole. Prior to the execution of this Agreement, true and accurate copies of the Company Charter, other Organizational Documents of the Company and the Organizational Documents of each other Group Company, each as in effect as of the date of this Agreement, have been Made Available by or on behalf of the Company to SPAC, such Organizational Documents are in full force and effect, and the Company and each of the other Group Companies is not in default of any term or provision of such Organizational Documents in any material respect. The Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due.

Section 4.2.             Subsidiaries. A complete list, as of the date of this Agreement, of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, outstanding Equity Securities, and holders of Equity Securities, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. Except as set forth on Section 4.2 of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, company, partnership, joint venture or business association or other entity. Each Subsidiary of the Company has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted. Each Subsidiary of the Company is not insolvent, bankrupt or unable to pay its debts as and when they fall due. Each Subsidiary of the Company is duly licensed or qualified and in good standing (to the extent such concept is applicable in the Group Company’s jurisdiction of formation) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing in all respects (to the extent such concept is applicable in the Group Company’s jurisdiction of formation), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the Group taken as a whole.

Section 4.3.            Capitalization of the Company.

(a)            As of the date of this Agreement, the authorized share capital of the Company is JPY4,350,852,500 with 360,000 authorized Company Shares in total, of which (i) 98,216 Company Shares are issued and outstanding as of the date of this Agreement, (ii) 2,772 Company Shares are issuable upon the full conversion of all Company Convertible Notes outstanding as of the date of this Agreement and (iii) 1,210 Company Shares are issuable upon the exercise of Company Options outstanding as of the date of this Agreement. Set forth in Section 4.3(a) of the Company Disclosure Letter is a true and correct list of each holder of Company Shares and the number of Company Shares held by each such holder as of the date hereof. Except as set forth in Section 4.3(a) of the Company Disclosure Letter, there are no other Equity Securities of the Company issued or outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares (x) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (y) have been offered, sold and issued in compliance with applicable Laws, including the Japan Act and the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948) and all requirements set forth in (1) the Company Charter and other Organizational Documents of the Company and (2) any other applicable Contracts governing the issuance or allotment of such Company Shares to which the Company is a party or otherwise bound; and (z) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Company Charter, any other Organizational Documents of the Company or any other Material Contract.

(b)            Section 4.3(b) of the Company Disclosure Letter sets forth a true and correct schedule of all outstanding Company Options, as of the date of this Agreement, including the name of the holder of the Company Options, the type of Company Options, the number of Company Shares subject thereto, the grant date, the expiration date, the vesting schedule (including acceleration provisions), current vesting status and the exercise price thereof. The Company has delivered to SPAC true and complete copies of the forms of award agreements and all Company Options are evidenced by award agreements in substantially the forms Made Available to SPAC as of the date hereof, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option was validly granted and properly approved by the Company Board (or appropriate committee thereof) and granted in compliance, in all material respects, with all applicable Laws and all of the terms and conditions of the award agreements pursuant to which it was issued.

(c)            Except as otherwise set forth in this Section 4.3 or on Section 4.3(c) of the Company Disclosure Letter or as contemplated by this Agreement or the other Transaction Documents, the Company is not party to any contracts or commitments by which the Company is or may be bound to issue, nor does the Company have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of the Company convertible, exercisable or exchangeable for or measured by reference to any Equity Securities of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or the issuance or sale by the Company of other Equity Securities of the Company, or for the repurchase or redemption by the Company of shares or other Equity Securities of the Company or the value of which is determined by reference to shares or other Equity Securities of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any Company Shares or other Equity Securities of the Company.

Section 4.4.             Capitalization of Subsidiaries.

(a)            The outstanding share capital or other Equity Securities of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold, issued and allotted in compliance with applicable Laws and all requirements set forth in (A) the Organizational Documents of such Group Company, and (B) any other applicable Contracts governing the issuance or allotment of such securities to which such Group Company is a party or otherwise bound; and (iii) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Organizational Documents of such Group Company or any other Contract to which such Group Company is a party or otherwise bound.

(b)            Except as set forth on Section 4.4(b) of the Company Disclosure Letter, the Company owns, directly or indirectly through its Subsidiaries, of record and beneficially all the issued and outstanding Equity Securities of such Subsidiaries free and clear of any Encumbrances other than Permitted Encumbrances.

(c)            Except as set forth on Section 4.4(c) of the Company Disclosure Letter, no Group Company is party to any contracts or commitments by which the Group Company is or may be bound to issue, nor does any Group Company have any outstanding or authorized subscriptions, options, warrants, rights or other securities (including debt securities) of any Group Company convertible, exercisable or exchangeable for or measured by reference to any Equity Securities of such Group Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance by any such Group Company of additional shares, the sale of treasury shares or the issuance or sale by such Group Company of other Equity Securities of such Group Company, or for the repurchase or redemption by such Group Company of shares or other Equity Securities of such Group Company the value of which is determined by reference to shares or other Equity Securities of such Group Company, and there are no voting trusts, proxies or agreements of any kind which may obligate any such Group Company to issue, purchase, register for sale, redeem or otherwise acquire any of its Equity Securities.

Section 4.5.             Authorization.

(a)            Other than the Company Shareholders’ Approval, the Company has all corporate power and authority to (i) enter into, execute and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the Company Board, and other than the Company Shareholders’ Approval, no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other Transaction Documents to which the Company is a party and to consummate the transactions contemplated hereby and thereby (including the Transactions). This Agreement has been, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which the Company is a party will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable Laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (B) as limited by applicable Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies (collectively, the “Enforceability Exceptions”).

(b)            The approval and authorization of the Pre-Merger Reorganization and other Transactions shall require (i) approval by the shareholders meeting of the Company, pursuant to the terms and subject to the conditions of the Company Charter and applicable Laws (the “Required Company Shareholder Approval”), and (ii) such written consent as set forth on Section 4.5(b) of the Company Disclosure Letter (the “Requisite Company Shareholder Consent”, together with the Required Company Shareholder Approval, the “Company Shareholders’ Approval”).

(c)            The Company Shareholders’ Approval are the only votes and approvals of holders of Company Shares and other Equity Securities of the Company necessary in connection with execution by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby, including the Pre-Merger Reorganization. Prior to the Share Exchange Effective Time, the Company shall have received the Requisite Company Shareholder Consent in respect of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents, including the Share Exchange.

(d)            On or prior to the date of this Agreement, the Company Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions) are advisable and fair to, and in the best interests of, the Company and its shareholders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby (including the Transactions), and (iii) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the Company Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 4.6.            Consents; No Conflicts. Except (a) as otherwise set forth in Section 4.6 of the Company Disclosure Letter, (b) for the Company Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions, and (d) for such other filings, notifications, notices, submissions, applications or consents the failure of which to be obtained or made would not, individually or in the aggregate, have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of the Company, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby will not, assuming the representations and warranties in Article V and Article VI are true and correct, and except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence, (i) result in any material violation of, be in conflict with, or constitute a default that would be material to the Company under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of any Group Company) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of any Group Company, each as currently in effect, (C) any applicable Laws or (D) any Material Contract or (ii) result in the creation of any Encumbrance upon any of the properties or assets of any Group Company other than any restrictions under federal or state securities Laws, this Agreement, the Company Charter and Permitted Encumbrances.

Section 4.7.             Compliance with Laws; Consents; Permits. Except as disclosed in Section 4.7 of the Company Disclosure Letter:

(a)            In the three (3) years prior to the date hereof, (i) the Company and its Subsidiaries have been, and are, in material compliance with all applicable Laws; (ii) neither the Company nor any of its Subsidiaries is or has been subject to any actual, pending or threatened Action with respect to a violation of any applicable Laws which has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) neither the Company nor any of its Subsidiaries is or has been subject to any investigation by any Governmental Authority with respect to any violation of any applicable Laws.

(b)            In the three (3) years prior to the date hereof, neither the Company nor any of its Subsidiaries has received any letter or other written communication from, and to the Knowledge of the Company, there has not been any public notice of a type customary as a form of notification of such matters in the jurisdiction by, any Governmental Authority threatening in writing or providing notice of (i) the revocation or suspension of any Required Governmental Authorizations issued to the Company or any of its Subsidiaries or (ii) the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries.

(c)            Neither the Company nor any of its Subsidiaries is engaged in any proceedings, demands, inquiries, or hearings or investigations, before any court, statutory or governmental body, department, board or agency relating to applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, and no such proceeding, demand, inquiry, investigation or hearing has been threatened.

(d)            Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees, nor to the Knowledge of the Company, agents or any other Persons acting for or on behalf of the Company or any of its Subsidiaries, has at any time in the three (3) years prior to the date hereof: (i) made any bribe, influence payment, kickback, payoff, benefits or any other type of payment (whether tangible or intangible) that would be unlawful under any applicable anti-bribery or anti-corruption (governmental or commercial) Laws (including, for the avoidance of doubt, any guiding, detailing or implementing regulations), including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, Governmental Authority or any other individual or commercial entity to obtain a business advantage, such as the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the Penal Code of Japan of 1907, as amended, the Unfair Competition Prevention Act of Japan, as amended, or any other local or foreign anti-corruption or anti-bribery Law applicable to the Company or its Subsidiaries (collectively, “Anti-Corruption Laws”); (ii) been in violation of any Anti-Corruption Laws, offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any person for the purpose of (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing a Government Official to do or omit to do any act in relation to his or her lawful duty, (C) securing any improper advantage, (D) inducing a Government Official to influence or affect any act, decision or omission of any Governmental Authority, or (E) assisting the Company, any of its Subsidiaries, any agent, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, in obtaining or retaining business for or with, or in directing business to, any Person; or (iii) accepted or received any contributions, payments, gifts, or expenditures that would be unlawful under any Anti-Corruption Laws.

(e)            Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees nor to the Knowledge of the Company, any of their respective agents or any other Person acting for or on behalf of the Company or any of its Subsidiaries, has, at any time in the three (3) years prior to the date hereof, been found by a Governmental Authority to have violated any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions, or is subject to any indictment or any government investigation with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions.

(f)            Neither the Company, any of its Subsidiaries, any of their respective directors, officers or employees, nor to the Knowledge of the Company, any of their respective agents, or any other Person acting for or on behalf of the Company or any of its Subsidiaries, is a Prohibited Person, and no Prohibited Person has, at any time in the three (3) years prior to the date hereof, been given an offer to become an employee, officer, consultant or director of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has at any time in the three (3) years prior to the date hereof conducted or agreed to conduct any business, or entered into or agreed to enter into any transaction, with a Prohibited Person or taken any other action that would violate Sanctions.

(g)            To the Knowledge of the Company, no monies injected into the Company or its Subsidiaries have been derived from unlawful activities or otherwise in violation of Anti-Money Laundering Laws.

(h)            Each of the Group Companies has all approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Authority that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted in all material respects (the “Material Permits”), and such Material Permits are fully effective and have been complied with in all material respects. To the Knowledge of the Company, there are no circumstances that will, or will reasonably, result in any Material Permit being suspended, cancelled, revoked or not renewed.

Section 4.8.             Tax Matters.

(a)            All material Tax Returns required to be filed by or with respect to each Group Company have been filed within the requisite period (taking into account any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by any Group Company have been paid when due. Each Group Company has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b)            No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of a Group Company have been asserted in writing by any Tax authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to any Tax Returns or any Taxes of a Group Company has been received from, any Tax authority. No dispute or assessment relating to any Tax Returns or any Taxes of a Group Company with any Tax authority is currently outstanding.

(c)            No material claim that is currently outstanding has been made in writing by a Tax authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction.

(d)            There are no liens for Taxes (other than Permitted Encumbrances) upon the assets of any Group Company.

(e)            No Group Company has been a member of an affiliated, consolidated or similar Tax group or otherwise has any Liability for the Taxes of any Person (other than a Group Company) under applicable Laws, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f)            Each Group Company is in compliance with all terms and conditions of any Tax incentives, exemption, holiday or other Tax reduction agreement or order of a Governmental Authority applicable to a Group Company, and the consummation of the Transactions will not have any material adverse effect on the continued validity and effectiveness of any such Tax incentives, exemption, holiday or other Tax reduction agreement or order.

(g)            No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(h)            No Group Company has been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(i)            The Company has not taken or agreed to take any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(j)            The Company does not have any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

Section 4.9.            Financial Statements.

(a)            The Company has Made Available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of income and profit and loss, and cash flows, for the fiscal years then ended (the “Audited Financial Statements”), together with the auditor’s reports thereon. The Audited Financial Statements (i) were prepared in accordance with the books and records of the Company and its Subsidiaries; (ii) present, in all material respects, a true and fair view of the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein; (iii) were prepared in accordance with IFRS applied on a consistent basis throughout the periods involved; and (iv) when delivered by the Company for inclusion in the Proxy/Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements (including the standards of the U.S. Public Company Accounting Oversight Board) and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof (including, to the extent applicable to the company, Regulation S-X).

(b)            The Company maintains a system of internal accounting controls which is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)            Since December 31, 2021, none of the Company’s directors has been made aware in writing of (i) any fraud that involves the Company’s management who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (ii) any allegation, assertion or claim that the Company has engaged in any material questionable accounting or auditing practices which violate applicable Laws. Since December 31, 2021, no attorney representing the Company, whether or not employed by the Company, has reported a material violation of securities Laws, breach of fiduciary duty or similar material violation by the Company to the Company Board or any committee thereof or to any director or officer of the Company.

Section 4.10.           Absence of Changes. Since December 31, 2021, (a) to the date of this Agreement, the Group Companies have operated their business in the Ordinary Course and collected receivables and paid payables and similar obligations in the Ordinary Course; and (b) there has not been any occurrence of any event which would or is likely to have a Company Material Adverse Effect.

Section 4.11.          Actions. Except as set forth in Section 4.11 of the Company Disclosure Letter, (a) there is, and in the past three (3) years there has been, no Action pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any of their respective directors, officers or employees (in their capacity as such) and (b) there is no judgment or award unsatisfied against the Company or any of its Subsidiaries, nor is there any Governmental Order in effect and binding on the Company or any of its Subsidiaries or their respective directors, officers or employees (in their capacity as such) or assets or properties, except in each case, as would not, individually or in the aggregate, (i) have, or reasonably be expected to have, a material adverse effect on the ability of the Company to enter into and perform its obligations contemplated hereby, or (ii) be, or reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole. No order has been made, petition presented, resolution passed or meeting convened for the purpose of considering a resolution for the dissolution and liquidation of any Group Company or the establishment of a liquidation group, no administrator has been appointed for any Group Company nor steps taken to appoint an administrator, and to the Knowledge of the Company there are no (A) Actions under any applicable insolvency, bankruptcy or reorganization Laws concerning any Group Company and (B) circumstances which, under the applicable Laws, would justify any such Actions.

Section 4.12.           Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except for Liabilities (a) set forth in the Audited Financial Statements that have not been satisfied since December 31, 2022, (b) that are Liabilities incurred since December 31, 2022 in the Ordinary Course, (c) that are executory obligations under any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound, (d) set forth in Section 4.12 of the Company Disclosure Letter, (e) arising under this Agreement or other Transaction Documents, (f) that will be discharged or paid off prior to the Closing, or (g) which are immaterial.

Section 4.13.           Material Contracts and Commitments.

(a)            Section 4.13(a) of the Company Disclosure Letter contains a true and correct list of all Material Contracts as of the date of this Agreement and as of the date of this Agreement no Group Company is a party to or bound by any Material Contract that is not listed in Section 4.13(a) of the Company Disclosure Letter. True and complete copies of each Material Contract, including all material amendments, modification, supplements, exhibits and schedules and addenda thereto, have been Made Available to SPAC.

(b)            Each Material Contract listed on Section 4.13(a) of the Company Disclosure Letter is (A) in full force and effect and (B) represents the legal, valid and binding obligations of the applicable Group Company which is a party thereto and represents the legal, valid and binding obligations of the counterparties thereto. No Group Company is in material breach or material default under any Material Contract. The applicable Group Company has duly performed all of its obligations under each such Material Contract as set forth in Section 4.13(a) of the Company Disclosure Letter to which it is a party to the extent that such obligations to perform have accrued. No event has occurred that with notice or lapse of time, or both, would constitute a material default, breach or violation of such Material Contract by any Group Company or, to the Knowledge of the Company, would entitle any third party to prematurely terminate any Material Contract.

(c)            None of the Group Companies has within the last twelve (12) months provided to or received from the counterparty to any Material Contract any written notice or written communication to terminate or not renew any Material Contract.

Section 4.14.           Title; Properties.

(a)            Section 4.14(a) of the Company Disclosure Letter sets forth the owner, address and floor area (in square meters) of each Company Owned Real Property. Except as disclosed on Section 4.14(a) of the Company Disclosure Letter or as would not, individually or in the aggregate, be expected to be material to the Company or any of its Subsidiaries, the relevant Group Company (i) has good and marketable title, validly granted land use rights or building ownership rights, as applicable, to the Company Owned Real Property, free and clear of all Encumbrances, except for the Permitted Encumbrances; and (ii) the relevant Group Company has paid in full any and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title, land use rights or building ownership rights, as applicable. No Group Company has leased or otherwise granted to any person the right to use or occupy any Company Owned Real Property or any portion thereof, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Owned Real Property or any portion thereof or interest therein. The relevant Group Company is the only party in possession of the Company Owned Real Property. Each Company Owned Real Property is permitted to be used for the business that the relevant Group Company currently operates therein, and the relevant Group Company is permitted to conduct business in the relevant Company Owned Real Property.

(b)            The relevant Group Company has complied in all material respects with all of the terms and conditions of, and all of its obligations under, the relevant Contracts in relation to the acquisition of any Company Owned Real Property owned by such Group Company, and no Group Company has been subject to any fine or other penalty imposed by any Governmental Authority. Each of the Company Owned Real Property has been and remains in conformity in all material respects with all Laws applicable to the relevant Company Owned Real Property, including such Laws in respect of building codes and standards, fire prevention, safety, land expropriation, land bidding, city planning and zoning, construction design, building construction, and construction inspection and acceptance.

(c)            Except for the Company Owned Real Property, no Group Company owns or has a leasehold interest in any real property other than as held pursuant to their respective leases or leasehold interests (including tenancies) in such property (each Contract evidencing such interest, a “Company Lease”). Section 4.14(c) of the Company Disclosure Letter sets forth as of the date of this Agreement each Company Lease and the address of the property demised or leased under each such Company Lease, and all Company Leases together comprise all of the real property leased or licensed by the Group. Each Company Lease is in compliance with applicable Laws, and all Governmental Orders required under applicable Laws in respect of any Company Lease have been obtained, including with respect to the operation of such property and conduct of business on such property as now conducted by the applicable Group Company which is a party to such Company Lease, except in any such case where the failure to so be in compliance or obtain such Governmental Order would not, individually or in the aggregate, be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(d)            Each Company Lease is a valid and binding obligation of the applicable Group Company, enforceable in accordance with its terms against such Group Company, and to the Knowledge of the Company, each other party thereto, subject to the Enforceability Exceptions. There is no material breach by the relevant Group Company under any Company Lease. To the Knowledge of the Company, when each Company Lease was granted or entered into, the landlords under such Company Lease were registered owners and all necessary consents were obtained.

(e)            To the Knowledge of the Company, no Person or Governmental Authority has challenged, disputed, or threatened to challenge or dispute, a Group Company’s right to occupy, use or enjoy each Leased Real Property as such leased property is currently occupied, used or enjoyed, and no circumstance exists which may give rise to a material challenge or dispute of this type or nature.

(f)            No Group Company has received any written notice alleging a material breach of any covenant, restriction, burden or stipulation from any person or Governmental Authority in relation to the existing use of any Leased Real Property, and to the Knowledge of the Company, no circumstance exists which may give rise to a material allegation of this type or nature.

(g)            No Group Company has received any written notice from the relevant lessor or landlord under any Company Lease terminating, purporting to terminate, or advising of an intention to terminate such Company Lease prior to the expiration of its term, and to the Knowledge of the Company, no circumstance exists (whether as a result or as contemplated under the Transactions or otherwise) which may entitle such lessor or landlord to do so.

(h)            Each of the Group Companies has good and valid title to all of the assets owned by it, whether tangible or intangible (including all assets acquired thereby since December 31, 2021, but excluding any tangible or intangible assets that have been disposed of since December 31, 2021 in the Ordinary Course or any Company Owned Real Property), and in each case free and clear of all Encumbrances, other than Permitted Encumbrances. All of the aforementioned assets are in the Group’s possession or under its control, or the Group is entitled to take possession or control of them.

(i)            No representation or warranty is made herein regarding the status of the fee title (and any matters pertaining to such fee title) of any Leased Real Property. It being understood and agreed that the provisions of this Section 4.14, as they relate to any Leased Real Property, pertain only to the leasehold interest of the applicable Group Company. This Section 4.14 constitutes the exclusive representations and warranties of the Company with respect to real property, and any claim for breach of representation or warranty with respect to real property shall be based on the representations and warranties made in this Section 4.14, and shall not be based on the representations and warranties set forth in any other provision of this Agreement.

Section 4.15.          Intellectual Property Rights.

(a)            Section 4.15(a)(i) of the Company Disclosure Letter sets forth a true, complete and accurate list of all Registered IP. Either the Company or its applicable Subsidiary has made required filings and registrations (and corresponding payments of fees therefor) to Governmental Authorities in connection with patents, registrations and applications for the Registered IP. Each item of Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Except as disclosed in Section 4.15(a)(ii) of the Company Disclosure Letter, the Company and its Subsidiaries (i) exclusively own and possess all right, title and interest in and to the Owned IP, including each item of Registered IP, and (ii) exclusively own, or otherwise have a sufficient right to use pursuant to a valid and enforceable written license, all Company IP; in each case with respect to the foregoing clauses (i) and (ii), free and clear of any Encumbrances other than Permitted Encumbrances. Immediately subsequent to the Closing, the Company IP will be available for use by the Company and its Subsidiaries on the same terms and conditions as those under which the Company and its Subsidiaries owned or used the Company IP immediately prior to the Closing.

(b)            The operation of the business of the Company and its Subsidiaries does not violate, infringe, dilute, or misappropriate, and during the last three (3) years has not violated, infringed, diluted or misappropriated any Intellectual Property of any Person, nor has the Company or any of its Subsidiaries received during the last three (3) years any written notice, request for indemnification or license or threat relating to any of the foregoing, nor have the Company or any of its Subsidiaries requested or received any opinions of counsel related to the same. No Action or claim alleging misappropriation, infringement, dilution or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person or contesting the validity, ownership, use, registrability or enforceability of any of the Owned IP is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, no Person is violating, infringing, diluting, or misappropriating or, during the past three (3) years, has violated, infringed, diluted or misappropriated any Owned IP. Except as disclosed in Section 4.15(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has, during the past three (3) years given any written notice to any other Person alleging any violation, infringement, dilution or misappropriation of any Owned IP, and no Actions related to the same are pending.

(c)            All Persons who have contributed, developed or conceived any Company IP or Company Products have done so pursuant to a valid and enforceable agreement that protects the Trade Secrets of the Company and its Subsidiaries and grants the Company or its applicable Subsidiary exclusive ownership (through present assignment to the Company or its applicable Subsidiary) of the Person’s contribution, development or conception, except as would not, individually or in the aggregate, be or reasonably be expected to be material to the Company or any of its Subsidiaries. No Persons who have contributed, developed or conceived any Company IP have made or threatened in writing (or to the Knowledge of the Company, orally) any claims of ownership with respect to any Owned IP. Neither the Company nor any of Subsidiaries has disclosed any Trade Secrets to any Person other than pursuant to a written valid and enforceable agreement providing for restrictions on use of, and the nondisclosure of, such Trade Secrets.

(d)            The Company and its Subsidiaries have implemented and maintained reasonable and appropriate security, disaster recovery and security plans, procedures and facilities and have taken other reasonable steps consistent with industry practices of similar companies offering similar services designed to safeguard all Trade Secrets and Personal Data, and all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer or information technology systems, owned or use or held for use by or on behalf of the Company or any of its Subsidiaries (together with all data and information stored in and transmitted by any of the foregoing, collectively, the “Company Systems”), from unauthorized or illegal access, use, modification and interruption. The Company Systems are in sufficiently good working condition to effectively perform all information technology operations as necessary for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries own, lease, license, or otherwise have the valid and enforceable right to use all Company Systems and have obtained a sufficient number of licenses (whether licensed by seats or otherwise) for their use of all Software encompassed by the Company Systems.

(e)            The Company and its Subsidiaries have taken reasonable steps, consistent with industry practices of companies offering similar services, to protect and maintain the Company IP, including the secrecy, confidentiality and value of any Trade Secrets contained therein, and the Company IP and Company Systems are sufficient for conduct of the business of the Group Companies as presently conducted and as conducted during the twelve months prior to the date of this Agreement, including as to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner. During the past two (2) years prior to the date of this Agreement, there has been no material failure or other material substandard performance of any Company System, in each case, which has not been remedied in all material respects.

(f)            The Company and its Subsidiaries have a valid right to use and exploit the Business Data as currently exploited in connection with their respective businesses.

Section 4.16.          Labor and Employment Matters.

(a)            (i) Each of the Company and its Subsidiaries is, and for the three (3) years prior to the date hereof has been, in compliance in all material respects with all applicable Laws related to labor or employment, including provisions thereof relating to wages and payrolls, working hours and resting hours, overtime, working conditions, employee benefits, recruitment, retrenchment, retirement, pension, minimum employment and retirement age, equal opportunity, discrimination, harassment, retaliation, reasonable accommodation, leaves of absence, paid time off, terms and conditions of employment, worker classification, occupational health and safety, wrongful discharge, layoffs or plant closings, immigration, employees provident fund, social security organization, collective bargaining, trade and labor unions, compulsory employment insurance, work and residence permits, public holiday and leaves, labor disputes, employee health and safety, employee trainings and notices, workers’ compensation, statutory labor or employment reporting and filing obligations, and contracting arrangements; (ii) there is no pending or, to the Knowledge of the Company, threatened material Action relating to the violation of any applicable Laws by the Company or any of its Subsidiaries related to labor or employment, including any charge or complaint filed by any of its current or former employees, directors, officers, individual consultant or other individual service providers with any Governmental Authority or the Company or any of its Subsidiaries; (iii) each of the Company and its Subsidiaries have properly classified for all purposes (including (x) for Tax purposes, (y) for purposes of minimum wage and overtime and (z) for purposes of determining eligibility to participate in any statutory and non-statutory Benefit Plan) all Persons (including independent contractors, consultants, leased employees, other non-employee service providers, and overtime exempt employees) who have performed services for or on behalf of each such entity, and have properly withheld and paid all applicable Taxes and statutory contributions and made all required filings in connection with services provided by such persons to the Company and its Subsidiaries in accordance with such classifications; and (iv) except as would not result in material Liability for the Company or its Subsidiaries, each of the Company and its Subsidiaries has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance, and termination payments, fees, expense reimbursements and other compensation that have come due and payable to its current and former employees and individual service providers under applicable Laws, Contracts, or Company policies.

(b)            To the Knowledge of the Company, no employee or individual service provider of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar legal or binding contractual obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(c)            Since January 1, 2020, (i) there have not been (x) any allegations or formal or informal complaints made to or filed with the Company or any of its Subsidiaries related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, or (y) any Actions initiated, filed or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries related to sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, in each case by or against any current or former director, officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment, sexual misconduct, other harassment, discrimination, or retaliation, by or against any current or former director, officer, employee or individual service provider.

(d)            (i) No employee of the Company or any of its Subsidiaries is represented by a Union, (ii) neither the Company nor any of its Subsidiaries is negotiating, or is a party to or bound by, any collective bargaining agreement or other Contract or bargaining relationship with any Union, (iii) to the Knowledge of the Company, there is and has been in the past three (3) years no effort made or threatened by or on behalf of any Union to organize any employees of the Company or any of its Subsidiaries, and (iv) there are and in the past three (3) years there have been no labor disputes (including any work slowdown, lockout, stoppage, picketing, material labor arbitration, material labor grievance, or strike) pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. No notice, consent, bargaining or consultation obligations with respect to any employee of the Company or any of its Subsidiaries or any Union will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.17.          Employee Benefits.

(a)            Section 4.17(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Benefit Plan. With respect to each material Benefit Plan, the Group Companies have provided SPAC with true and complete copies of the governing documents pursuant to which the plan is maintained, funded and administered. No Benefit Plan is subject to ERISA or the Code or U.S. Law.

(b)            Except would not be material to the business of the Group taken as a whole, (i) each of the Benefit Plans has been operated and administered, in all material respects, in accordance with its terms, and is in compliance, in all material respects, with all applicable Laws, and all contributions to each such Benefit Plan have been timely made, and, to the Knowledge of the Company, no event, transaction or condition has occurred or exists that would result in any material Liability to any of the Company and any of its Subsidiaries under such Benefit Plan (other than for accrued benefits payable to participants thereunder); (ii) there is no pending or, to the Knowledge of the Company, threatened Actions involving any Benefit Plan (except for routine claims for benefits payable in the normal operation of any Benefit Plan) and to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such Actions; (iii) no Benefit Plan is under investigation or audit by any Governmental Authority and, to the Knowledge of the Company, no such investigation or audit is contemplated or under consideration; and (iv) the Company and each of its Subsidiaries is in compliance, in all material respects, with all applicable Laws and Contracts relating to its provision of any form of social insurance, and has paid, or made provision for the payment of, all social insurance contributions required under applicable Laws and Contracts.

(c)            Except as set forth on Section 4.17(c) of the Company Disclosure Letter, neither the execution or delivery of any of the Transaction Documents to which the Company is a party nor the consummation of the transactions contemplated thereunder (either alone or in combination with another event) would reasonably be expected to: (i) result in any payment or benefit becoming due or payable to or result in the forgiveness of any indebtedness of any current or former director, officer, employee, individual independent contractor, individual consultant or other individual service provider of the Company or any of its Subsidiaries; (ii) increase the amount or value of compensation or benefits payable to any current or former director, officer, employee, individual independent contractor, or other individual service provider of the Company or any of its Subsidiaries; (iii) result in any acceleration of the time of payment, exercisability, funding or vesting of, or provide any additional rights or benefits with respect to, any compensation or benefits payable to any current or former director, officer, employee, individual independent contractor, or other individual service provider of the Company or any of its Subsidiaries; (iv) require a contribution by any Group Company to any Benefit Plan or otherwise; or (v) limit or restrict the ability of PubCo or any Group Company to merge, amend, or terminate any Benefit Plan.

Section 4.18.          Brokers. Except as set forth in Section 4.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of the Company or any of its Controlled Affiliates.

Section 4.19.          Proxy/Registration Statement. The information supplied by the Company in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.20.          Environmental Matters. The following representation in this Section 4.20 are the exclusive representations of the Company with regard to Hazardous Substances:

(a)            The Group Companies are, and, in the past three (3) years, have been, in compliance in all material respects with all applicable Environmental Laws, except as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole.

(b)            In the past three (3) years, (i) no Group Company has received any written notice, report, Governmental Order or other information regarding any actual or alleged material violation by any Group Company of, or material Liabilities of the Group under, Environmental Laws; and (ii) except in compliance with applicable Environmental Laws or as would not be or reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole, no Group Company has disposed or arranged for the disposal of, handled, manufactured, treated, processed, stored, generated, transported, distributed, sold, marketed, installed, released, or owned or operated any property or facility contaminated by, any Hazardous Substances, and no Hazardous Substances are present on, at, in, or upon any Leased Real Property.

(c)            There are no Actions pending or, to the Knowledge of the Company, threatened against any Group Company under Environmental Laws which would or would reasonably be expected to result in a material Liability of any Group Company, and no Group Company is subject to any outstanding Governmental Order of any Governmental Authority under Environmental Laws which has resulted or would reasonably be expected to result in a material Liability of the Group.

(d)            Except in connection with real property leases entered into in the Ordinary Course, the Group has not agreed to defend, indemnify, protect, save, insure and/or hold harmless any other Person from any material claim, damage, fee, Liabilities, Actions, costs and/or expenses, and the Group has not agreed to assume and has not otherwise become subject to the material Liability of any other Person, arising under any Environmental Law.

Section 4.21.          Insurance. Each of the Group Companies has insurance policies covering such risks as are customarily carried by Persons conducting business in the industries and geographies in which the Group Companies. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement. To the Knowledge of the Company, (a) no material claims have been made which remain outstanding and unpaid under such insurance policies, (b) no circumstances exist that would reasonably be expected to give rise to a material claim of under such insurance policies, and (c) there are no circumstances which might lead to any Liability under such insurance policies of the Group being avoided or rendered unenforceable by the relevant insurers or otherwise materially reduce the amount recoverable under any policy of this type.

Section 4.22.          Company Related Parties. Except as set forth in Sections 4.22 of the Company Disclosure Letter, the Company has not engaged in any transactions with any Company Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 4.23.          Data Protection.

(a)            Each Group Company observes and complies with and has observed and complied with all and has not breached the Privacy Laws and other Data Security Requirements, except for any failures to do so that would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies.

(b)            Each Group Company maintains and has maintained an accurate and up to date registration with each supervisory authority and similar body in each jurisdiction where any Group Company operates and where any Privacy Laws apply in respect of its Processing of Personal Data, if and as required by the Privacy Laws in each such jurisdiction where any Group Company operates.

(c)            Before any third party has Processed any Personal Data for or on behalf of any Group Company, such Group Company has undertaken appropriate and documented due diligence on such third party before the Processing commenced, and has entered into a written contract with such third party which incorporates the terms stipulated by and complies in all material respects with all applicable requirements of the Privacy Laws.

(d)            None of the Group Companies has, in the past three (3) years, received any written notice of any dispute, claim, complaint or demand of any kind from any Person or is or has been, in the past three (3) years, a party to any Action relating to Processing of Personal Data or compliance with any Data Security Requirements, and to the Knowledge of the Company, there are no facts, matters or circumstances which might reasonably be expected to give rise to any such dispute, claim, complaint or demand.

(e)            The Company has put in place and maintained all necessary, appropriate and documented procedures, policies, systems, security and other technical and organizational measures in order to protect Personal Data in accordance with the Privacy Laws except for any failures to do so that would not individually or in the aggregate, reasonably be expected to be material to the Group Companies. No Group Company has experienced any Security Incident in the past three (3) years.

(f)            The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in a material breach or material violation of, or any material Liability under, any of the Data Security Requirements.

Section 4.24.          No Additional Representation or Warranties. Except as set forth in Article V and Section 12.1, the Company acknowledges and agrees that SPAC is not making any representation or warranty whatsoever to the Company pursuant to this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except (a) as set forth in any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, any disclosures in any forward-looking statements disclaimer and any other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Corporate Structure; Subsidiaries) and Section 5.4 (Authorization)) or (b) as set forth in the disclosure letter delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Letter”) (it being understood and agreed that information disclosed in any section of the SPAC Disclosure Letter shall be deemed to be disclosed with respect to any other section of the SPAC Disclosure Letter to which such disclosure would reasonably pertain or if its relevance to such other section is reasonably apparent on the face of such disclosure), SPAC represents and warrants to the Company as of the date of this Agreement as follows:

Section 5.1.            Organization, Good Standing, Corporate Power and Qualification. SPAC is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. SPAC is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have a SPAC Material Adverse Effect. A true and correct copy of the SPAC Charter has been made available by or on behalf of SPAC to the Company prior to the execution of this Agreement.

Section 5.2.            Capitalization and Voting Rights.

(a)            Capitalization of SPAC. As of the date of this Agreement, the authorized share capital of SPAC consists of US$55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Class B Ordinary Shares and (iii) 5,000,000 SPAC Preference Shares. Section 5.2(a) of the SPAC Disclosure Letter sets forth the total number and amount of all of the issued and outstanding Equity Securities of SPAC as of the date of this Agreement. All of the issued and outstanding Equity Securities of SPAC (A) have been duly authorized and validly issued and allotted and are fully paid and non-assessable; (B) have been offered, sold and issued by SPAC in compliance in all material respects with applicable Laws, including the Cayman Act, U.S. federal and state securities Laws, and all requirements set forth in (1) the SPAC Charter, and (2) any other applicable Contracts governing the issuance or allotment of such securities to which SPAC is a party or otherwise bound; and (C) are not subject to, nor have they been issued in violation of, any Encumbrance, purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the SPAC Charter or any SPAC Material Contract.

(b)           Except as set forth in this Section 5.2 or Section 5.2(a) of the SPAC Disclosure Letter, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of SPAC exercisable or exchangeable for SPAC Shares, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other Equity Securities of SPAC, or for the repurchase or redemption by SPAC of shares or other Equity Securities of SPAC or the value of which is determined by reference to shares or other Equity Securities of SPAC, and as of the date of this Agreement there are no voting trusts, proxies or agreements of any kind which may obligate SPAC to issue, purchase, register for sale, redeem or otherwise acquire any SPAC Shares or other Equity Securities of SPAC.

(c)           Other than the SPAC Shareholder Redemption Right or pursuant to the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares or to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), any Persons.

Section 5.3.            Corporate Structure; Subsidiaries. SPAC has no Subsidiary, and does not own, directly or indirectly, any Equity Securities or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not obligated to make any investment in or capital contribution to or on behalf of any other Person.

Section 5.4.            Authorization.

(a)            Other than the SPAC Shareholders’ Approval, SPAC has all requisite corporate power and authority to (i) enter into, execute, and deliver this Agreement and each of the other Transaction Documents to which it is or will be a party, and (ii) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which SPAC is a party and the consummation of the transactions contemplated hereby and thereby (including the Transactions) have been duly and validly authorized and approved by the SPAC Board and, other than the SPAC Shareholders’ Approval, no other company or corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the other Transaction Documents to which SPAC is a party. This Agreement has been, and at or prior to the Closing, the other Transaction Documents to which SPAC is a party will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, and on or prior to the Closing, the other Transaction Documents to which SPAC is a party will constitute, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Enforceability Exceptions.

(b)           Assuming that a quorum (as determined pursuant to the SPAC Charter) is present:

(i)           The approval and authorization of the Merger and the Plan of Merger shall require approval by a special resolution passed by the affirmative vote of SPAC Shareholders holding at least two-thirds of the outstanding SPAC Ordinary Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws; and

(ii)          The approval and authorization of this Agreement and the Transactions as a Business Combination and the adoption and approval of a proposal for the adjournment of the SPAC Shareholders’ Meeting in each case shall require approval by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Ordinary Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Charter and applicable Laws.

(c)           The SPAC Shareholders’ Approval are the only votes of SPAC Shareholders necessary in connection with execution of this Agreement and the other Transaction Documents to which SPAC is a party by SPAC and the consummation of the transactions contemplated hereby, including the Closing.

(d)           On or prior to the date of this Agreement, the SPAC Board has duly adopted resolutions (i) determining that this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, SPAC and constitute a Business Combination, (ii) authorizing and approving the execution, delivery and performance by SPAC of this Agreement and the other Transaction Documents to which SPAC is a party contemplated hereby and the transactions contemplated hereby and thereby, (iii) making the SPAC Board Recommendation, and (iv) directing that this Agreement, the Transaction Documents and the Transactions be submitted to the SPAC Shareholders for adoption at an extraordinary general meeting called for such purpose pursuant to the terms and conditions of this Agreement.

Section 5.5.            Consents; No Conflicts. Except (a) as otherwise set forth in Section 5.5 of the SPAC Disclosure Letter, (b) for the SPAC Shareholders’ Approval, (c) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities Laws filings with respect to the Transactions and (d) for such other filings, notifications, notices, submissions, applications, or consents, the failure of which to be obtained or made would not have a SPAC Material Adverse Effect, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of SPAC, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other Transaction Documents by SPAC to which it is or will be a party do not, and the consummation by SPAC of the transactions contemplated hereby and thereby will not (assuming the representations and warranties in Article IV are true and correct, except for the matters referred to in clauses (a) through (d) of the immediately preceding sentence) (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of SPAC) or cancellation under, (A) any Governmental Order, (B) the SPAC Charter, (C) any applicable Laws, or (D) any Contract to which SPAC is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of SPAC other than any restrictions under federal or state securities Laws, this Agreement or the SPAC Charter, except in the case of sub-clauses (A), (C), and (D) of clause (i) or clause (ii), as would not have a SPAC Material Adverse Effect.

Section 5.6.            Tax Matters.

(a)           All material Tax Returns required to be filed by or with respect to SPAC have been filed within the requisite period (taking into account any valid extensions) and such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC have been or will be paid when due. SPAC has withheld and paid over to the appropriate Tax authority all material Taxes that it is required to withhold from amounts paid or owing to any employee, independent contractor, member, equityholder, creditor or other Person.

(b)           No material deficiencies for any Taxes that are currently outstanding with respect to any Tax Returns of SPAC have been asserted in writing by any Tax authority. No written notice of any action, audit, assessment or other proceeding, in each case that is currently pending, with respect to such Tax Returns or any Taxes of SPAC has been received from, any Tax authority. No dispute or assessment relating to such Tax Returns or such Taxes of SPAC with any such Tax authority is currently outstanding.

(c)           No material claim that is currently outstanding has been made in writing by a Tax authority in a jurisdiction where SPAC does not file Tax Returns that SPAC is or may be subject to taxation by that jurisdiction.

(d)           There are no liens for material Taxes (other than Permitted Encumbrances) upon the assets of SPAC.

(e)           SPAC has not been a member of an affiliated, consolidated or similar Tax group and otherwise does not have any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law, as a transferee or successor, or by Contract (including any Tax sharing, allocation or similar agreement or arrangement but excluding any commercial Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(f)            SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(g)           SPAC has not been a party to a transaction that is or is substantially similar to a “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any transaction requiring disclosure under analogous provisions of state, local or non-U.S. law.

(h)           SPAC has not taken, or agreed to take, any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(i)            SPAC does not have any plan or intention to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

Section 5.7.            Financial Statements.

(a)           The financial statements of SPAC contained in SPAC SEC Filings (the “SPAC Financial Statements”) (i) have been prepared in accordance with the books and records of SPAC, (ii) fairly present in all material respects the financial condition of SPAC on a consolidated basis as of the dates indicated therein, and the results of operations and cash flows of SPAC on a consolidated basis for the periods indicated therein, (iii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, and (iv) comply in all material respects with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to SPAC, in effect as of the respective dates thereof.

(b)           SPAC has in place disclosure controls and procedures that are (i) designed to reasonably ensure that material information relating to SPAC is made known to the management of SPAC by others within SPAC; and (ii) effective in all material respects to perform the functions for which they were established. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)           SPAC has no liability or obligation of any nature whatsoever, whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or not, due or not, individually or in the aggregate, and there is no existing condition, situation or set of circumstances which is reasonably expected to result in such a liability or obligation, other than (i) Liabilities incurred after the SPAC Accounts Date in the Ordinary Course or other Liabilities that individually and in the aggregate are immaterial, (ii) obligations and liabilities reflected, or reserved against, in the SPAC Financial Statements or (iii) as set forth in Section 5.7(c) of the SPAC Disclosure Letter.

Section 5.8.           Absence of Changes. Since the SPAC Accounts Date, (i) to the date of this Agreement SPAC has operated its business in the Ordinary Course, and (ii) there has not been any occurrence of any event which would, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

Section 5.9.           Actions. Except (i) for Actions arising after the date hereof related to the Transactions or (ii) as would not be, or reasonably be expected to be, material to SPAC, (a) there is no Action pending or threatened against or affecting SPAC; and (b) there is no judgment or award unsatisfied against SPAC, nor is there any Governmental Order in effect and binding on SPAC or its assets or properties.

Section 5.10.          Brokers. Except as set forth in Section 5.10 of the SPAC Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of SPAC or any of its Affiliates.

Section 5.11.          Proxy/Registration Statement. The information supplied or to be supplied by SPAC in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) the SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Subsidiaries, the Acquisition Entities or their respective Affiliates or Representatives. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.12.          SEC Filings. Except as disclosed on Section 5.12 of the SPAC Disclosure Letter, (a) SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents and exhibits thereto required to be filed or furnished by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing or furnishing through the date of this Agreement, the “SPAC SEC Filings”); (b) each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to such SPAC SEC Filings; and (c) as of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SPAC SEC Filing. To the Knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 5.13.          Trust Account. As of the date of this Agreement, SPAC has at least US$182,481,513 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of December 16, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (in such capacity, the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than SPAC Shareholders holding SPAC Ordinary Shares (prior to the Merger Effective Time) sold in SPAC’s IPO who shall have elected to redeem their SPAC Ordinary Shares (prior to the Merger Effective Time) pursuant to the SPAC Charter) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payment to SPAC Shareholders who have validly exercised their SPAC Shareholder Redemption Right. There are no Actions pending or, to the Knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Charter shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Charter to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To the Knowledge of SPAC, as of the date of this Agreement, following the Closing, no SPAC Shareholder is entitled to receive any amount from the Trust Account except to the extent such SPAC Shareholder has exercised his, her or its SPAC Shareholder Redemption Right. As of the date of this Agreement, assuming the accuracy of the representations and warranties contained in Article IV and the compliance by each of the Company and the Acquisition Entities with its obligations hereunder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Surviving Corporation on the Closing Date and after the Merger Effective Time.

Section 5.14.          Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

Section 5.15.          Business Activities.

(a)           Since its incorporation, SPAC has not conducted any business activities other than activities related to SPAC’s IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Charter or as otherwise contemplated by the Transaction Documents and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

(b)           Except for the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

Section 5.16.          NYSE Quotation. SPAC Class A Ordinary Shares, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “APCA”, “APCA-UN” and “APCA-WT”, respectively. SPAC is in compliance with the rules of NYSE and the rules and regulations of the SEC related to such listing and there is no Action pending or, to the Knowledge of SPAC, threatened against SPAC by NYSE or the SEC with respect to any intention by such entity to deregister SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units or terminate the listing thereof on NYSE. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Ordinary Shares, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 5.17.          SPAC Related Parties. SPAC has not engaged in any transactions with any SPAC Related Parties that would be required to be disclosed in the Proxy/Registration Statement.

Section 5.18.          SPAC Material Contracts. The SPAC SEC Filings include true and correct copies (subject to redactions thereof) of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which SPAC is a party as of the date of this Agreement, other than confidentiality and non-disclosure agreements and this Agreement (such contracts, collectively, the “SPAC Material Contracts”). Each SPAC Material Contract is, as of the date of this Agreement, in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.

Section 5.19.          No Additional Representation or Warranties. Except as set forth in Article IV, Article VI and Section 12.1, SPAC acknowledges and agrees that neither the Company nor any of the Acquisition Entities is not making any representation or warranty whatsoever to SPAC pursuant to this Agreement.

Article VI

REPRESENTATIONS AND WARRANTIES OF THE ACQUISITION ENTITIES

PubCo and Merger Sub (each, an “Acquisition Entity”) hereby jointly and severally represent and warrant to SPAC and the Company as of the date of this Agreement as follows:

Section 6.1.            Organization, Good Standing, Corporate Power and Qualification. PubCo is a joint stock corporation duly incorporated and validly existing under the Laws of Japan. Merger Sub is a Cayman Islands exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands.

Section 6.2.            Capitalization and Voting Rights.

(a)            Capitalization. As of the date of this Agreement, the authorized share capital of PubCo consists of JPY2,000,000 divided into 40 shares, all of which are issued and outstanding as of the date of this Agreement (such shares, as the same may be split, combined, subdivided or reclassified after the date of this Agreement, the “PubCo Subscriber Shares”). The authorized share capital of Merger Sub consists of US$1.00 divided into 100 shares of US$0.01 par value each (each a “Merger Sub Share”), of which one Merger Sub Share (the “Merger Sub Subscriber Share”) is issued and outstanding as of the date of this Agreement. The PubCo Subscriber Shares, the Merger Sub Subscriber Share, and any PubCo Common Shares and Merger Sub Shares that will be allotted and issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly allotted and issued and credited as fully paid, (ii) were, or will be, issued, in compliance with applicable Laws and the Organizational Documents of PubCo and Merger Sub, respectively, and (iii) were not, and will not be, issued in violation of, any Encumbrance, purchase option, call option, pre-emptive right, subscription right or any similar right under any provision of any applicable Laws, the Organizational Documents of PubCo or Merger Sub, or any other Contract to which PubCo or Merger Sub (as applicable) is a party or otherwise bound.

(b)           No Other Securities. Except as set forth in Section 6.2(a) or as contemplated by this Agreement or the other Transaction Documents, there are no issued or outstanding shares of PubCo or Merger Sub and there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) of PubCo or Merger Sub exercisable or exchangeable for shares of PubCo or Merger Sub, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or of other Equity Securities of PubCo or Merger Sub, or for the repurchase or redemption by PubCo or Merger Sub of shares or other Equity Securities of PubCo or Merger Sub or the value of which is determined by reference to shares or other Equity Securities of PubCo or Merger Sub, and there are no voting trusts, proxies or agreements of any kind which may obligate PubCo or Merger Sub to issue, purchase, register for sale, redeem or otherwise acquire any shares or other Equity Securities of PubCo or Merger Sub.

(c)           PubCo does not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity, other than Merger Sub and, from and after completion of the Share Exchange, the Company and other Group Companies. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, company, partnership, limited liability company, association or other business entity.

Section 6.3.            Corporate Structure; Subsidiaries. No Acquisition Entity is obligated to make any investment in or capital contribution to or on behalf of any other Person other than in connection with the Transactions.

Section 6.4.            Authorization. Each Acquisition Entity has all requisite corporate power and authority to (a) enter into, execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is or will be a party, and (b) consummate the transactions contemplated hereby and thereby (including the Transactions) and perform all of its obligations hereunder and thereunder. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which an Acquisition Entity is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Merger Filing Documents with the Registrar of Companies of the Cayman Islands. This Agreement and the other Transaction Document to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will constitute, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.5.           Consents; No Conflicts. Except (a) for the registration or filing with the Registrar of Companies of the Cayman Islands, the SEC or applicable state blue sky or other securities laws filings with respect to the Transactions and (b) for such other filings, notifications, notices, submissions, applications, or consents the failure of which to be obtained or made would not have a material adverse effect on the ability of the Acquisition Entities to consummate the Transactions, all filings, notifications, notices, submissions, applications, or consents from or with any Governmental Authority or any other Person required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the Transactions, in each case on the part of each Acquisition Entity, have been or will be duly obtained or completed (as applicable) and are or will be in full force and effect. The execution, delivery and performance of this Agreement and the other each Transaction Documents to which an Acquisition Entity is or will be a party by each Acquisition Entity does not, and the consummation by such Acquisition Entity of the transactions contemplated hereby and thereby will not, (i) result in any violation of, be in conflict with, or constitute a default under, require any consent under, or give any Person rights of termination, amendment, acceleration (including acceleration of any obligation of such Acquisition Entity) or cancellation under, (A) any Governmental Order, (B) any provision of the Organizational Documents of such Acquisition Entity, (C) any applicable Laws, (D) any Contract to which such Acquisition Entity is a party or by which its assets are bound, or (ii) result in the creation of any Encumbrance upon any of the properties or assets of such Acquisition Entity other than any restrictions under federal or state securities laws, this Agreement or the Organizational Documents of such Acquisition Entity, except in the case of sub-clauses (A), (C), and (D) of subsection (i) above or subsection (ii) above, as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to consummate the Transactions.

Section 6.6.           Absence of Changes. Since the date of its incorporation, each Acquisition Entity has operated its business in the Ordinary Course.

Section 6.7.           Actions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of any Acquisition Entity to consummate the Transactions, (a) there is no Action pending or threatened against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against such Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties.

Section 6.8.           Brokers. Except as set forth in Section 4.18 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity or any of its Affiliates.

Section 6.9.           Proxy/Registration Statement. The information supplied or to be supplied by each Acquisition Entity or its Representatives in writing specifically for inclusion in the Proxy/Registration Statement shall not, at (a) the time the Proxy/Registration Statement is declared effective, (b) the time the Proxy/Registration Statement (or any amendment thereof or supplement thereto) is first mailed to (i) SPAC Shareholders and (ii) the Company Shareholders, and (c) the time of (i) the SPAC Shareholders’ Meeting and (ii) the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 6.10.          Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions, and has no, and at all times prior to the Closing, except as expressly contemplated by this Agreement, the Transaction Documents and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 6.11.          Tax Matters. Each Acquisition Entity is or will be classified as a corporation for U.S. federal income tax purposes as of the effective date of its formation and will not subsequently change such classification. No Acquisition Entity has taken, or agreed to take, any action (nor permitted any action to be taken), or is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment. No Acquisition Entity has any plan or intention to cause SPAC to engage in any transaction or make any election that would result in a liquidation of SPAC for U.S. federal income tax purposes.

Section 6.12.          Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy/Registration Statement with the SEC through the Closing, (a) a foreign private issuer as defined in Rule 405 under the Securities Act and (b) an “emerging growth company” as that term is defined in the JOBS Act.

Article VII

COVENANTS OF THE COMPANY AND CERTAIN OTHER PARTIES

Section 7.1.           Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents (including the Pre-Merger Reorganization and any Permitted Equity Financing) or pursuant to any Company Permitted Financing Agreements (including any Company Permitted Transaction), (ii) as required by applicable Laws, (iii) as set forth on Section 7.1 of the Company Disclosure Letter or (iv) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article XI (the “Interim Period”), the Company (1) shall use reasonable best efforts operate the business of the Company and its Subsidiaries in all material respects in the Ordinary Course; (2) shall preserve the Group’s business and material operational relationships in all material respects with the suppliers, contractors, licensors, employees, landlords, customers and distributors of any Group Company and (3) shall not, and shall cause its Subsidiaries not to, except as otherwise expressly required or permitted by this Agreement or the other Transaction Documents or required by Law, to:

(a)           (i) amend its articles of incorporation or other Organizational Documents (whether by merger, consolidation, amalgamation or otherwise); or (ii) liquidate, dissolve, reorganize or otherwise wind-up its business or operations, or propose or adopt a plan of complete or partial liquidation or dissolution, consolidation, restructuring, recapitalization, reclassification or similar change in capitalization or other reorganization;

(b)           other than in the Ordinary Course, incur, assume, guarantee or repurchase or otherwise become liable for any Indebtedness, or issue or sell any debt securities or options, warrants or other rights to acquire debt securities, in any such case in a principal amount exceeding JPY30 million in the aggregate;

(c)           transfer, issue, sell, grant, pledge or otherwise dispose of (i) any of the Equity Securities of the Company or any of its Subsidiaries to a third-party, or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitment obligations of the Company or any of its Subsidiaries to purchase or obtain any Equity Securities of the Company or any of its Subsidiaries to a third-party, other than the issuance of Company Shares (1) upon the settlement or exercise of Company Options (outstanding as of the date of this Agreement or granted thereafter in compliance with this Agreement) in accordance with their terms or (2) pursuant to obligations incurred by the Company prior to the date hereof and described in Section 7.1(c) of the Company Disclosure Letter;

(d)           sell, lease, sublease, license, transfer, abandon, allow to lapse, impose any Encumbrance upon or otherwise dispose of any material property (including any Company Owned Real Property) or assets (other than Intellectual Property), in any single transaction or series of related transactions, except for (i) transactions pursuant to Contracts entered into in the Ordinary Course, (ii) (other than transactions involving the exclusive license of any material property or assets) transactions that do not exceed JPY100 million in the aggregate, or (iii) dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company or its Subsidiaries in the Ordinary Course;

(e)           sell, assign, transfer, lease, license or sublicense, abandon, permit to lapse or otherwise dispose of, or impose any Encumbrance (other than Permitted Encumbrances) upon any Intellectual Property;

(f)            disclose any Trade Secrets or Personal Data to any Person (other than pursuant to valid and enforceable Contracts entered into in the Ordinary Course in circumstances in which it has imposed reasonable and customary confidentiality restrictions);

(g)           merge, consolidate or amalgamate with or into any Person;

(h)           make any acquisition of, or investment in, a business, by purchase of stock, securities or assets, merger or consolidation, or contributions to capital, or loans or advances except, in any such case with a value or purchase price in excess of JPY100 million in the aggregate;

(i)            settle any Action by any Governmental Authority or any other third party material to the business of the Company and its Subsidiaries taken as a whole, in excess of JPY10 million in the aggregate;

(j)            (i) split, combine, subdivide, adjust, recapitalize, reclassify, or otherwise effect any change in respect of any of its Equity Securities, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction, (ii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Securities, except for the redemption of Equity Securities issued as set forth in Section 4.3(b) of the Company Disclosure Letter in accordance with repurchase rights existing on the date of this Agreement, or (iii) amend any term or alter any rights of any of its outstanding Equity Securities;

(k)           authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than any capital expenditures or obligations or liabilities in an amount not to exceed JPY100 million in the aggregate;

(l)            (i) except in the Ordinary Course, enter into or amend any Material Contract, or extend, transfer, terminate or waive any right or entitlement of material value under any Material Contract; or (ii) following the execution of the Share Exchange Agreement pursuant to the Pre-Merger Reorganization Schedule, amend, modify, supplement, restate or waive any terms of, or terminate, such Share Exchange Agreement;

(m)          voluntarily terminate (other than expiration in accordance with its terms), suspend, abrogate, amend or modify any Material Permit, except in the Ordinary Course;

(n)           make any material change in its accounting principles or methods unless required by IFRS or applicable Laws;

(o)           except in the Ordinary Course or as otherwise required by applicable Laws, (i) make, change or revoke any election in respect of material Taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement, (v) settle any material Tax claim or assessment, (vi) surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) fail to pay any Tax that became due and payable (including estimated Tax payments);

(p)           take, or fail to take, any action if such action or failure would reasonably be expected prevent, impair or impede the Intended Tax Treatment;

(q)           except in the Ordinary Course, (i) increase or decrease the compensation or benefits payable or provided, or to become payable or provided to, any current or former directors, officers, employee, individual consultant or other individual service provider of any Group Company whose annual base compensation exceeds JPY30 million, (ii) pay, grant or announce any cash or equity or equity-based incentive awards, bonuses, transaction, retention, severance or other additional compensation or benefits to any current or former directors, officers, employee, individual consultant or other individual service provider of any Group Company, or (iii) take any action to accelerate the time of payment, vesting or funding of any compensation or benefits or increase in the benefits or compensation provided under any Benefit Plan or otherwise due to any of its current or former employees, directors, officers, individual consultants or other individual service providers of any Group Company;

(r)            amend, modify, or terminate any Benefit Plan or adopt or establish, adopt or enter into a new Benefit Plan (or any plan, program, agreement or other arrangement that would be a Benefit Plan if in effect as of the date of this Agreement), except in connection with annual renewals for Benefit Plans that are health and welfare programs in the Ordinary Course;

(s)           waive or release any non-competition, non-solicitation, non-disclosure, non-interference, confidentiality or non-disparagement obligation of any current or former director, officer or employee of any Group Company;

(t)            (i) modify, extend, amend, negotiate, terminate or enter into any collective bargaining agreement or other Contract with any Union or (ii) recognize or certify any Union or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries;

(u)           implement or announce any plant closing, group layoff of employees, reduction-in-force, furlough or similar action; or

(v)           enter into any agreement or otherwise make a commitment to do any of the foregoing (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing subsections (a) through (u)).

provided, however, that during the period from the Share Exchange Effective Time through the Closing, neither the Company nor PubCo shall take any action except as required or contemplated by this Agreement or the other Transaction Documents.

For the avoidance of doubt, if any action taken or refrained from being taken by the Company or a Subsidiary is covered by a subsection of this Section 7.1 and not prohibited thereunder, the taking or not taking of such action shall be deemed not to be in violation of any other part of this Section 7.1.

Section 7.2.           Access to Information. Upon reasonable prior notice and subject to applicable Laws, from the date of this Agreement until the Merger Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of its and its Subsidiaries’ officers, directors and employees to, and shall use its commercially reasonable efforts to cause its Representatives to, afford SPAC and its officers, directors, employees and Representatives, following reasonable notice from SPAC in accordance with this Section 7.2, reasonable access during normal business hours to the officers, directors, employees, properties, offices and other facilities, books and records of each of it and its Subsidiaries, and all other financial, operating and other data and information as shall be reasonably requested; provided, however, that in each case, the Company and its Subsidiaries shall not be required to disclose any document or information, or permit any inspection, that would, in the reasonable judgment of the Company, (a) result in the disclosure of any trade secrets or violate the terms of any confidentiality provisions in any agreement with a third party, (b) result in a violation of applicable Laws, including any fiduciary duty, (c) waive the protection of any attorney-client work product or other applicable privilege or (d) result in the disclosure of any sensitive or personal information that would expose the Company to the risk of Liabilities. All information and materials provided pursuant to this Agreement will be subject to the provisions of Section 12.14.

Section 7.3.           Acquisition Proposals and Alternative Transactions. During the Interim Period, the Company shall not, and it shall cause its Controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with any third-party (including any Competing SPAC) with respect to a Company Acquisition Proposal; (b) furnish or disclose any non-public information to any third-party (including to any Competing SPAC) in connection with or that would reasonably be expected to lead to a Company Acquisition Proposal; (c) enter into any agreement, arrangement or understanding with any third party (including a Competing SPAC) regarding a Company Acquisition Proposal; (d) prepare or take any steps in connection with a public offering of any Equity Securities of the Company, any of its Subsidiaries, or a newly-formed holding company of the Company or such Subsidiaries or (e) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 7.4.           D&O Indemnification and Insurance.

(a)           From and after the Closing, the Surviving Corporation and PubCo shall jointly and severally indemnify and hold harmless each of the respective present and former directors and officers of the Company, any of its Subsidiaries, SPAC and any Acquisition Entity (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company, its Subsidiaries, SPAC or such Acquisition Entity, respectively, would have been permitted under applicable Laws and its respective certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Organizational Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Laws). Without limiting the foregoing, the Surviving Corporation and PubCo shall, and shall cause their Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of SPAC’s and each Acquisition Entity’s respective former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, memorandum and articles of association, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Organizational Documents of SPAC or such Acquisition Entity, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b)           For a period of six (6) years from the Closing, each of PubCo and the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance (each a “D&O Insurance”) covering those Persons who are currently covered by the Company’s, any of its Subsidiaries’, SPAC’s or any Acquisition Entity’s respective directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, its Subsidiaries or the Surviving Corporation be required to expend more than US$1,032,500 for the D&O Insurance in favor of those Persons who are currently covered by SPAC’s liability insurance policy for its directors and officers; provided, however, that (i) each of PubCo and the Surviving Corporation may cause coverage to be extended under the respective current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy (each a “D&O Tail”) with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the Surviving Corporation and PubCo, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.4 shall be continued in respect of such claim until the final disposition thereof. The costs of any D&O Insurance for the period after the Closing Date, and the cost of any D&O Tail to the extent in effect following the Closing Date, shall be borne by PubCo and shall not be a SPAC Transaction Expense.

(c)           Notwithstanding anything contained in this Agreement to the contrary, this Section 7.4 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Surviving Corporation and PubCo and all of their respective successors and assigns. In the event that the Surviving Corporation, PubCo or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Corporation or PubCo, respectively, shall ensure (and each of PubCo and the Surviving Corporation shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns of the Surviving Corporation or PubCo as the case may be, shall succeed to the obligations set forth in this Section 7.4.

(d)           The provisions of Section 7.4(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation and PubCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Organizational Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 7.5.           Notice of Developments. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall promptly (and in any event prior to the Closing) notify SPAC in writing, and SPAC shall promptly (and in any event prior to the Closing) notify the Company in writing, upon any of the Group Companies or SPAC, as applicable, becoming aware (awareness being determined with reference to the Knowledge of the Company or the Knowledge of SPAC, as the case may be): (i) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or is reasonably likely to cause any condition to the obligations of any party to effect the Transactions not to be satisfied or (ii) of any notice or other communication from any Governmental Authority which is reasonably likely to have a material adverse effect on the ability of the parties hereto to consummate the Transactions or to materially delay the timing thereof. The delivery of any notice pursuant to this Section 7.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any other Transaction Document or otherwise limit or affect the rights of, or the remedies available to, SPAC or the Company, as applicable. Notwithstanding anything to the contrary contained herein, any failure to give such notice pursuant to this Section 7.5 shall not give rise to any Liability of the Company or SPAC or be taken into account in determining whether the conditions in Article X have been satisfied or give rise to any right of termination set forth in Article XI.

Section 7.6.           Financials.

(a)           (i) As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to SPAC the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2023 and the related unaudited consolidated statements of income and profit and loss and cash flows for the three-month period then ended (the “Company Q1 Financial Statements”); (ii) during the Interim Period and as soon as reasonably practicable following June 30 and December 31 of each year, the Company shall deliver to SPAC the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related unaudited consolidated statements of income and profit and loss and cash flows as of and for the six-month period then ended (the “Company Semi-Annual Financial Statements”); and (iii) as soon as reasonably practicable after the date of this Agreement, the Company shall deliver to SPAC any unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statement of operations, consolidated statement of comprehensive loss, consolidated statement of changes in shareholders’ equity and consolidated statement of cash flows of the Company and its Subsidiaries as of and for the year-to-date period ended as of the end of any other different six-month period ending on June 30 and December 31 of each year (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable, that is required to be included in the Proxy/Registration Statement (including once the Audited Financial Statements become stale for purposes of Regulation S-X of the Securities Act, and in any other filings to be made by SPAC with the SEC in connection with the Transactions) (the “Company Additional Financial Statements”, and together with the Company Q1 Financial Statements and the Company Semi-Annual Financial Statements, collectively, the “Company Interim Financial Statements”).

(b)           The Company Interim Financial Statements shall (i) comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof; (ii) be prepared in accordance with the books and records of the Company and its Subsidiaries; (iii) fairly present the financial condition and the results of operations and cash flow of the Company and its Subsidiaries on a consolidated basis as of the dates indicated therein and for the periods indicated therein (except as may be indicated in the notes thereto and subject to normal year-end adjustment and the absence of footnotes); and (iv) be prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and subject to year-end adjustments and the absence of footnotes).

(c)           The Company, SPAC and PubCo shall each use its reasonable efforts (a) to assist the other, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company, any of its Subsidiaries, SPAC or PubCo, in preparing in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Proxy/Registration Statement and any other filings to be made by SPAC or PubCo with the SEC in connection with the Transactions and (b) to obtain the consents of its auditors with respect thereto as may be required by applicable Laws or requested by the SEC in connection therewith.

Section 7.7.           No Trading. The Company acknowledges that it is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that it shall not purchase or sell any securities of SPAC in violation of such Laws, or cause or encourage any Person to do the foregoing.

Section 7.8.           Company Convertible Notes. The Company shall use commercially reasonable efforts to enforce its rights under the Company Convertible Notes (including Article 5.2 of the subscription agreement dated as of March 8, 2023 by and among the Company and the holders of such Company Convertible Notes as specified on Section 1.1(a) of the Company Disclosure Letter) and take all other actions reasonably necessary to effect the conversion of all Company Convertible Notes into Company Shares prior to the Share Exchange Effective Time pursuant to the terms and conditions of the Company Convertible Notes.

Section 7.9.           Shareholder Support Agreement, Shareholder Lock-up Agreement and Required Consents.

(a)           If necessary, the Company shall use its commercially reasonable efforts to cause one or more Company Shareholders to enter into one or more shareholder support agreements each in substantially the same form as the Shareholder Support Agreement, such that the aggregate voting power in the Company of such Company Shareholders, when combined with the aggregate voting power in the Company of those Company Shareholders who have already entered into Shareholder Support Agreements, will be sufficient as of the time of the Company Shareholders’ Meeting to obtain the Company Shareholders’ Approval.

(b)           The Company shall use its commercially reasonable efforts to cause each such Company Shareholder listed on Section 7.9 of the Company Disclosure Letter to, as soon as reasonably practicable after the date hereof and in any event prior to the Share Exchange Effective Time, enter into a lock-up agreement in substantially the same form as the Shareholder Lock-up Agreement (except for the period during which such Company Shareholder shall not transfer its PubCo Common Shares, including PubCo Common Shares in the form of PubCo ADSs).

(c)           The Company shall (i) use its commercially reasonable efforts to obtain the consents set forth in Section 4.5 and Section 4.6(b) of the Company Disclosure Letter prior to the Share Exchange Effective Time, and (ii) keep SPAC reasonably informed of the progress thereof.

Article VIII

COVENANTS OF PUBCO, SPAC AND CERTAIN OTHER PARTIES

Section 8.1.           PubCo Incentive Plan. Prior to the Closing Date, PubCo may approve and adopt an equity incentive plan in form and substance reasonably satisfactory to SPAC (which approval shall not be unreasonably delayed or withheld).

Section 8.2.           NYSE Listing. From the date of this Agreement through the Closing, (a) SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on NYSE and (b) PubCo shall promptly apply for, and shall use reasonable best efforts to cause, the PubCo ADSs and PubCo Series 1 Warrants to be issued in connection with the Transactions to be approved for listing on NYSE and accepted for clearance by DTC, subject to official notice of issuance, prior to the Closing Date.

Section 8.3.           Conduct of Business. Except (i) as contemplated or permitted by the Transaction Documents, (ii) as required by applicable Laws, (iii) in connection with any exercise of the SPAC Extension Option or the adoption of a SPAC Extension Proposal or (iv) as consented to by the Company in writing (which consent with respect to the matters set forth in sub-clauses (f) and (h) below shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, SPAC and each Acquisition Entity (1) shall operate its business in the Ordinary Course and (2) shall not:

(a)           (i) with respect to SPAC only, seek any approval from SPAC Shareholders to change, modify or amend the Trust Agreement or the SPAC Charter, except as contemplated by the Transaction Proposals or (ii) change, modify or amend the Trust Agreement or their respective Organizational Documents, except as expressly contemplated by the Transaction Proposals;

(b)           (i) set aside, make or declare any dividend or other distribution to its shareholders (whether in cash, shares, equity securities or property), (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or Equity Securities or (iii) purchase, repurchase, redeem or otherwise acquire any of its issued and outstanding share capital, warrants or other Equity Securities, other than a redemption of SPAC Class A Ordinary Shares in connection with the exercise of any SPAC Shareholder Redemption Right by any SPAC Shareholder or upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter;

(c)           merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) or make any advance or loan to or investment in any other Person or be acquired by any other Person;

(d)           except in the Ordinary Course or as otherwise required by applicable Laws, (i) make, change or revoke any election in respect of Taxes, (ii) adopt or change any material tax accounting method, (iii) file any material amended Tax Return, (iv) enter into any material Tax closing agreement with any Governmental Authority, (v) settle any material Tax claim or assessment, (vi) knowingly surrender any right to claim a refund of material Taxes, (vii) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, or (viii) knowingly fail to pay any material Tax that becomes due and payable (including estimated Tax payments) (other than Taxes being contested in good faith and for which adequate reserves have been established in the SPAC Financial Statements in accordance with GAAP);

(e)           take, or fail to take, any action if such action or failure would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(f)            enter into, renew or amend in any material respect, any transaction or SPAC Material Contract, except for material Contracts entered into in the Ordinary Course;

(g)           incur, guarantee or otherwise become liable for any Indebtedness or other material Liability, other than (i) Indebtedness or other Liabilities expressly contemplated by this Agreement, including as set out in the SPAC Disclosure Letter or (ii) Liabilities that qualify as SPAC Transaction Expenses (including, for the avoidance of doubt, any Working Capital Loans);

(h)           make any change in its accounting principles or methods unless required by GAAP or applicable Laws;

(i)            (i) issue any Equity Securities, other than the issuance of Equity Securities of PubCo pursuant to the Permitted Equity Subscription Agreements, this Agreement or in connection with any Working Capital Loan, or the issuance of SPAC Class A Ordinary Shares upon conversion of SPAC Class B Ordinary Shares in accordance with the SPAC Charter or (ii) grant any options, warrants or other equity-based awards;

(j)            settle or agree to settle any Action before any Governmental Authority or that imposes injunctive or other non-monetary relief on SPAC or an Acquisition Entity;

(k)           form any Subsidiary;

(l)            liquidate, dissolve, reorganize or otherwise wind-up the business and operations of SPAC; or

(m)          enter into any agreement or otherwise make any commitment to do any action prohibited under this Section 8.3 (except to the extent that such an agreement or commitment would be permitted by a subsection of the foregoing sub-sections (a) through (l)).

Section 8.4.           Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Charter, PubCo shall, and the Company shall cause PubCo to, take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)           the board of directors of PubCo shall consist of (i) one director designated in writing by the Sponsor and reasonably acceptable to the Company (the “SPAC Director ”), and (ii) such other directors designated in writing by the Company; provided, however, that each such directors designated pursuant to the foregoing of this Section 8.4(a) shall be determined sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement;

(b)           the board of corporate auditors of PubCo shall consist of such corporate auditors designated in writing by the Company; provided, however, that each such corporate auditor designated pursuant to the foregoing of this Section 8.4(b) shall be determined sufficiently in advance to allow for inclusion of such Persons in the Proxy/Registration Statement; and

(c)           unless otherwise mutually agreed in writing by the Company and SPAC after the date hereof, the officers of the Company holding such positions as set forth on Section 8.4(c) of the Company Disclosure Letter shall be the officers of PubCo, each such officer to hold office in accordance with the PubCo Charter until they are removed or resign in accordance with the PubCo Charter or until their respective successors are duly elected or appointed and qualified.

Section 8.5.           Acquisition Proposals and Alternative Transactions. During the Interim Period, SPAC will not, and it will cause its Affiliates and its and their respective Representatives not to, directly or indirectly: (a) solicit, initiate, submit, facilitate (including by means of furnishing or disclosing information), discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a SPAC Acquisition Proposal; (b) furnish or disclose any non-public information to any person or entity in connection with or that could reasonably be expected to lead to a SPAC Acquisition Proposal; (c) enter into any agreement, arrangement or understanding regarding a SPAC Acquisition Proposal; or (d) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing.

Section 8.6.           SPAC Public Filings. From the date of this Agreement through the Closing, each of SPAC and PubCo will use reasonable best efforts to accurately and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 8.7.           Section 16 Matters. Prior to the Closing Date, SPAC shall take all such steps (to the extent permitted under applicable Laws) as are reasonably necessary to cause any acquisition or disposition of PubCo Common Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions (including the Permitted Equity Financing) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to PubCo, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article IX

JOINT COVENANTS

Section 9.1.            Regulatory Approvals; Other Filings.

(a)           Each of the Company, SPAC and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in connection with the Transactions (the “Regulatory Approvals”) as soon as practicable and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, SPAC and the Acquisition Entities shall use commercially reasonable efforts to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as possible after the execution of this Agreement.

(b)           With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, SPAC and the Acquisition Entities shall (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, each of the Company and the Acquisition Entities shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any material, substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed material, substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that SPAC shall not enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the Company; provided, further, that neither the Company nor any Acquisition Entity shall enter into any agreement with any Governmental Authority with respect to the Transactions which (i) as a result of its terms delays in any material respect the consummation of, or prohibits, the Transactions or (ii) adds any condition to the consummation of the Transactions, in any such case, without the prior written consent of SPAC. To the extent not prohibited by Law, each of the Company and the Acquisition Entities agrees to provide SPAC and its counsel, and SPAC agrees to provide to the Company and its counsel, the opportunity, to the extent practical, on reasonable advance notice, to participate in any material substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, SPAC and the Acquisition Entities agrees to make all filings, to provide all information required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Laws require it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

Section 9.2.            Preparation of Proxy/Registration Statement; SPAC Shareholders’ Meeting and Approvals; Company Shareholders’ Meeting and Approvals.

(a)           Proxy/Registration Statement.

(i)           As promptly as reasonably practicable after the execution of this Agreement, SPAC, the Acquisition Entities and the Company shall prepare, and PubCo shall file with the SEC, a Proxy/Registration Statement. SPAC, the Acquisition Entities and the Company each shall use their commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto and rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company, SPAC and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo ADSs and PubCo Warrants pursuant to this Agreement. Each of the Company, SPAC and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information respectively, concerning SPAC and the Company, its Subsidiaries and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy/Registration Statement, SPAC shall mail the Proxy/Registration Statement to the SPAC Shareholders. Each of SPAC, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested by any of them or any Governmental Authority in connection with the Proxy/Registration Statement, or any other statement, filing, notice or application made by or on behalf of SPAC, PubCo, the Company or their respective Affiliates to any Governmental Authority (including NYSE) in connection with the Transactions.

(ii)          Any filing of, or amendment or supplement to, the Proxy/Registration Statement will be mutually prepared and agreed upon by SPAC, PubCo and the Company. PubCo will advise the Company and SPAC, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo ADSs and PubCo Warrants to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company and SPAC a reasonable opportunity to provide comments and amendments to any such filing. SPAC, PubCo and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendment to the Proxy/Registration Statement filed in response thereto.

(iii)         If, at any time prior to the Merger Effective Time, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, SPAC shall promptly inform the Company. If, at any time prior to the Merger Effective Time, any event or circumstance relating to any Group Company, any Acquisition Entity or their respective officers or directors, should be discovered by the Company, any other Group Company or any Acquisition Entity which should be set forth in an amendment or a supplement to the Proxy/Registration Statement, the Company or PubCo, as the case may be, shall promptly inform SPAC. Thereafter, SPAC, PubCo and the Company shall promptly cooperate in the preparation and filing of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and SPAC and PubCo shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Shareholders.

(b)           SPAC Shareholders’ Approval.

(i)           Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, convene and hold a meeting of the SPAC Shareholders (including any adjournment or postponement thereof, the “SPAC Shareholders’ Meeting”) in accordance with the SPAC Charter to be held as promptly as reasonably practicable and, unless otherwise agreed by SPAC and the Company in writing, in any event not more than thirty (30) days following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of voting on the Transaction Proposals and obtaining the SPAC Shareholders’ Approval (including the approval of any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of the Transaction Proposals), providing SPAC Shareholders with the opportunity to elect to exercise their SPAC Shareholder Redemption Right and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its reasonable best efforts (A) to solicit from its shareholders proxies in favor of the adoption of the Transaction Proposals, including the SPAC Shareholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Shareholders’ Approval and (B) to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, NYSE rules and the SPAC Charter. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Shareholders’ Meeting prior to determining such dates and (y) shall not adjourn or postpone the SPAC Shareholders’ Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC or PubCo reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Shareholders in advance of a vote on the adoption of the Transaction Proposals, (2) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, there are insufficient SPAC Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Shareholders’ Meeting, (3) if, as of the time that the SPAC Shareholders’ Meeting is originally scheduled, adjournment or postponement of the SPAC Shareholders’ Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Shareholders’ Approval, (4) in order to seek withdrawals from SPAC Shareholders who have exercised their SPAC Shareholder Redemption Right if a number of SPAC Shares have been elected to be redeemed such that SPAC reasonably expects that the Minimum Cash Condition will not be satisfied at the Closing; or (5) to comply with applicable Laws.

(ii)          The Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Shareholders vote in favor of the Transaction Proposals at the SPAC Shareholders’ Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation.

(c)           Required Company Shareholder Approval.

(i)           Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment or postponement thereof, the “Company Shareholders’ Meeting”) in accordance with the Company Charter to be held as promptly as reasonably practicable following the date that the Proxy/Registration Statement is declared effective under the Securities Act for the purpose of obtaining the Required Company Shareholder Approval (including the approval of any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the Required Company Shareholder Approval) and such other matter as may be mutually agreed by SPAC and the Company. The Company will use its reasonable best efforts to obtain the vote or consent of its shareholders required by and in compliance with all applicable Laws, the Company Charter and the Investment Agreements. The Company (y) shall set the date of the Company Shareholders’ Meeting not more than fifteen (15) days after the Proxy/Registration Statement is declared effective under the Securities Act, unless otherwise agreed by SPAC and the Company in writing, and (z) shall not adjourn the Company Shareholders’ Meeting without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed); provided, however, that the Company shall adjourn the Company Shareholders’ Meeting (1) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, there are insufficient Company Shares represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders’ Meeting, (2) if, as of the time that the Company Shareholders’ Meeting is originally scheduled, adjournment of the Company Shareholders’ Meeting is necessary to enable the Company to solicit additional proxies required to obtain Company Shareholder Approval, or (3) to comply with applicable Laws; provided, however, that for both prior clauses (1) and (2) in the aggregate the Company may adjourn on only one occasion and so long as the date of the Company Shareholders’ Meeting is not adjourned or postponed more than fifteen (15) consecutive days in connection with such adjournment.

(ii)          The Company shall send meeting materials to the Company Shareholders which shall seek the Required Company Shareholder Approval and shall include in all such meeting materials it sends to the Company Shareholders in connection with the Company Shareholders’ Meeting a statement to the effect that the Company Board has unanimously recommended that the Company Shareholders vote in favor of the Required Company Shareholder Approval (such statement, the “Company Board Recommendation”) and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation.

Section 9.3.           Efforts to Consummate. Without limiting any covenant contained in Article VII or Article VIII (a) the Company shall, and shall cause its Subsidiaries to, and (b) each of SPAC and the Acquisition Entities shall, (i) use commercially reasonable efforts to obtain all material consents and approvals of third parties that the Company and any of its Subsidiaries or any of SPAC or any of the Acquisition Entities, as applicable, are required to obtain in order to consummate the Transactions, and (ii) use commercially reasonable efforts to take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article X (including, in the case of the Company, SPAC and PubCo, the use of commercially reasonable efforts to enforce their respective rights under any Permitted Equity Subscription Agreements, as applicable) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, including this Article IX, shall require the Company, any of its Subsidiaries, SPAC or any Acquisition Entity or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action, whether judicial or administrative, (B) seek to have any stay or Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of PubCo, the Company or any of its Subsidiaries or SPAC, (D) take or commit to take actions that limit the freedom of action of any of PubCo, the Company, any of its Subsidiaries or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of PubCo, the Company, any of its Subsidiaries or SPAC or (E) grant any financial, legal or other accommodation to any other Person, including agreeing to change any of the terms of the Transactions.

Section 9.4.           Tax Matters. Each of the parties to this Agreement agrees that it will not, and will not permit or cause any of their respective Subsidiaries or Affiliates to, take or cause to be taken, or fail to take or cause to fail to take, any action reasonably likely to cause the Transactions to fail to qualify for the Intended Tax Treatment. To the greatest extent permitted under Law, the parties to this Agreement will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return.

Section 9.5.           Certain Other Tax Covenants. Neither the Acquisition Entities, nor SPAC, nor any of their Affiliates will take any action, engage in any transaction that would result in the liquidation of the Surviving Corporation for U.S. federal income tax purposes within two (2) calendar years following the Closing Date.

Section 9.6.           Shareholder Litigation. The Company and, prior to the Closing, PubCo shall promptly advise SPAC, and SPAC, shall promptly advise the Company, as the case may be, of any Action commenced (or to the Knowledge of the Company or PubCo or the Knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors or officers by any Company Shareholder or SPAC Shareholder relating to this Agreement, the Mergers or any of the other Transactions (any such Action, “Shareholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Shareholder Litigation. Other than with respect to any Shareholder Litigation where the parties identified in this sentence are adverse to each other or in the context of any Shareholder Litigation related to or arising out of a Company Acquisition Proposal or a SPAC Acquisition Proposal, (a) the Company and, prior to the Closing, PubCo shall give SPAC a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of SPAC in connection therewith) brought against the Company or PubCo, any of their respective Subsidiaries or any of their respective directors or officers and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed) and (b) SPAC shall give the Company a reasonable opportunity to participate in the defense or settlement of any such Shareholder Litigation (and consider in good faith the suggestions of the Company in connection therewith) brought against SPAC, any of its Subsidiaries or any of its directors or officers, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.7.           Permitted Equity Financing.

(a)           During the Interim Period, SPAC and PubCo may execute Permitted Equity Subscription Agreements mutually agreed by SPAC, PubCo and the Company that would constitute a Permitted Equity Financing; provided that unless otherwise agreed by SPAC and the Company in writing, no such Permitted Equity Subscription Agreement shall provide for a purchase price of PubCo Common Shares or PubCo ADSs at a price less than US$10.00 per PubCo Common Share or PubCo ADS (including any discounts, rebates, equity kickers or promote), and (ii) no such Permitted Equity Subscription Agreement shall provide for the issuance of any Equity Securities of PubCo other than PubCo Common Shares or PubCo ADSs. Each of SPAC, PubCo and the Company shall use its commercially reasonable efforts to cooperate with each other in connection with the arrangement of any Permitted Equity Financing as may be reasonably requested by each other.

(b)           Unless otherwise consented in writing by each of the Company and SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), PubCo shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the Permitted Equity Subscription Agreements. Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Permitted Equity Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Permitted Equity Subscription Agreements and to: (i) satisfy on a timely basis all conditions and covenants applicable to it in the Permitted Equity Subscription Agreements and otherwise comply with its obligations thereunder, (ii) without limiting the rights of any party to enforce certain of such Permitted Equity Subscription Agreements, in the event that all conditions in the Permitted Equity Subscription Agreements (other than conditions that the Company, SPAC, PubCo or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the closings under the Permitted Equity Subscription Agreements) have been satisfied, consummate the transactions contemplated by the Permitted Equity Subscription Agreements at or prior to the Closing; (iii) confer with each other regarding timing of the expected closings under the Permitted Equity Subscription Agreements; and (iv) deliver notices to the applicable counterparties to the Permitted Equity Subscription Agreements sufficiently in advance of the Closing to cause them to fund their obligations as far in advance of the Closing as permitted by the Permitted Equity Subscription Agreements. Without limiting the generality of the foregoing, the Company, SPAC or PubCo, as applicable, shall each give the other parties prompt written notice: (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Permitted Equity Subscription Agreements known to the Company, SPAC or PubCo, as applicable; (B) of the receipt of any notice or other communication from any party to any Permitted Equity Subscription Agreements by the Company, SPAC or PubCo, as applicable, with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, material breach, material default, termination or repudiation by any party to any Permitted Equity Subscription Agreements or any provisions of any Permitted Equity Subscription Agreements; and (C) if the Company, SPAC or PubCo, as applicable, do not expect PubCo to receive, all or any portion of the Permitted Equity Financing Proceeds on the terms, in the manner or from one or more investors as contemplated by the Permitted Equity Subscription Agreements. The Company, SPAC and PubCo shall take all actions required under the Permitted Equity Subscription Agreements with respect to the timely book-entry or other records evidencing the PubCo Common Shares or PubCo ADSs as and when required under any such Permitted Equity Subscription Agreements. Each of the parties shall use its reasonable efforts to, and shall instruct its financial advisors to, keep the other parties and the other parties’ financial advisors reasonably informed with respect to the Permitted Equity Financing during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the other parties or the other parties’ financial advisors with respect to the Permitted Equity Financing.

Section 9.8.           Company Permitted Financing. The Company shall keep SPAC reasonably informed with respect to the Company Permitted Financing.

Section 9.9.           Amendment to the SPAC Warrant Agreement. At the Merger Effective Time, (a) PubCo and SPAC shall enter into an assignment and assumption agreement in substantially the form attached hereto as Exhibit G (the “Assignment and Assumption Agreement”) with the PubCo Warrant Agent and Continental and (b) PubCo and the PubCo Warrant Agent shall enter into an amended and restated warrant agreement in substantially the form attached hereto as Exhibit H (the “PubCo Warrant Agreement”) to amend and restate the SPAC Warrant Agreement.

Article X

CONDITIONS TO OBLIGATIONS

Section 10.1.          Conditions to Obligations of SPAC, the Acquisition Entities and the Company. The obligations of the Company, SPAC and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Closing are each subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the party or parties whose obligations are conditioned thereupon:

(a)           Each of the SPAC Shareholders’ Approval and the Company Shareholders’ Approval shall have been obtained;

(b)           The Proxy/Registration Statement and the Form F-6 shall each have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement or the Form F-6 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(c)           (i) PubCo’s initial listing application with NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, PubCo shall satisfy any applicable initial and continuing listing requirements of NYSE and PubCo shall not have received any notice of non-compliance therewith, and (ii) the PubCo ADSs to be issued in connection with the Transactions shall have been approved for listing on NYSE, subject to official notice of issuance;

(d)           To the extent that the SPAC Net Tangible Assets Proposal has not been passed, after deducting the SPAC Shareholder Redemption Amount, SPAC shall have at least US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(e)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Closing illegal or which otherwise prevents or prohibits consummation of the Closing (any of the foregoing, a “restraint”), other than any such restraint that is immaterial.

Section 10.2.          Conditions to Obligations of SPAC at Closing. The obligations of SPAC to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by SPAC:

(a)           The representations and warranties contained in Section 4.1 (Organization, Good Standing and Qualification), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization of the Company), Section 4.4 (Capitalization of Subsidiaries), Section 4.5 (Authorization), Section 4.18 (Brokers), Section 6.1 (Organization, Good Standing, Corporate Power and Qualification), Section 6.2 (Capitalization and Voting Rights), Section 6.4 (Authorization), Section 6.8 (Brokers) and Section 6.10 (Business Activities) (collectively, the “Specified Company Representations”) that is (i) qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “Company Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of the Company and the Acquisition Entities contained in Article IV and Article VI (other than the Specified Company Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)           Each of the covenants of the Company and the Acquisition Entities to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c)           Since the date of this Agreement, no Company Material Adverse Effect shall have occurred which is continuing and uncured;

(d)           The Pre-Merger Reorganization shall have been consummated pursuant to the terms and conditions of this Agreement (including Article II and the Pre-Merger Reorganization Schedule); and

(e)           The Company shall have delivered to SPAC a certificate, signed by an authorized officer of the Company and dated as of the Closing Date, certifying the conditions set forth in Section 10.2(a), Section 10.2(b), Section 10.2(c) and Section 10.2(d) have been fulfilled.

Section 10.3.          Conditions to Obligations of the Company and the Acquisition Entities at Closing. The obligations of the Company and the Acquisition Entities to consummate, or cause to be consummated, the Transactions to occur at the Closing are subject to the satisfaction of the following additional conditions as of the Closing Date, any one or more of which may be waived in writing by the Company:

(a)           The representations and warranties contained in Section 5.1 (Organization, Good Standing, Corporate Power and Qualification), Section 5.2 (Capitalization and Voting Rights), Section 5.3 (Corporate Structure; Subsidiaries), Section 5.4 (Authorization), Section 5.10 (Brokers) and Section 5.15 (Business Activities) (collectively, the “Specified SPAC Representations”) that is (i) qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all respects, and (ii) not qualified by materiality, “material” or “SPAC Material Adverse Effect” or any similar limitation, shall be true and correct in all material respects, in the case of each of the foregoing clauses (i) and (ii), as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date). Each of the representations and warranties of SPAC contained in Article V (other than the Specified SPAC Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be so true and correct on and as of such earlier date), except, in any case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect;

(b)           Each of the covenants of SPAC to be performed as of or prior to the Closing Date shall have been performed in all material respects;

(c)           Since the date of this Agreement, no SPAC Material Adverse Effect shall have occurred which is continuing and uncured;

(d)           SPAC shall deliver or cause to be delivered to the Company a certificate signed by an authorized officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 10.3(a), Section 10.3(b) and Section 10.3(c) have been fulfilled; and

(e)           The Available SPAC Cash shall be not less than US$30,000,000 (the “Minimum Cash Condition”).

Section 10.4.          Frustration of Conditions. None of SPAC, the Acquisition Entities or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such party’s failure to comply in all material respects with its obligations under this Agreement.

Article XI

TERMINATION/EFFECTIVENESS

Section 11.1.          Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Share Exchange Effective Time:

(a)           by mutual written consent of the Company and SPAC;

(b)           by written notice from either the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c)           by written notice from either the Company or SPAC to the other if the SPAC Shareholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement; provided that such termination right shall not be exercisable by SPAC if SPAC has materially breached any of its obligations under Article IX;

(d)           by written notice from SPAC to the Company if there is any breach of any representation, warranty, covenant or agreement on the part of the Company or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 10.2 would not be satisfied at the relevant Closing Date (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company or such Acquisition Entity then, for a period of up to 30 days after receipt by the Company of written notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, provided that SPAC shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e)           by written notice from the Company to SPAC if there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 10.3 would not be satisfied at the relevant Closing Date (a “Terminating SPAC Breach”), except that if any such Terminating SPAC Breach is curable by SPAC then, for a period of up to 30 days after receipt by SPAC of written notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period, provided that Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(f)            by written notice from SPAC to the Company if the Required Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof taken in accordance with this Agreement;

(g)           by written notice from SPAC to the Company if any shareholder of Merger Sub revokes, or seeks to revoke, the Merger Sub Written Resolution;

(h)           by written notice from either SPAC or the Company to the other, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the Business Combination Deadline (and if such Business Combination Deadline shall not be a Business Day, then the next following Business Day); provided that the right to terminate this Agreement pursuant to this Section 11.1(h) will not be available to any party whose breach of any provision of this Agreement primarily caused or resulted in the failure of the Transactions to be consummated by such time; or

(i)            by written notice from the Company to SPAC, if, after the SPAC Shareholders’ Meeting and based upon the final SPAC Shareholder Redemption Amount, the Company reasonably determines in good faith that the Minimum Cash Condition is unlikely to be satisfied by the Business Combination Deadline.

Section 11.2.          Effect of Termination.

(a)           Any termination of this Agreement under Section 11.1 above shall be effective immediately upon execution of the mutual written consent by the required parties or the delivery of written notice of the party seeking termination to the other parties, as the case may be.

(b)           In the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any party hereto or its respective Affiliates, officers, directors or shareholders, other than Liability of the Company, SPAC or any Acquisition Entity, as the case may be, for fraud or for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 11.2 and Article XII shall survive any termination of this Agreement.

Article XII

MISCELLANEOUS

Section 12.1.          Trust Account Waiver. Notwithstanding anything to the contrary set forth in this Agreement, the Company and each Acquisition Entity acknowledges that, pursuant to the final prospectus of SPAC, filed with the SEC on December 20, 2021 (Registration No. 333-261440) (the “SPAC Prospectus”), including the Trust Agreement, SPAC has established the trust account described therein (the “Trust Account”) for the benefit of SPAC’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company and each Acquisition Entity further acknowledges and agrees that SPAC’s sole assets consist of the cash proceeds of SPAC’s initial public offering (the “IPO”) and private placements of its securities occurring simultaneously with the IPO, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. Accordingly, the Company (on behalf of itself and its Affiliates) and each Acquisition Entity hereby waives any past, present or future claim of any kind arising out of this Agreement against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC, to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason. Notwithstanding the foregoing, nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC pursuant to this Agreement for legal relief against monies or other assets of SPAC held outside the Trust Account or for specific performance or other equitable relief in connection with the Transactions contemplated in this Agreement and the Transaction Documents or for intentional fraud in the making of the representations and warranties in Article V. This Section 12.1 shall survive the termination of this Agreement for any reason.

Section 12.2.          Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 12.3.          Notices. All general notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by courier or sent by registered post or sent by electronic mail to the intended recipient thereof at its address or at its email address set out below (or to such other address or email address as a party may from time to time notify the other parties). Any such notice, demand or communication shall be deemed to have been duly served (a) if given personally or sent by courier, upon delivery during normal business hours at the location of delivery or, if later, then on the next Business Day after the day of delivery; (b) if sent by electronic mail during normal business hours at the location of delivery, immediately, or, if later, then on the next Business Day after the day of delivery; (c) the third Business Day following the day sent by reputable international overnight courier (with written confirmation of receipt), and (d) if sent by registered post, five days after posting. The initial addresses and email addresses of the parties for the purpose of this Agreement are:

(a)            If to SPAC, to:

AP Acquisition Corp

10 Collyer Quay
#37-00 Ocean Financial Center, Singapore

Attention: Keiichi Suzuki

Email: keiichi.suzuki@advantagepartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis

26th Floor, Gloucester Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Attention: Jesse Sheley; Joseph Raymond Casey

Email: jesse.sheley@kirkland.com; joseph.casey@kirkland.com

(b)            If to the Company or any Acquisition Entity, to:

JEPLAN, Inc.

12-2 Ogimachi

Kawasaki-ku, Kawasaki City Kanagawa

210-0867, Japan

Attention: Mr. Masayuki Fujii

Email: masayuki-fujii@jeplan.co.jp

with a copy (which shall not constitute notice) to:

Greenberg Traurig LLP

1 Vanderbilt Ave
New York, New York 10017
Attention: Koji Ishikawa; Barbara A. Jones; Adam Namoury
Email: ishikawak@gtlaw.com; barbara.jones@gtlaw.com; adam.namoury@gtlaw.com

Section 12.4.         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 12.5.         Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company or any of its Subsidiaries, or any participant in any Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of SPAC, the Company, any Acquisition Entity or their respective Affiliates to amend, terminate or otherwise modify any Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (i) the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.4, (ii) the Non-Recourse Parties (and their respective successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 12.17, and (iii) the Sponsor is an intended third party beneficiary of, and may enforce the rights of SPAC under Section 8.4(a)(i) and this Section 12.5(iii) and all other rights expressly described in this Agreement as being rights of SPAC.

Section 12.6.         Expenses. Each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants, except that SPAC and the Company shall each pay one-half of all printer fees, costs and expenses of Toppan Merrill LLC for the preparation of the Proxy/Registration Statement and any Transactions-related filings to be made by SPAC or PubCo with the SEC (excluding (a) SPAC’s ongoing reporting obligations under the Exchange Act and (b) SPAC’s printing and mailing costs associated with the distribution of the Proxy/Registration Statement to its shareholders); provided, however, that if the Closing shall occur, the Surviving Corporation shall pay or cause to be paid (i) all Transfer Taxes and (ii) in accordance with Section 3.2(a)(ii)(2), the accrued and unpaid SPAC Transaction Expenses and the accrued and unpaid Company Transaction Expenses.

Section 12.7.         Governing Law. This Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state; provided that the fiduciary duties of the Company Board and the SPAC Board, the Merger and any exercise of appraisal and dissenters’ rights under the laws of the Cayman Islands with respect to the Merger, shall in each case be governed by the laws of the Cayman Islands.

Section 12.8.         Consent to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN Section 12.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS Section 12.8.

Section 12.9.         Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 12.10.        Disclosure Letters. The Disclosure Letters (including, in each case, any section thereof) referenced in this Agreement are a part of this Agreement as if fully set forth herein. All references in this Agreement to the Disclosure Letters (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter to which it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality or that the facts underlying such information constitute a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable.

Section 12.11.        Entire Agreement. This Agreement (together with the Disclosure Letters) and the other Transaction Documents constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Summary of Certain Proposed Terms and Conditions between SPAC and the Company, dated as of November 25, 2022). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in the Transaction Documents.

Section 12.12.        Amendments. This Agreement may be amended or modified in whole or in part prior to the Merger Effective Time, only by a duly authorized agreement in writing in the same manner as this Agreement, which makes reference to this Agreement and which shall be executed by the Company, SPAC and the Acquisition Entities; provided, however, that after the Company Shareholder Approval or the SPAC Shareholders’ Approval has been obtained, there shall be no amendment or waiver that by applicable Law requires further approval by the shareholders of the Company or the shareholders of SPAC, respectively, without such approval having been obtained.

Section 12.13.        Publicity.

(a)           All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing, be subject to the prior mutual approval of SPAC and the Company; provided, that no such party shall be required to obtain consent pursuant to this Section 12.13(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 12.13(a).

(b)           The restriction in Section 12.13(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall, to the extent practicable, use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.

Section 12.14.        Confidentiality. The existence and terms of this Agreement are confidential and may not be disclosed by either party hereto, their respective Affiliates or any Representatives of any of the foregoing, and shall at all times be considered and treated as confidential (the “Confidential Information”). Notwithstanding anything to the contrary contained in the preceding sentence, each party shall be permitted to disclose Confidential Information, including the Transaction Documents, the fact that the Transaction Documents have been signed and the status and terms of the Transactions to its existing or potential Affiliates, joint ventures, joint venture partners, shareholders, lenders, underwriters, financing sources and any Governmental Authority (including NYSE), and to the extent required, in regulatory filings, and their respective Representatives; provided that such parties entered into customary confidentiality agreements or are otherwise bound by fiduciary or other duties to keep such information confidential.

Section 12.15.        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties hereto.

Section 12.16.        Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 12.17.        Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party to this Agreement or any other Transaction Document), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any party hereto and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, any Acquisition Entity or SPAC under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions (each of the Persons identified in the foregoing sub-clauses (a) or (b), a “Non-Recourse Party”, and collectively, the “Non-Recourse Parties”).

Section 12.18.        Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 11.2, the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing and (b) this Article XII.

Section 12.19.        Conflicts and Privilege.

(a)           The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other Equity Securities of SPAC or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than PubCo or the Surviving Corporation) (collectively, the “SPAC Group”), on the one hand, and (y) PubCo, the Surviving Corporation or any member of the Group, on the other hand, any legal counsel, including Kirkland & Ellis (“K&E”) and Maples and Calder (Singapore) LLP, that represented SPAC or the Sponsor prior to the Closing may represent the Sponsor or any other member of the SPAC Group, in such dispute even though the interests of such Persons may be directly adverse to PubCo or the Surviving Corporation, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for PubCo, the Surviving Corporation or the Sponsor. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among SPAC, the Sponsor or any other member of the SPAC Group, on the one hand, and K&E or Maples and Calder (Singapore) LLP, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the SPAC Group after the Closing, and shall not pass to or be claimed or controlled by PubCo or the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or the Sponsor under a common interest agreement shall remain the privileged communications or information of PubCo and the Surviving Corporation.

(b)           The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the SPAC Group, on the one hand, and (y) PubCo, the Surviving Corporation or any member of the Group, on the other hand, any legal counsel, including Greenberg Traurig, LLP (“GT”) and Mourant Ozannes (Cayman) LLP (“Mourant”), that represented the Company prior to the Closing may represent the Company or any other member of the Group, in such dispute. The Company, SPAC and the Acquisition Entities, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among any member of the Group, on the one hand, and GT or Mourant, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Group after the Closing.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SPAC:

AP ACQUISITION CORP

By:	/s/ Keiichi Suzuki
Name:	Keiichi Suzuki
Title:	Director

[Signature Page to Business Combination Agreement]

MERGER SUB:

JEPLAN MS, Inc.

By:	/s/ Masaki Takao
Name:	Masaki Takao
Title:	Director

[Signature Page to Business Combination Agreement]

PUBCO:

JEPLAN Holdings, Inc.

By:	/s/ Masaki Takao
Name:	Masaki Takao
Title:	Representative Director

[Signature Page to Business Combination Agreement]

COMPANY:

JEPLAN, Inc.

By:	/s/ Masaki Takao
Name:	Masaki Takao
Title:	Representative Director and Chief Executive Officer

[Signature Page to Business Combination Agreement]

Exhibit A

Form of Amended Company Charter

AMENDED AND RESTATED ARTICLES OF INCORPORATION

JEPLAN, INC

JEPLAN, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION1

ARTICLE I

General Provisions

Section 1. (Trade Name)

This Company is called 株式会社ＪＥＰＬＡＮ.It shall be described as JEPLAN, INC. in English.

Section 2. (Purpose)

This Company’s purpose shall be to conduct the following business:

1)	The purchase and sale and trade of the following goods:

a.	Hydrocarbon fuel and its ingredients

b.	Chemical products and their materials and ingredients

c.	Textile products and their materials

d.	Foods and other agricultural, forestry, livestock and fishery products, and goods of the foregoing

2)	Business of research, development, production, manufacturing, processing, collection, delivery, disposal and recycling of any of the foregoing goods

3)	Business regarding sales marketing for related to each item in (1)

4)	Business related to research, development, installation work, lease and upkeep of machinery related to each item in (1)

5)	Business related to design, procurement, construction, operation, sale, lease, maintenance and upkeep of equipment and facility related to each item in (1)

1 Note: This is a form of the Articles after the Closing, which is expected at the time of execution of the Business Combination Agreement. It may be subject to amendment or revision if the Company changes its plan before the Closing.

6)	Business related to development, acquisition, use, maintenance, lease and sale of intellectual properties, including industrial property rights, copyrights, publication rights, rights neighboring on copyright, and other intangible property rights as well as character goods, know-how, software, etc.

7)	Business related to Internet and other telecommunication network, services providing information using electric technologies and services collecting information as referred to in the preceding items.

8)	Restaurant business and business related to the purchase and sale of wine, beer and other alcoholic beverages, beverages for pleasure, soft drinks and other beverages, and confectionery

9)	Business related to planning, publicity and advertising, and managing of various events

10)	Used goods trading business and related business, including warehousing and the forwarding businesses of land transportation, maritime transportation, air transportation

11)	Agent services, brokerage services and wholesale services of any of the foregoing items

12)	Consulting services regarding any of the foregoing items

13)	Any and all business related to any of the foregoing items

Section 3. (Principal Place of Business）

This Company shall have the principal place of business in Kawasaki City, Kanagawa Prefecture.

Section 4. (Method of Public Notice）

The public notice of this Company shall be made by publication in The Nikkan Kogyo Shimbun.

Section 5. (Establishment of Governing Bodies）

In addition to stockholders meeting and Directors, this Company shall have the following governing bodies:

1)	The Board of Directors

2)	Corporate Auditors

3)	The Board of Corporate Auditors

4)	Accounting Auditor

ARTICLE II

Stock

Section 6. (Total Number of Authorized Shares）

The total number of authorized shares of this Company shall be ● shares.

Section 7. (Restriction on Stock Transfer）

Transfer of stock of this Company shall require the approval of the Board of Directors.

Section 8. (Stockholder Registry Administrator）

This Company shall have a stockholder registry administrator.

2. The Board of Directors by its resolution shall select a stockholder registry administrator and the place of his/her administration.

3. This Company’s stockholder registry and original registry of share acquisition rights shall be kept at the place of the administration of the stockholder registry administrator, this Company shall cause the stockholder registry administrator to make entry into, or recordation of, stockholder registry and original registry of share acquisition right registration and this Company shall not handle any of the foregoing.

Section 9. (Stock Administration Rules）

The shares and fees of this Company shall be prescribed by the stock administration rules adopted by the Board of Directors in addition to those set forth by the laws and in the Articles of Incorporation.

Section 10. (Record Date)

This Corporation shall deem those stockholders entered or recorded in the final stockholder registry as of the last day of each business year as the stockholders who will be entitled to exercise their rights at the ordinary general stockholders meeting regarding that business year.

2. In addition to the foregoing subsection or otherwise prescribed by the Articles of Incorporation, if it becomes necessary, this Company, pursuant to a resolution adopted at the Board of Directors meeting and with prior notice, may deem those stockholders or registered stock pledgee entered or recorded in the final stockholder registry as of certain date as the ones who are entitled to exercise their rights as stockholders or registered stock pledgees.

ARTICLE III

Meetings of Stockholders

Section 11. (Matters to be Decided at Stockholders Meeting）

Stockholders meetings shall only adopt those matters which are prescribed by the Companies Act or set forth in the Articles of Incorporation.

Section 12. (Time to Convene a Stockholders Meeting)

The ordinary general meeting of stockholders of this Company shall be convened within three months after the last day of each business year, and an extraordinary general meeting of stockholders shall be convened when it becomes necessary.

Section 13. (Person Who May Convene a Meeting, and Chair)

Unless otherwise set forth by law, a meeting of stockholders shall be convened by the Representative Director and Director by the order of the resolution by the Board of Directors, and the President and Director shall serve as chair. Provided that if the Representative Director is not available due to an accident, another Director, by the order determined by the Board of Directors, shall take his/her place.

Section 14. (Required Vote for Resolution)

A special resolution (those resolutions set forth in Section 309(2) of the Companies Act) shall be adopted by the affirmative vote of at least two thirds of shares present at a meeting of stockholders where stockholders who own more than one third of the shares of stock entitled to vote are present.

2. Unless otherwise prescribed by law or set forth in the Articles of Incorporation, any resolutions other than those set forth in the foregoing subsection at a meeting of stockholders shall be adopted by the affirmative vote of a majority of the shares represented by stockholders who are present and entitled to vote.

Section 15. (Vote by Proxy)

A stockholder may exercise his/her/its voting rights by appointing another stockholder who has a voting right of this Company as his/her/its proxy.

2. In the foregoing case, a stockholder or his/her/its proxy must submit to this Company a document evidencing the proxy power at each meeting of stockholders.

ARTICLE IV

Directors and the Board of Directors

Section 16. (Number of Directors)

The number of Directors of this Company shall not be more than five.

Section 17. (Procedure to Elect Directors)

Directors shall be elected by a resolution adopted at a stockholders meeting.

2. The resolution to elect Directors described in the foregoing subsection shall require approval of a majority of the shares represented and voting at a meeting at which the stockholders who hold at least one third of the shares entitled to vote were present. A resolution to elect Directors shall not require cumulative voting.

Section 18. (Term of Director)

A Director’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of such Director.

Section 19. (Representative Director)

One Representative Director shall be elected by a resolution of the Board of Directors.

2. The Representative Director shall represent the company and execute business of the company. Directors.

Section 20. (Convening the Board of Directors Meetings, Chair and Notice)

A meeting of the Board of Directors shall be convened by the Representative Director, who shall serve as chair. Provided that in the event that the Representative Director is not available due to an accident, another Director, by the order determined by the Board of Directors, shall take his/her place.

2. A notice of a meeting of the Board of Directors shall be sent to each Director and corporate auditor at least three days prior to the meeting. Provided that this period may be shortened in case of an emergency.

3. A meeting of the Board of Directors may be held without following the procedures for convening a meeting if all Directors and Corporate Auditors consent thereto.

Section 21. (Voting at a Meeting of the Board of Directors and Substitution for Resolutions)

A resolution of the Board of Directors shall be adopted by [the affirmative vote of] a majority of the Directors present at a meeting where a majority of the Directors who are entitled to vote are present.

2. If, pursuant to Section 370 of the Companies Act, a Director has made a proposal regarding the subject matter of a meeting of the Board of Directors and all of Directors have expressed their consent in writing or electronic record, such proposal shall be deemed to be adopted at the meeting of the Board of Directors. Provided that this does not apply when a corporate auditor expresses [his/her] objection.

Section 22. (Minutes of Directors Meeting)

A summary of proceeding of the Board of Directors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Directors and Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.

Section 23. (Rules of the Board of Directors)

Matters regarding the Board of Directors shall be set forth by law or this Articles of Incorporation as well as the rules of the Board of Directors adopted by the Board of Directors.

Section 24. (Director Compensation etc.)

Compensation etc. shall be determined by a resolution adopted at a stockholders meeting.

Section 25. (Exculpation of Directors)

Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a Director (including a former Director) from liabilities to the extent such liabilities exceed the maximum liability under the law.

2. Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a Director (except a Director who is also an executive officer) to limit such Director’s liabilities if conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.

ARTICLE V

(Corporate Auditors and the Board of Corporate Auditors)

Section 26. (Number of Corporate Auditors)

This Company shall have Corporate Auditors, and the number of such Corporate Auditors shall not be more than four.

Section 27. (Election of Corporate Auditors)

Corporate Auditors shall be elected at a stockholders meeting.

2. The election of Corporate Auditors shall be approved by an affirmative vote of a majority of the shares at a meeting where stockholders owning more than one third of the shares entitled to vote are present.

Section 28. (Term of Corporate Auditors)

A corporate auditor’s term expires at the conclusion of the last stockholders meeting regarding the last of the four business years ended after the election of such corporate auditor.

2. The term of a corporate auditor who is appointed as a successor to a corporate auditor who left prior to the expiration of the term shall expire at the time when the term of the corporate auditor who had left would expire.

Section 29. (Full-Time Corporate Auditor)

The Board of Corporate Auditors shall select full-time corporate auditor.

Section 30. (Notice to Convene the Board of Corporate Auditors)

A notice to convene the Board of Corporate Auditors shall be sent to each corporate auditor three days prior to the meeting. Provided that this period may be shortened in case of an emergency.

2. A meeting of the Board of Corporate Auditors may be held without following the procedures for convening a meeting if all the Auditors consent thereto.

Section 31. (Vote Required at the Board of Corporate Auditors)

Except as otherwise set forth by law, a resolution at the Board of Corporate Auditors shall be approved by a majority of Corporate Auditors.

Section 32. (Minutes of the Board of the Corporate Auditors）

A summary of proceedings of the Board of Corporate Auditors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.

Section 33. (Rules of the Board of Corporate Auditors)

Matters regarding the Board of Corporate Auditors shall be set forth by law or the Articles of Incorporation as well as the rules of the Board of Corporate Auditors adopted by the Board of Corporate Auditors.

Section 34. (Corporate Auditors’ Compensation etc.）

Compensation etc. of Corporate Auditors shall be determined by a resolution adopted at a stockholders meeting.

Section 35. (Exculpation of Corporate Auditor)

Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423.1 of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a corporate auditor (including a former corporate auditor) from liabilities to the extent such liabilities exceed the maximum liability under the law.

2. Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a corporate auditor to limit such corporate auditor’s liabilities if conditions set forth in Section 423.1 of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.

ARTICLE VI

Accounting Auditor

Section 36. (Election of Accounting Auditor)

An accounting auditor shall be elected by a resolution adopted at a stockholders meeting.

Section 37. (Term of Accounting Auditor)

An accounting auditor’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of the accounting auditor.

2. Unless a resolution is adopted otherwise at the ordinary general meeting of stockholders set forth in the foregoing subsection, the accounting auditor shall be reelected at such ordinary general stockholders meeting.

Section 38. (Accounting Auditor’s Compensation etc.)

Compensation etc. of the accounting auditor shall be determined by the Representative Director with the consent of the Board of Corporate Auditors.

ARTICLE VII

Accounting

Section 39. (Business Year)

The business year of this Company shall begin on January 1 and end on December 31 each year.

Section 40. (Dividend)

This Company may, by a resolution adopted by the Board of Directors, determine any matter set forth in an item in Section 459(1) of the Companies Act.

2. This Company may distribute surplus in cash (the “Dividend”) to stockholders or registered stock pledgees who are entered into or recorded in the last stockholders registry (including register of substantial shareholders) as of the last day of each business year.

3. In addition to the foregoing, this Company may determine by a resolution adopted by the Board of Directors a record date and may pay dividends.

Section 41. (Statute of Limitations regarding Dividend etc.)

This Company shall be relieved from payment obligation should the Dividend not be received by a stockholder or registered stock pledgee after three years since the date when the payment commences.

2. No interest shall accrue on the unpaid Dividend.

Exhibit B

Form of Plan of Merger

Exhibit B

AP Acquisition Corp (the Surviving Company)

and

JEPLAN MS, Inc. (the Merging Company)

PLAN OF MERGER

Date:

1

THIS PLAN OF MERGER (this Plan of Merger) is dated _______________ 2023 between:

(1)	AP Acquisition Corp, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the Surviving Company); and

(2)	JEPLAN MS, Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands (the Merging Company).

RECITALS

(A)	The board of directors of each of the Surviving Company and the Merging Company have, in accordance with section 233(3) of the Companies Act, approved a merger pursuant to which the Merging Company will (i) merge with and into the Surviving Company, with the undertaking, property and liabilities of the Merging Company vesting in the Surviving Company and (ii) cease to exist, with the Surviving Company continuing as the surviving company (the Merger).

(B)	The Merger shall be upon the terms and subject to the conditions of (i) the Merger Agreement (defined below), (ii) this Plan of Merger and (iii) the provisions of Part XVI of the Companies Act (defined below).

(C)	The shareholders of each of the Surviving Company and the Merging Company have, in accordance with section 233(6) of the Companies Act, authorised this Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(D)	Each of the Surviving Company and the Merging Company deems it desirable and in the commercial interests of the Surviving Company and the Merging Company (respectively) to, and wishes to, enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Plan of Merger:

Companies Act	means the Companies Act (as amended) of the Cayman Islands;

Constituent Company	means each of the Surviving Company and the Merging Company;

Effective Date	means the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Companies Act or such later date as the directors of the Constituent Companies may agree and specify in accordance with this Plan of Merger and the Companies Act;

Merger Agreement	means the business combination agreement dated [_] June 2023 between the Surviving Company, JEPLAN Holdings, Inc., the Merging Company and JEPLAN, Inc. in the form annexed as Schedule 1 to this Plan of Merger;

Registrar	means the Registrar of Companies in the Cayman Islands; and

Restated M&A	means the amended and restated memorandum and articles of association of the Surviving Company in the form annexed as Schedule 2 to this Plan of Merger.

2

1.2	Interpretation

The following rules apply in this Plan of Merger unless the context requires otherwise:

(a)	Headings are for convenience only and do not affect interpretation.

(b)	The singular includes the plural and the converse.

(c)	A gender includes all genders.

(d)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	A reference to any agreement, deed or other document (or any provision of it), includes it as amended, varied, supplemented, extended, replaced, restated or transferred from time to time.

(f)	A reference to any legislation (or any provision of it) includes a modification or re-enactment of it, a legislative provision substituted for it and any regulation or statutory instrument issued under it.

1.3	Schedules

The Schedules form part of this Plan of Merger and shall have effect as if set out in full in the body of this Plan of Merger. Any reference to this Plan of Merger includes the Schedules.

2.	Plan of Merger

2.1	Constituent company details

(a)	The constituent companies (as defined in the Companies Act) to the Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company, which shall continue to be named AP Acquisition Corp after the Merger.

(c)	The registered office of the Surviving Company is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The registered office of the Merging Company is at the offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. Following the Effective Date, the registered office of the Surviving Company will continue to be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(d)	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company will be US$55,500 divided into 500,000,000 Class A ordinary shares of a par value of US$0.0001 each, of which 17,250,000 Class A ordinary shares are issued and outstanding, 50,000,000 Class B ordinary shares of a par value of US$0.0001 each, of which 4,312,500 Class B ordinary shares are issued and outstanding, and 5,000,000 preference shares of a par value of US$0.0001 each, of which no preference shares are issued, fully paid and outstanding.

3

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company will be US$1.00 divided into 100 shares of a par value of US$0.01 each, of which one share is issued and outstanding.

(f)	On the Effective Date, the authorised share capital of the Surviving Company shall continue to be US$55,500 divided into 555,000,000 shares of a par value of US$0.0001 each.

2.2	Effective Date

The Merger shall be effective on the Effective Date.

2.3	Terms and conditions of the Merger

The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company, are set out in this Plan of Merger and the Merger Agreement.

2.4	Memorandum of association and articles of association

On the Effective Date, the memorandum and articles of association of the Surviving Company shall be amended and restated by the deletion of the then-current memorandum and articles of association of the Surviving Company in their entirety and the substitution in their place of the Restated M&A.

2.5	Rights and restrictions attaching to shares

Following the Merger, the rights and restrictions attaching to the shares in the Surviving Company will be as set out in the Restated M&A.

2.6	Property

On the Effective Date, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

2.7	Directors of the Surviving Company

The names and addresses of the directors of the Surviving Company shall be as follows:

Name	Address

[_]	[_]

[_]	[_]

2.8	Directors' benefits

No amounts or benefits will be paid or payable to any director of either of the Constituent Companies consequent upon the Merger.

4

2.9	Secured creditors

(a)	The Surviving Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

(b)	The Merging Company has no secured creditors and has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.

3.	Approval and Authorisation

This Plan of Merger has been:

(a)	approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Companies Act; and

(b)	authorised by special resolution of the shareholders of the Surviving Company pursuant to section 233(6) of the Companies Act; and

(c)	authorised by special resolution of the sole shareholder of the Merging Company pursuant to section 233(6) of the Companies Act.

4.	AMENDMENT and termination

4.1	At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Constituent Companies, to:

(a)	change the Effective Date, provided that the new Effective Date shall not be a date later than the ninetieth (90th) day after the date of registration of this Plan of Merger by the Registrar; or

(b)	to make any other change to the Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

4.2	At any time prior to the Effective Date, this Plan of Merger may be terminated by the board of directors of either of the Constituent Companies.

4.3	If this Plan of Merger is amended or terminated in accordance with this Clause after it has been filed with the Registrar but before it has become effective, the Constituent Companies shall file or cause to be filed notice of the amendment or termination (as applicable) with the Registrar in accordance with sections 235(2) and 235(4) of the Companies Act and shall distribute copies of such notice in accordance with section 235(3) of the Companies Act.

5.	Counterparts

This Plan of Merger may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Plan of Merger.

6.	Governing Law

This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

[The signature page follows]

5

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED	)
for and on behalf of	)
AP Acquisition Corp acting by:	)
	)	Name:
)
	)	Position: Director

SIGNED	)
for and on behalf of	)
JEPLAN MS, Inc. acting by:	)
	)	Name:
)
	)	Position: Director

6

Schedule 1

Merger Agreement

7

Schedule 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

8

Exhibit C

Form of PubCo Charter

AMENDED AND RESTATED ARTICLES OF INCORPORATION

JEPLAN Holdings, INC

JEPLAN Holdings, INC.

AMENDED AND RESTATED ARTICLES OF INCORPORATION

ARTICLE I

General Provisions

Section 1. (Trade Name)

This Company is called 株式会社 JEPLAN Holdings. It shall be described as JEPLAN Holdings, INC. in English.

Section 2. (Purpose)

This Company aims to engage in the following businesses and to control or manage the business activities of domestic companies or foreign companies equivalent to them through the ownership of stocks or shares in such companies, as well as to engage in the following businesses:

1)	The purchase and sale and trade of the following goods:

a.	Hydrocarbon fuel and its ingredients

b.	Chemical products and their materials and ingredients

c.	Textile products and their materials

d.	Foods and other agricultural, forestry, livestock and fishery products, and goods of the foregoing

2)	Business of research, development, production, manufacturing, processing, collection, delivery, disposal and recycling of any of the foregoing goods

3)	Business regarding sales marketing for related to each item in (1)

4)	Business related to research, development, installation work, lease and upkeep of machinery related to each item in (1)

5)	Business related to design, procurement, construction, operation, sale, lease, maintenance and upkeep of equipment and facility related to each item in (1)

6)	Business related to development, acquisition, use, maintenance, lease and sale of intellectual properties, including industrial property rights, copyrights, publication rights, rights neighboring on copyright, and other intangible property rights as well as character goods, know-how, software, etc.

7)	Business related to Internet and other telecommunication network, services providing information using electric technologies and services collecting information as referred to in the preceding items.

8)	Restaurant business and business related to the purchase and sale of wine, beer and other alcoholic beverages, beverages for pleasure, soft drinks and other beverages, and confectionery

9)	Business related to planning, publicity and advertising, and managing of various events

10)	Used goods trading business and related business, including warehousing and the forwarding businesses of land transportation, maritime transportation, air transportation

11)	Agent services, brokerage services and wholesale services of any of the foregoing items

12)	Consulting services regarding any of the foregoing items

13)	Any and all business related to any of the foregoing items

Section 3. (Principal Place of Business）

This Company shall have the principal place of business in Kawasaki City, Kanagawa Prefecture.

Section 4. (Method of Public Notice）

The public notice of this Company shall be made by publication in The Nikkan Kogyo Shimbun.

Section 5. (Establishment of Governing Bodies）

In addition to stockholders meeting and Directors, this Company shall have the following governing bodies:

1)	The Board of Directors

2)	Corporate Auditors

3)	The Board of Corporate Auditors

4)	Accounting Auditor

ARTICLE II

Stock

Section 6. (Total Number of Authorized Shares）

The total number of authorized shares of this Company shall be [●] shares.

Section 7. (Acquisition of Treasury Stocks）

This Company may, upon the resolution of the Board of Directors, acquire treasury stocks through market trades and other transactions.

Section 8. (Issuance of Stock Certificates）

This Company issues stock certificates related to its shares.

Section 9. (Stockholder Registry Administrator）

This Company shall have a stockholder registry administrator.

2. The Board of Directors by its resolution shall select a stockholder registry administrator and the place of his/her administration.

3. This Company’s stockholder registry, original registry of share acquisition rights and registry of lost stock certificates shall be kept at the place of the administration of the stockholder registry administrator. This Company shall cause the stockholder registry administrator to make entry into, or recordation of, stockholder registry, original registry of share acquisition rights and registry of lost stock certificates and this Company shall not handle any of the foregoing.

Section 10. (Stock Administration Rules）

The administration of matter relating to shares this Company and related fees shall be prescribed by the Stock Administration Rules adopted by the Board of Directors in addition to those set forth by the laws and in the Articles of Incorporation.

Section 11. (Record Date)

This Corporation shall deem those stockholders entered or recorded in the final stockholder registry as of the last day of each business year as the stockholders who will be entitled to exercise their rights at the ordinary general stockholders meeting regarding that business year.

2. In addition to the foregoing subsection or otherwise prescribed by the Articles of Incorporation, if it becomes necessary, this Company, pursuant to a resolution adopted at the Board of Directors meeting and with prior notice, may deem those stockholders or registered stock pledgee entered or recorded in the final stockholder registry as of certain date as the ones who are entitled to exercise their rights as stockholders or registered stock pledgees.

ARTICLE III

Meetings of Stockholders

Section 12. (Matters to be Decided at Stockholders Meeting）

Stockholders meetings shall only adopt those matters which are prescribed by the Companies Act or set forth in the Articles of Incorporation.

Section 13. (Time to Convene a Stockholders Meeting)

The ordinary general meeting of stockholders of this Company shall be convened within three months after the last day of each business year, and an extraordinary general meeting of stockholders shall be convened when it becomes necessary.

Section 14. (Person Who May Convene a Meeting, and Chair)

Unless otherwise set forth by law, a meeting of stockholders shall be convened by the Representative Director authorized by the resolution of the Board of Directors meeting and the Representative Director shall serve as chair. Provided that if the Representative Director is not available due to an accident, another director, by the order determined by the Board of Directors, shall substitute this Representative Director.

Section 15. (Required Vote for Resolution)

A special resolution (those resolutions set forth in Section 309(2) of the Companies Act) shall be adopted by the affirmative vote of at least two thirds of shares present at a meeting of stockholders where stockholders who own more than one third of the shares of stock entitled to vote are present.

2. Unless otherwise prescribed by law or set forth in the Articles of Incorporation, any resolutions other than those set forth in the foregoing subsection at a meeting of stockholders shall be adopted by the affirmative vote of a majority of the shares represented by stockholders who are present and entitled to vote.

Section 16. (Vote by Proxy)

A stockholder may exercise his/her/its voting rights by appointing another stockholder who has a voting right of this Company as his/her/its proxy.

2. In the foregoing case, a stockholder or his/her/its proxy must submit to this Company a document evidencing the proxy power at each meeting of stockholders.

ARTICLE IV

Directors and the Board of Directors

Section 17. (Number of Directors)

The number of Directors of this Company shall not be more than seven.

Section 18. (Procedure to Elect Directors)

Directors shall be elected by a resolution adopted at a stockholders meeting.

2. The resolution to elect Directors described in the foregoing subsection shall require approval of a majority of the shares represented and voting at a meeting at which the stockholders who hold at least one third of the shares entitled to vote were present. A resolution to elect Directors shall not require cumulative voting.

Section 19. (Term of Director)

A director’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of such director.

Section 20. (Representative Director)

One Representative Director shall be elected by a resolution of the Board of Directors.

2. The Representative Director shall represent the company and execute business of the company.

Section 21. (Convening the Board of Directors Meetings, Chair and Notice)

A meeting of the Board of Directors shall be convened by the Representative Director, who shall serve as chair. Provided that in the event that the Representative Director is not available due to an accident, another director, by the order determined by the Board of Directors, shall take his/her place.

2. A notice to convene a meeting of the Board of Directors shall be sent to each Director and Corporate Auditor at least three days prior to the meeting. Provided that this period may be shortened in case of an emergency.

3. A meeting of the Board of Directors may be held without following the procedures for convening a meeting if all Directors and Corporate Auditors consent thereto.

Section 22. (Voting at a the Board of Directors Meetings and Substitution for Resolutions)

A resolution of the Board of Directors shall be adopted by the affirmative vote of a majority of the Directors present at a meeting where a majority of the Directors who are entitled to vote are present.

2. If, pursuant to Section 370 of the Companies Act, a director has made a proposal regarding the subject matter of a meeting of the Board of Directors and all of Directors have expressed their consent in writing or electronic record, such proposal shall be deemed to be adopted at the meeting of the Board of Directors. Provided that this does not apply when a Corporate Auditor expresses his/her objection.

Section 23. (Minutes of the Board of Directors Meetings)

A summary of proceeding of the Board of Directors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Directors and Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.

Section 24. (Rules of the Board of Directors)

Matters regarding the Board of Directors shall be set forth by law or this Articles of Incorporation as well as the rules of the Board of Directors adopted by the Board of Directors.

Section 25. (Director Compensation etc.)

Compensation etc. (meaning the Remunerations prescribed by Article 361 of the Companies Act) shall be determined by a resolution adopted at a stockholders meeting.

Section 26. (Exculpation of Directors)

Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a director (including a former director) from liabilities to the extent such liabilities exceed the maximum liability under the law.

2. Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a director (except a director who is also an executive officer) to limit such director’s liabilities if conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.

ARTICLE V

(Corporate Auditors and the Board of Corporate Auditors)

Section 27. (Number of Corporate Auditors)

This Company shall have Corporate Auditors, and the number of such Corporate Auditors shall not be more than four.

Section 28. (Election of Corporate Auditors)

Corporate auditors shall be elected at a stockholders meeting.

2. The election of Corporate Auditors shall be approved by an affirmative vote of a majority of the shares at a meeting where stockholders owning more than one third of the shares entitled to vote are present.

Section 29. (Term of Corporate Auditors)

A Corporate Auditor’s term expires at the conclusion of the last stockholders meeting regarding the last of the four business years ended after the election of such Corporate Auditor.

2. The term of a Corporate Auditor who is appointed as a successor to a Corporate Auditor who left prior to the expiration of the term shall expire at the time when the term of the Corporate Auditor who had left would expire.

Section 30. (Full-Time Corporate Auditor)

The Board of Corporate Auditors shall select full-time Corporate Auditor.

Section 31. (Notice to Convene the Board of Corporate Auditors Meetings)

A notice to convene a meeting of the Board of Corporate Auditors shall be sent to each Corporate Auditor three days prior to the meeting. Provided that this period may be shortened in case of an emergency.

2. A meeting of the Board of Corporate Auditors may be held without following the procedures for convening a meeting if all the Corporate Auditors consent thereto.

Section 32. (Vote Required at the Board of Corporate Auditors Meetings)

Except as otherwise set forth by law, a resolution at the Board of Corporate Auditors shall be approved by a majority of Corporate Auditors.

Section 33. (Minutes of the Board of Corporate Auditors Meetings）

A summary of proceedings of the Board of Corporate Auditors and its result as well as other matters prescribed by law shall be entered into or recorded in minutes of the meeting, and the Corporate Auditors who attended the meeting shall write their names and sign the minutes or attach their electronic signatures.

Section 34. (Rules of the Board of Corporate Auditors)

Matters regarding the Board of Corporate Auditors shall be set forth by law or the Articles of Incorporation as well as the rules of the Board of Corporate Auditors adopted by the Board of Corporate Auditors.

Section 35. (Corporate Auditors’ Compensation etc.）

Compensation etc. of Corporate Auditors shall be determined by a resolution adopted at a stockholders meeting.

Section 36. (Exculpation of Corporate Auditor)

Pursuant to Article 426, Paragraph 1 of the Companies Act, in the event that conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligations are met, this Company may, by a resolution of the Board of Directors, exculpate a Corporate Auditor (including a former Corporate Auditor) from liabilities to the extent such liabilities exceed the maximum liability under the law.

2. Pursuant to Article 427, Paragraph 1 of the Companies Act, this Company may enter into an agreement with a Corporate Auditor to limit such Corporate Auditor’s liabilities if conditions set forth in Section 423(1) of the Companies Act regarding indemnification obligation are met. Provided that the limitation of indemnification obligation under such agreement shall be the minimum liability amount set forth by law.

ARTICLE VI

Accounting Auditor

Section 37. (Election of Accounting Auditor)

An accounting auditor shall be elected by a resolution adopted at a stockholders meeting.

Section 38. (Term of Accounting Auditor)

An accounting auditor’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of the accounting auditor.

2. Unless a resolution is adopted otherwise at the ordinary general meeting of stockholders set forth in the foregoing subsection, the accounting auditor shall be reelected at such ordinary general stockholders meeting.

Section 39. (Accounting Auditor’s Compensation etc.)

Compensation etc. of the accounting auditor shall be determined by the Representative Director with the consent of the Board of Corporate Auditors.

ARTICLE VII

Accounting

Section 40. (Business Year)

The business year of this Company shall begin on January 1 and end on December 31 each year.

Section 41. (Dividend)

This Company may, by a resolution adopted by the Board of Directors, determine any matter set forth in an item in Section 459(1) of the Companies Act.

2. This Company may distribute surplus in cash (the “Dividend”) to stockholders or registered stock pledgees who are entered into or recorded in the last stockholders registry (including register of substantial shareholders) as of the last day of each business year.

3. In addition to the foregoing, this Company may determine by a resolution adopted by the Board of Directors a record date and may pay dividends.

Section 42. （Statute of Limitations regarding Dividend etc.）

This Company shall be relieved from payment obligation should the Dividend not be received by a stockholder or registered stock pledgee after three years since the date when the payment is completed.

2. No interest shall accrue on the unpaid Dividend.

ARTICLE VIII

Supplementary Provisions

Section 43. （Compliance with Laws and Regulations）

All matters not provided for in this Articles of Incorporation shall be governed by the Companies Act and other applicable laws and regulations.

Exhibit D

Form of PubCo Series 1 Warrant Terms

Exhibit E

Form of PubCo Series 2 Warrant Terms

Exhibit F

Form of Amended Surviving Corporation Charter

Exhibit F

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

AP ACQUISITION CORP

(ADOPTED BY SPECIAL RESOLUTIONS DATED [ ] 2023)

COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

AP ACQUISITION CORP

(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2023)

1.	The name of the Company is AP Acquisition Corp.

2.	The registered office of the Company will be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by law as provided by Section 7(4) of the Companies Act.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.	Nothing in the preceding paragraphs shall be deemed to permit the Company to carry on the business of a bank or trust company without being licensed in that behalf under the provisions of the Banks and Trust Companies Act (as amended) or to carry on insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the provisions of the Insurance Act (as amended), or to carry on the business of company management without being licensed in that behalf under the provisions of the Companies Management Act (as amended).

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6.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands, provided that nothing in this Memorandum of Association shall be construed as to prevent the Company from effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of business outside the Cayman Islands.

7.	The liability of each member is limited to the amount from time to time unpaid on such member's shares.

8.	The authorised share capital of the Company is US$55,500 divided into 555,000,000 Shares of US$0.0001 par value each, with the power for the Company, insofar as is permitted by law and the Articles, to redeem, purchase or redesignate any of its shares and to increase or reduce the said share capital subject to the Companies Act (as amended) and the Articles and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained.

9.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

10.	Capitalised terms that are not defined in this Memorandum bear the meanings given to those terms in the Articles.

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COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

AP ACQUISITION CORP

(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2023)

i

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DISCLOSURE	27
CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE	27
REGISTRATION BY WAY OF CONTINUATION	27
MERGERS AND CONSOLIDATIONS	28
FINANCIAL YEAR	28
AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION	28
CAYMAN ISLANDS DATA PROTECTION	28

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COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

AP ACQUISITION CORP

(ADOPTED BY SPECIAL RESOLUTION DATED [ ] 2023)

TABLE A

1.	In these Articles, the regulations contained in Table A in the First Schedule to the Companies Act (as defined below) do not apply except insofar as they are repeated or contained in these Articles.

DEFINITIONS AND INTERPRETATION

2.	In these Articles, the following words and expressions shall have the meanings set out below save where the context otherwise requires:

Articles	these Articles of Association of the Company, as amended from time to time by Special Resolution;

Auditors	the auditor or auditors for the time being of the Company;

Board of Directors	the Directors assembled as a board or assembled as a committee appointed by that board;

Companies Act	the Companies Act (as amended);

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Company	the above-named company;

Directors	the directors of the Company for the time being;

Dividend	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles;

Electronic Record	has the same meaning as in the Electronic Transactions Act;

Electronic Transactions Act	the Electronic Transactions Act (as amended);

Memorandum	the Memorandum of Association of the Company, as amended and restated from time to time by Special Resolution;

Ordinary Resolution	a resolution passed by a simple majority of the votes of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy, at a general meeting, and includes a unanimous written resolution;

paid up	paid up as to the par value and any premium payable in respect of the issue of any Shares and includes credited as paid up;

person	any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having separate legal personality) or any of them as the context so requires;

Register of Members	the register of Shareholders to be kept pursuant to these Articles;

Registered Office	the registered office of the Company for the time being;

Seal	the common seal of the Company including any duplicate seal;

Secretary	any person appointed by the Directors to perform any of the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

Share	a share in the capital of the Company of any class including a fraction of such share;

Shareholder	any person registered in the Register of Members as the holder of Shares of the Company and, where two or more persons are so registered as the joint holders of such Shares, the person whose name stands first in the Register of Members as one of such joint holders;

Share Premium Account	the share premium account established in accordance with these Articles and the Companies Act;

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signed	includes an electronic signature and a signature or representation of a signature affixed by mechanical means;

Special Resolution	has the same meaning as in the Companies Act, and includes a unanimous written resolution; and

Treasury Shares	Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

3.	In these Articles, unless there be something in the subject or context inconsistent with such construction:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing a gender shall include other genders;

(c)	words importing persons only shall include companies, partnerships, trusts or associations or bodies of persons, whether corporate or not;

(d)	the word "may" shall be construed as permissive and the word "shall" shall be construed as imperative;

(e)	the word "year" shall mean calendar year, the word "quarter" shall mean calendar quarter and the word "month" shall mean calendar month;

(f)	a reference to a "dollar" or "$" is a reference to the legal currency of the United States of America;

(g)	a reference to any enactment includes a reference to any modification or re-enactment thereof for the time being in force;

(h)	a reference to any meeting (whether of the Directors, a committee appointed by the Board of Directors or the Shareholders or any class of Shareholders) includes any adjournment of that meeting;

(i)	Sections 8 and 19 of the Electronic Transactions Act shall not apply; and

(j)	a reference to "written" or "in writing" includes a reference to all modes of representing or reproducing words in visible form, including in the form of an Electronic Record.

4.	Subject to the two preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

5.	The table of contents to, and the headings in, these Articles are for convenience of reference only and are to be ignored in construing these Articles.

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COMMENCEMENT OF BUSINESS

6.	The business of the Company may be commenced as soon after incorporation as the Board of Directors shall see fit.

SITUATION OF REGISTERED OFFICE

7.	The Registered Office shall be at such address in the Cayman Islands as the Directors shall from time to time determine. The Company, in addition to the Registered Office, may establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

SHARES

8.	The Directors may impose such restrictions as they think necessary on the offer and sale of any Shares.

9.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may issue, allot and dispose of or grant options over the same and issue warrants or similar instruments with respect thereto to such persons, on such terms, and with or without preferred, deferred or other rights and restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise, and otherwise in such manner as they may think fit. For such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

10.	Subject to the Companies Act, and without prejudice to any rights previously conferred on the holders of existing Shares, any share or fraction of a share in the Company's share capital may be issued either at a premium or at par, and with such preferred, deferred, other special rights, or restrictions, whether in regard to Dividend, voting, return of share capital or otherwise, as the Board of Directors may from time to time by resolution determine, and any share may be issued by the Directors on the terms that it is, or at the option of the Directors is liable, to be redeemed or purchased by the Company whether out of capital in whole or in part or otherwise. No Share may be issued at a discount except in accordance with the Companies Act.

11.	The Directors may in their absolute discretion refuse to accept any application for Shares and may accept any application in whole or in part.

12.	The Company may on any issue of Shares deduct any sales charge or subscription fee from the amount subscribed for the Shares.

13.	No person shall be recognised by the Company as holding any Share upon any trust, and the Company shall not be bound by or recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except as otherwise provided by these Articles or as required by law) any other right in respect of any Share except an absolute right thereto in the registered holder, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

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14.	The Directors shall keep or cause to be kept a Register of Members as required by the Companies Act at such place or places as the Directors may from time to time determine. In the absence of any such determination, the Register of Members shall be kept at the Registered Office.

15.	The Directors in each year shall prepare or cause to be prepared an annual return and declaration setting forth the particulars required by the Companies Act in respect of exempted companies and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

16.	The Company shall not issue Shares to bearer.

17.	The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, calls or otherwise howsoever), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the foregoing generality, voting and participation rights) and other attributes of a Share. If more than one fraction of a Share is issued to or acquired by the same Shareholder, such fractions shall be accumulated.

18.	The premium arising on all issues of Shares shall be held in the Share Premium Account established in accordance with these Articles.

19.	Payment for Shares shall be made at such time and place and to such person on behalf of the Company as the Directors may from time to time determine. Payment for any Shares shall be made in such currency as the Directors may determine from time to time, provided that the Directors shall have the discretion to accept payment in any other currency or in kind or a combination of cash and in kind.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

20.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company and/or the Shareholder on such terms and in such manner as the Company may by Special Resolution, before the issue of such Shares, determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder; and

(c)	make a payment in respect of the redemption or purchase of Shares in any manner authorised by the Companies Act, including out of its capital, profits or the proceeds of a fresh issue of Shares.

21.	Unless the Directors determine otherwise, any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

22.	The redemption or purchase of any Share shall not be deemed to give rise to the redemption or purchase of any other Share.

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23.	The Directors may when making payments in respect of a redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie.

24.	Subject to the Companies Act, the Company may accept the surrender for no consideration of any fully paid Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

TREASURY SHARES

25.	Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

26.	No Dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company's assets (including any distribution of assets to Shareholders on a winding up) may be declared or paid in respect of a Treasury Share.

27.	The Company shall be entered in the Register of Members as the holder of the Treasury Shares, provided that:

(a)	the Company shall not be treated as a Shareholder for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

(b)	a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of Treasury Shares is permitted and Shares allotted as fully paid bonus shares in respect of Treasury Shares shall be treated as Treasury Shares.

28.	Treasury Shares may be disposed of by the Company on any terms and conditions determined by the Directors.

MODIFICATION OF RIGHTS

29.	If at any time the share capital of the Company is divided into different classes of Shares, all or any rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied or abrogated:

(a)	by, or with the approval of, the Directors without the consent of the holders of the Shares of that class if the Directors determine that the variation or abrogation is not materially adverse to the interests of those Shareholders; or

(b)	otherwise only with the consent in writing of the holders of at least two-thirds of the issued Shares of that class or with the sanction of a resolution passed by a majority of at least two-thirds of the votes cast at a separate meeting of the holders of the Shares of that class (subject to any rights or restrictions attached to those Shares). For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class.

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30.	The provisions of these Articles relating to general meetings shall apply, mutatis mutandis, to every class meeting of the holders of one class of Shares, except that the necessary quorum shall be one or more Shareholders holding or representing by proxy at least twenty (20) per cent in par value of the issued Shares of that class and that any holder of Shares of that class present in person or by proxy may demand a poll.

31.	For the purposes of Articles 29 and 30, the Directors may treat all classes of Shares, or any two classes of Shares, as forming a single class if they consider that each class would be affected in the same way by the proposal or proposals under consideration. In any other case, the Directors shall treat all classes of Shares, or any two classes of Shares, as separate classes.

32.	The rights of the holders of the Shares of any class shall not, where those Shares were issued with preferred or other rights, be deemed to be materially adversely varied or abrogated by the creation or issue of further Shares ranking equally with those Shares or the redemption or purchase of Shares of any other class by the Company (subject to any rights or restrictions attached to those Shares).

SHARE CERTIFICATES

33.	The Shares will be issued in fully registered, book-entry form. Certificates will not be issued unless the Directors determine otherwise.

34.	If a share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, and on such terms if any, as to evidence and obligations to indemnify the Company as the Board of Directors may determine.

TRANSFER AND TRANSMISSION OF SHARES

35.	No transfer of Shares shall be permitted without the consent of the Directors, which may be withheld for any or no reason but may include any transfer which in the opinion of the Directors is not or may not be consistent with any representation or warranty that the transferor of the Shares may have given to the Company, may result in Shares being held by any person in breach of the laws of any country or government authority, or may subject the Company or Shareholders to adverse tax or regulatory consequences under the laws of any country.

36.	All transfers of Shares shall be effected by an instrument of transfer in writing in any usual or common form in use in the Cayman Islands or in any other form approved by the Directors and need not be under seal.

37.	The instrument of transfer must be executed by or on behalf of the transferor. The instrument of transfer must be accompanied by such evidence as the Directors may reasonably require to show the right of the transferor to make the transfer and the transferor is deemed to remain the holder until the transferee’s name is entered in the Register of Members. The instrument of transfer must be completed and signed in the exact name or names in which such Shares are registered, indicating any special capacity in which it is being signed with relevant details supplied to the Company.

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38.	The Directors shall not recognise any transfer of Shares unless the instrument of transfer is deposited at the Registered Office or such other place as the Directors may reasonably require for the Shares to which it relates, together with such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

39.	The registration and transfer of Shares may be suspended at such times and for such periods as the Directors may from time to time determine.

40.	All instruments of transfer which are registered shall be retained by the Company, but any instrument of transfer which the Directors may decline to register shall (except in any case of fraud) be returned to the person depositing the same.

41.	In case of the death of a Shareholder, the survivors or survivor (where the deceased was a joint holder) and the executors or administrators of the deceased where the deceased was the sole or only surviving holder, shall be the only persons recognised by the Company as having title to the deceased's interest in the Shares, but nothing in this Article shall release the estate of the deceased holder whether sole or joint from any liability in respect of any Share solely or jointly held by the deceased.

42.	Any guardian of an infant Shareholder and any curator or other legal representative of a Shareholder under legal disability and any person entitled to a share in consequence of the death or bankruptcy of a Shareholder shall, upon producing such evidence of title as the Directors may require, have the right either to be registered as the holder of the Share or to make such transfer thereof as the deceased or bankrupt Shareholder could have made, but the Directors shall in either case have the same right to refuse or suspend registration as they would have had in the case of a transfer of the Shares by the infant or by the deceased or bankrupt Shareholder before the death or bankruptcy or by the Shareholder under legal disability before such disability.

43.	A person so becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall have the right to receive and may give a discharge for all Dividends and other money payable or other advantages due on or in respect of the Share, but such person shall not be entitled to receive notice of or to attend or vote at meetings of the Company, or save as aforesaid, to any of the rights or privileges of a Shareholder unless and until such person shall be registered in the Register of Members as a Shareholder in respect of the Share, provided always that the Directors may at any time give notice requiring any such person to elect either to be registered or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold all Dividends or other monies payable or other advantages due in respect of the Share until the requirements of the notice have been complied with.

COMMISSION ON SALE OF SHARES

44.	The Company may, in so far as the Companies Act permits, pay a commission to any person in consideration of that person subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

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NON RECOGNITION OF TRUST

45.	The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Companies Act) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

LIEN

46.	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Shareholder or the Shareholder's estate, either alone or jointly with any other person, whether a Shareholder or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

47.	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen (14) clear days after notice has been received or deemed to be received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

48.	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or the purchaser's nominee shall be registered as the holder of the Shares comprised in any such transfer, and the purchaser shall not be bound to see to the application of the purchase money, nor shall the purchaser's title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under these Articles.

49.	The net proceeds of such sale, after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any residue shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

CALL ON SHARES

50.	Subject to the terms of the allotment and issue of any Shares, the Directors may from time to time make calls upon the Shareholders in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Shareholder shall (subject to receiving at least fourteen (14) days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

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51.	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

52.	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

53.	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine, but the Directors may waive payment of the interest wholly or in part.

54.	An amount payable in respect of a Share on allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

55.	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

56.	The Directors may, if they think fit, receive an amount from any Shareholder willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by such Shareholder, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Shareholder paying such amount in advance.

57.	No such amount paid in advance of calls shall entitle the Shareholder paying such amount to any portion of a Dividend declared or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

FORFEITURE OF SHARES

58.	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen (14) clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

59.	If the notice is not complied with any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies declared payable in respect of the forfeited Share and not paid before the forfeiture.

60.	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

61.	A person any of whose Shares have been forfeited shall cease to be a Shareholder in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by such person to the Company in respect of those Shares together with interest, but such person's liability shall cease if and when the Company shall have received payment in full of all monies due and payable by such person in respect of those Shares.

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62.	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the fact as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of any instrument of transfer) constitute a good title to the Share and the person to whom the Share is disposed of shall not be bound to see to the application of the purchase money, if any, nor shall such person's title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

63.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

ALTERATION OF SHARE CAPITAL

64.	The Company may from time to time by Ordinary Resolution increase its share capital by such sum to be divided into Shares of such amounts and with such rights, priorities and privileges annexed thereto, as the Ordinary Resolution shall prescribe.

65.	All new Shares shall be subject to the provisions of these Articles with respect to the payment of calls, liens, transfer, transmission, and forfeiture and otherwise as the Shares in the original share capital.

66.	Subject to the Companies Act, the Company may by Special Resolution from time to time reduce its share capital in any way, and in particular, without prejudice to the generality of the foregoing power, may:

(a)	cancel any paid-up share capital which is lost, or which is not represented by available assets; or

(b)	pay off any paid-up share capital which is in excess of the requirements of the Company,

and may, if and so far as is necessary, alter the Memorandum by reducing the amounts of its share capital and of its Shares accordingly.

67.	The Company may from time to time by Ordinary Resolution alter (without reducing) its share capital by:

(a)	consolidating and dividing all or any of its share capital into Shares of larger amount than its existing Shares;

(b)	converting all or any of its paid-up Shares into stock, and reconverting that stock into paid-up Shares of any denomination;

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(c)	subdividing its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; or

(d)	cancelling any Shares which, at the date of the passing of the Ordinary Resolution, have not been taken, or agreed to be taken by any person, and diminishing the amount of its authorised share capital by the amount of the Shares so cancelled.

GENERAL MEETINGS

68.	The Directors may proceed to convene a general meeting whenever they think fit, including, without limitation, for the purposes of considering a liquidation of the Company, and they shall convene a general meeting on the requisition of the Shareholders holding at the date of the deposit of the requisition not less than one-half of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings.

69.	The requisition:

(a)	must be in writing and state the objects of the meeting;

(b)	must be signed by each requisitionist and deposited at the Registered Office; and

(c)	may consist of several documents in like form each signed by one or more requisitionists.

70.	If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one (21) day period.

71.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are convened by the Directors. A general meeting may be convened in the Cayman Islands or at such other location, as the Directors think fit.

NOTICE OF GENERAL MEETINGS

72.	Five (5) calendar days' notice at least specifying the place, the day and the hour of any general meeting and the general nature of the business to be conducted at the general meeting, shall be given in the manner hereinafter mentioned to such persons as are under these Articles or the conditions of issue of the Shares held by them entitled to receive notices from the Company. If the Directors determine that prompt Shareholder action is advisable, they may shorten the notice period for any general meeting to such period as the Directors consider reasonable.

73.	A general meeting shall, notwithstanding that it is called by shorter notice than that specified in the preceding Article, be deemed to have been duly called with regard to the length of notice if it is so agreed by all the Shareholders entitled to attend and vote thereat.

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74.	In every notice calling a general meeting, there shall appear with reasonable prominence a statement that a Shareholder entitled to attend and vote either (i) is entitled to appoint one or more proxies to attend such meeting and vote instead of such Shareholder and that a proxy need not also be a Shareholder or (ii) has appointed a proxy who, unless such appointment is revoked, will attend such meeting and vote on behalf of such Shareholder.

75.	The accidental omission to give notice to, or the non-receipt of notice by, any person entitled to receive notice shall not invalidate the proceedings at any general meeting.

PROCEEDINGS AT GENERAL MEETINGS

76.	No business shall be transacted at any general meeting unless a quorum is present. Two Shareholders being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum unless the Company has only one Shareholder entitled to vote at such general meeting in which case the quorum shall be that one Shareholder present in person or by proxy or (in the case of a corporation or other non-natural person) by its duly authorised representative or proxy.

77.	Save as otherwise provided for in these Articles, if within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened on the requisition of or by Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine and if at such adjourned meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the meeting, the Shareholders present shall be a quorum.

78.	A person may participate at a general meeting by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at such meeting.

79.	The Chairperson (if any) or, if absent, the Deputy Chairperson (if any) of the Board of Directors, or, failing them, some other Director nominated by the Directors shall preside as Chairperson at every general meeting, but if at any meeting neither the Chairperson nor the Deputy Chairperson nor such other Director be present within fifteen (15) minutes after the time appointed for holding the meeting, or if neither of them be willing to act as Chairperson, the Directors present shall choose some Director present to be Chairperson or if no Directors be present, or if all the Directors present decline to take the chair, the Shareholders present shall choose some Shareholder present to be Chairperson.

80.	The Chairperson may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for thirty (30) days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise, it shall not be necessary to give any such notice of an adjourned meeting.

81.	The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason, upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

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82.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is, before or on the declaration of the result of the show of hands, demanded by the Chairperson or any Shareholder or Shareholders present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least 10% in par value of the Shares giving a right to attend and vote at the meeting demand a poll.

83.	Unless a poll be so demanded, a declaration by the Chairperson that a resolution has on a show of hands been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect made in the Company’s minute book containing the minutes of the proceedings of the meeting, shall be conclusive evidence of the fact without proof of the number or the proportion of the votes recorded in favour of or against such resolution.

84.	If a poll is duly demanded it shall be taken in such manner and at such place as the Chairperson may direct (including the use of a ballot or voting papers, or tickets) and the result of a poll shall be deemed to be the resolution of the meeting at which the poll was demanded. The Chairperson may, in the event of a poll, appoint scrutineers and may adjourn the meeting to some place and time fixed by the Chairperson for the purpose of declaring the result of the poll.

85.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairperson of the meeting at which the show of hands or at which the poll is taken, shall be entitled to a second or casting vote.

86.	A poll demanded on the election of a Chairperson and a poll demanded on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time and place as the Chairperson directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

87.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded.

A demand for a poll may be withdrawn and no notice need be given of a poll not taken immediately.

VOTES OF SHAREHOLDERS

88.	On a show of hands every holder of Shares (being an individual) who is present in person or by proxy, or if a corporation or other non-natural person is present by its duly authorised representative or by proxy, and entitled to vote thereon shall have one vote. On a poll every holder of Shares present in any such manner and entitled to vote thereon, shall be entitled to one vote in respect of each Share held by them.

89.	In the case of joint holders of a Share, the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members in respect of the Shares.

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90.	A Shareholder who has appointed special or general attorneys or a Shareholder who is subject to a disability may vote on a poll, by such Shareholder's attorney, committee, receiver, curator bonis or other person in the nature of a committee, receiver, or curator bonis appointed by a court and such attorney, committee, receiver, curator bonis or other person may on a poll vote by proxy; provided that such evidence as the Directors may require of the authority of the person claiming to vote shall, unless otherwise waived by the Directors, have been deposited at the Registered Office not less than forty-eight (48) hours before the time for holding the meeting or adjourned meeting at which such person claims to vote.

91.	No person shall be entitled to vote at any general meeting unless they are registered as a Shareholder on the record date for such meeting nor unless all calls or other monies then payable by them in respect of Shares have been paid.

92.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is given or tendered, and every vote not disallowed at such meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairperson of the meeting, whose decision shall be final and conclusive.

93.	On a poll votes may be given either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy) and a Shareholder entitled to more than one vote need not, if the Shareholder votes, use all their votes or cast all the votes the Shareholder uses in the same way.

94.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of the appointor's attorney duly authorised in writing, or if the appointor is a corporation, either under its common seal or under the hand of an officer or attorney so authorised.

95.	Any person (whether a Shareholder or not) may be appointed to act as a proxy. A Shareholder may appoint more than one proxy to attend on the same occasion. Where a Shareholder appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

96.	The instrument appointing a proxy and the power of attorney or other authority (if any) under which it is signed, or a certified copy of such power or authority, must be deposited at the Registered Office, or at such other place as is specified for that purpose in the notice of meeting or in the instrument of proxy issued by the Company, no later than the time appointed for holding the meeting or adjourned meeting; provided that the Chairperson of the meeting may in the Chairperson's discretion accept an instrument of proxy sent by fax, email or other electronic means.

97.	An instrument of proxy shall:

(a)	be in any common form or in such other form as the Directors may approve;

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(b)	be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a resolution put to the general meeting for which it is given as the proxy thinks fit; and

(c)	subject to its terms, be valid for any adjournment of the general meeting for which it is given.

98.	The Directors may at the expense of the Company send to the Shareholders instruments of proxy (with or without prepaid postage for their return) for use at any general meeting, either in blank or nominating in the alternative any one or more of the Directors or any other persons. If for the purpose of any meeting invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the Shareholders entitled to be sent a notice of the meeting and to vote thereat by proxy.

99.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the death or insanity of the principal or the revocation of the instrument of proxy, or of the authority under which the instrument of proxy was executed, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at the Registered Office before commencement of the meeting or adjourned meeting at which the instrument of proxy is used.

100.	Anything which under these Articles a Shareholder may do by proxy that Shareholder may also do by a duly appointed attorney. The provisions of these Articles relating to proxies and instruments appointing proxies apply, mutatis mutandis, to any such attorney and the instrument appointing that attorney.

101.	Any Shareholder which is a corporation or partnership may, by a resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting or meetings of the Company. The person so authorised shall be entitled to exercise the same powers on behalf of such corporation or partnership as the corporation or partnership could exercise if it were a Shareholder who was an individual and such corporation or partnership shall for the purposes of these Articles be deemed to be present in person at any such meeting if a person so authorised is present.

WRITTEN RESOLUTIONS OF SHAREHOLDERS

102.	A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of, attend and vote at a general meeting shall be as valid and effective as a resolution passed at a general meeting duly convened and held and may consist of several documents in the like form each signed by one or more of the Shareholders.

DIRECTORS

103.	Unless otherwise determined by the Company by Ordinary Resolution, the minimum number of Directors shall be one (exclusive of alternate Directors) and the maximum number of Directors shall be unlimited.

104.	A Director need not be a Shareholder but shall be entitled to receive notice of and attend all general meetings.

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105.	The Company may, by Ordinary Resolution, appoint any person to be a Director and may in like manner remove any Director and may appoint another person in the Director's stead. Without prejudice to the power of the Company by Ordinary Resolution to appoint a person to be a Director, the Board of Directors, so long as a quorum of Directors remains in office, shall have the power at any time and from time to time to appoint any person to be a Director so as to fill a casual vacancy or otherwise.

106.	Each Director shall be entitled to such remuneration as approved by the Board of Directors and this may be in addition to such remuneration as may be payable under any other Article. Such remuneration shall be deemed to accrue from day to day. The Directors and the Secretary may also be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or general meetings or in connection with the business of the Company. The Directors may, in addition to such remuneration as aforesaid, grant special remuneration to any Director who, being called upon, shall perform any special or extra services to or at the request of the Company.

107.	Each Director shall have the power to nominate another Director or any other person to act as alternate Director in the Director's place at any meeting of the Directors at which the Director is unable to be present and at the Director's discretion to remove such alternate Director. On such appointment being made the alternate Director shall (except as regards the power to appoint an alternate Director) be subject in all respects to the terms and conditions existing with reference to the other Directors and each alternate Director, whilst acting in the place of an absent Director, shall exercise and discharge all the functions, powers and duties of the Director being represented. Any Director who is appointed as alternate Director shall be entitled at a meeting of the Directors to cast a vote on behalf of their appointor in addition to the vote to which such Director is entitled in their own capacity as a Director, and shall also be considered as two Directors for the purpose of making a quorum of Directors. Any person appointed as an alternate Director shall automatically vacate such office as an alternate Director if and when the Director by whom the alternate Director has been appointed vacates their office of Director. The remuneration of an alternate Director shall be payable out of the remuneration of the Director appointing such alternate Director and shall be agreed between them.

108.	Every instrument appointing an alternate Director shall be in such common form as the Directors may approve.

109.	The appointment and removal of an alternate Director shall take effect when lodged at the Registered Office or delivered at a meeting of the Directors.

110.	The office of a Director shall be vacated in any of the following events namely:

(a)	if the Director resigns their office by notice in writing signed by such Director and left at the Registered Office;

(b)	if the Director becomes bankrupt or makes any arrangement or composition with such Director's creditors generally;

(c)	if the Director dies or is found to be or becomes of unsound mind;

(d)	if the Director ceases to be a Director by virtue of, or becomes prohibited from being a Director by reason of, an order made under any provisions of any law or enactment;

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(e)	if the Director is removed from office by notice addressed to such Director at their last known address and signed by all of the co-Directors (not being less than two in number); or

(f)	if the Director is removed from office by Ordinary Resolution.

TRANSACTIONS WITH DIRECTORS

111.	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with their office of Director on such terms as to tenure of office and otherwise as the Directors may determine.

112.	No Director or intending Director shall be disqualified by their office from contracting with the Company either as vendor, purchaser or otherwise, nor shall any such contract or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relationship thereby established, but the nature of the Director's interest must be declared by such Director at the meeting of the Directors at which the question of entering into the contract or arrangement is first taken into consideration, or if the Director was not at the date of that meeting interested in the proposed contract or arrangement, then at the next meeting of the Directors held after such Director becomes so interested, and in a case where the Director becomes interested in a contract or arrangement after it is made, then at the first meeting of the Directors held after such Director becomes so interested.

113.	In the absence of some other material interest than is indicated below, provided a Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company declares (whether by specific or general notice) the nature of their interest at a meeting of the Directors that Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that such Director may be interested therein and if such Director does so their vote shall be counted and such Director may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

114.	Where proposals are under consideration concerning the appointment (including fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any company in which the Company is interested, such proposals may be divided and considered in relation to each Director separately and in such cases each of the Directors concerned shall be entitled to vote (and be counted in the quorum) in respect of each resolution except that concerning the Director's own appointment.

115.	Any Director may act independently or through the Director's firm in a professional capacity for the Company, and the Director or the firm shall be entitled to remuneration for professional services as if the Director were not a Director, provided that nothing herein contained shall authorise a Director or the Director's firm to act as Auditor to the Company.

116.	Any Director may continue to be or become a director, managing director, manager or other officer or shareholder of any company promoted by the Company or in which the Company may be interested, and no such Director shall be accountable for any remuneration or other benefits received by the Director as a director, managing director, manager or other officer or shareholder of any such other company. The Directors may exercise the voting power conferred by the shares in any other company held or owned by the Company or exercisable by them as directors of such other company, in such manner in all respects as they think fit (including the exercise thereof in favour of any resolution appointing themselves or any of them directors, managing directors or other officers of such company, or voting or providing for the payment of remuneration to the directors, managing directors or other officers of such company).

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POWERS OF DIRECTORS

117.	The business of the Company shall be managed by the Directors, who may exercise all such powers of the Company as are not by the Companies Act or by these Articles required to be exercised by the Company in general meeting, subject nevertheless to any regulations of these Articles, to the Companies Act, and to such regulations being not inconsistent with the aforesaid regulations or provisions as may be prescribed by the Company in general meeting, but no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made. The general powers given by this Article shall not be limited or restricted by any special authority or power given to the Directors by any other Article.

118.	The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in such attorney. The Directors may also appoint any person to be the agent of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and on such conditions as they determine, including authority for the agent to delegate all or any of their powers.

119.	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments drawn by the Company, and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

PROCEEDINGS OF DIRECTORS

120.	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings, as they think fit. Questions and matters arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the Chairperson shall not have a second or casting vote. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

121.	A Director or Directors may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone, video or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

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122.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and, unless so fixed, shall be two, if there are two or more Directors, and shall be one if there is only one Director.

123.	The continuing Directors or a sole continuing Director may act notwithstanding any vacancies in their number, but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with these Articles the continuing Directors or Director may act for the purpose of filling up vacancies in their number, or of summoning general meetings, but not for any other purpose. If there be no Directors or Director able or willing to act, then any two Shareholders may summon a general meeting for the purpose of appointing Directors.

124.	The Directors may from time to time elect and remove a Chairperson and, if they think fit, a Deputy Chairperson and determine the period for which they respectively are to hold office. The Chairperson or, failing them, the Deputy Chairperson shall preside at all meetings of the Directors, but if there be no Chairperson or Deputy Chairperson, or if at any meeting the Chairperson or Deputy Chairperson be not present within five (5) minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairperson of the meeting.

125.	A meeting of the Directors for the time being at which a quorum is present shall be competent to exercise all powers and discretions for the time being exercisable by the Directors.

126.	Without prejudice to the powers conferred by these Articles, the Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on them by the Directors. The Directors may, by power of attorney or otherwise, appoint any person to be an agent of the Company on such condition as the Directors may determine, provided that the delegation is not to the exclusion of their own powers.

127.	The meetings and proceedings of any such committee consisting of two or more Directors shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations made by the Directors under the preceding Article.

128.	The Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of the officer's appointment an officer may be removed by resolution of the Directors or Shareholders.

129.	All acts done by any meeting of Directors, or of a committee of Directors or by any person acting as a Director, shall, notwithstanding it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed, and was qualified and had continued to be a Director and had been entitled to vote.

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130.	The Directors shall cause minutes to be made of:

(a)	all appointments of officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of Directors; and

(c)	all resolutions and proceedings of all meetings of the Company and of the Directors and of any committee of Directors.

Any such minutes, if purporting to be signed by the Chairperson of the meeting at which the proceedings took place, or by the Chairperson of the next succeeding meeting, shall, until the contrary be proved, be conclusive evidence of the proceedings.

WRITTEN RESOLUTIONS OF DIRECTORS

131.	A resolution in writing signed by all the Directors for the time being entitled to attend and vote at a meeting of the Directors (an alternate Director being entitled to sign such a resolution on behalf of their appointor) shall be as valid and effective as a resolution passed at a meeting of the Directors duly convened and held and may consist of several documents in the like form each signed by one or more of the Directors (or their alternates).

PRESUMPTION OF ASSENT

132.	A Director who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director's dissent shall be entered in the minutes of the meeting or unless the Director shall file their written dissent from such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

BORROWING POWERS

133.	The Directors may exercise all the powers of the Company to borrow money and hypothecate, mortgage, charge or pledge its undertaking, property, and assets or any part thereof, and to issue debentures, debenture stock or other securities, whether outright or as collateral security for any debt liability or obligation of the Company or of any third party.

SECRETARY

134.	The Directors may appoint any person to be a Secretary who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. Anything required or authorised to be done by or to the Secretary may, if the office is vacant or there is for any other reason no Secretary capable of acting, be done by or to any assistant or deputy Secretary or if there is no assistant or deputy Secretary capable of acting, by or to any officer of the Company authorised generally or specially in that behalf by the Directors, provided that any provisions of these Articles requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

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135.	No person shall be appointed or hold office as Secretary who is:

(a)	the sole Director;

(b)	a corporation the sole director of which is the sole Director; or

(c)	the sole director of a corporation which is the sole Director.

NO MINIMUM SHAREHOLDING

136.	The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed, a Director is not required to hold Shares.

THE SEAL

137.	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

138.	The Directors may keep for use outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

139.	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over their signature alone to any document of the Company required to be authenticated by them under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Dividends, DISTRIBUTIONS and Reserves

140.	Subject to the Companies Act, these Articles, and the special rights attaching to Shares of any class, the Directors may, in their absolute discretion, declare Dividends and distributions on Shares in issue and authorise payment of the Dividends or distributions out of the funds of the Company lawfully available therefor. No Dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the Share Premium Account, or as otherwise permitted by the Companies Act.

141.	Except as otherwise provided by the rights attached to Shares, or as otherwise determined by the Directors, all Dividends and distributions in respect of Shares shall be declared and paid according to the par value of the Shares that a Shareholder holds. If any Share is issued on terms providing that it shall rank for dividend or distribution as from a particular date, that Share shall rank for dividend or distribution accordingly.

142.	The Directors may deduct and withhold from any Dividend or distribution otherwise payable to any Shareholder all sums of money (if any) then payable by the Shareholder to the Company on account of calls or otherwise or any monies which the Company is obliged by law to pay to any taxing or other authority.

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143.	The Directors may declare that any Dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) of shares, debentures or securities of any other company or in any one or more of such ways and, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Shareholder upon the basis of the value so fixed in order to adjust the rights of all Shareholders and may vest any such specific assets in trustees as may seem expedient to the Directors.

144.	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

145.	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

146.	Any Dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall (unless the Directors in their sole discretion otherwise determine) be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, bonuses, or other monies payable in respect of the Share held by them as joint holders.

147.	Any Dividend or distribution which cannot be paid to a Shareholder and/or which remains unclaimed after six (6) months from the date of declaration of such Dividend or distribution may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or distribution shall remain as a debt due to the Shareholder. Any Dividend or distribution which remains unclaimed after a period of six years from the date of declaration of such Dividend or distribution shall be forfeited and shall revert to the Company.

148.	No Dividend or distribution shall bear interest against the Company.

149.	A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend.

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SHARE PREMIUM ACCOUNT

150.	The Directors shall establish an account on the books and records of the Company to be called the Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

CAPITALISATION

151.	The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the Share Premium Account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Shareholders in the proportions in which such sum would have been divisible amongst such Shareholders had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Shareholders concerned). The Directors may authorise any person to enter on behalf of all of the Shareholders interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Shareholders and the Company.

ACCOUNTS

152.	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

153.	The books of account shall be kept at the Registered Office or at such other place as the Directors think fit, and shall always be open to inspection by the Directors.

154.	The Board of Directors shall from time to time determine whether and to what extent and at what time and places and under what conditions or articles the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspection of any account or book or document of the Company except as conferred by law or authorised by the Board of Directors or by resolution of the Shareholders.

AUDIT

155.	The accounts relating to the Company's affairs shall be audited in such manner as may be determined from time to time by resolution of the Shareholders or by the Board of Directors, or failing any determination as aforesaid, shall not be audited.

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NOTICES

156.	Any notice or document may be served by the Company on any Shareholder:

(a)	personally;

(b)	by registered post or courier to that Shareholder's address as appearing in the Register of Members; or

(c)	by cable, telex, facsimile, e-mail or any other electronic means should the Directors deem it appropriate.

157.	In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

158.	Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

159.	Any summons, notice, order or other document required to be sent to or served upon the Company, or upon any officer of the Company may be sent or served by leaving the same or sending it through the post in a prepaid letter envelope or wrapper, addressed to the Company or to such officer at the Registered Office.

160.	Where a notice or other document is sent by registered post, service of that notice or other document shall be deemed to be effected by properly addressing, pre-paying and posting an envelope containing it, and that notice or other document shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which it was posted. Where a notice or other document is sent by courier, service of that notice or other document shall be deemed to be effected by delivery of the notice or other document to a courier company, and that notice or other document shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which it was delivered to the courier company. Where a notice or other document is sent by cable, telex or facsimile, service of that notice or other document shall be deemed to be effected by properly addressing and sending it, and that notice or other document shall be deemed to have been received on the same day that it was transmitted. Where a notice or other document is sent by email, service of that notice or other document shall be deemed to be effected by transmitting the email to the email address provided by the intended recipient and that notice or other document shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the email to be acknowledged by the recipient.

161.	Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in pursuance of these Articles shall notwithstanding that such Shareholder be then dead, insane, bankrupt or dissolved, and whether or not the Company has notice of such death, insanity, bankruptcy or dissolution, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless the Shareholder's name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under such Shareholder) in the Share.

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WINDING UP AND FINAL DISTRIBUTION OF ASSETS

162.	The Directors may present a winding up petition on behalf of the Company without the sanction of a resolution of the Shareholders passed at a general meeting.

163.	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit.

164.	If the Company shall be wound up, and the assets available for distribution amongst the Shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Shareholders in proportion to the par value of the Shares held by them. If in a winding up the assets available for distribution amongst the Shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the Shareholders in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due of all monies payable to the Company for unpaid calls or otherwise. This Article is without prejudice to the rights of the holders of Shares issued upon special terms and conditions.

165.	If the Company shall be wound up (whether the liquidation is voluntary, under supervision or by the Court) the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Companies Act, divide among the Shareholders in specie the whole or any part of the assets of the Company, and whether or not the assets shall consist of property of a single kind, and may for such purposes set such value as the liquidator deems fair upon any one or more class or classes of property, and may determine how such division shall be carried out as between the Shareholders. The liquidator may, with the like authority, vest any part of the assets in trustees upon such trusts for the benefit of Shareholders as the liquidator, with the like approval, shall think fit, and the liquidation of the Company may be closed and the Company dissolved, but so that no Shareholder shall be compelled to accept any Shares in respect of which there is liability.

INDEMNITY

166.	Every Director or officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an Indemnified Person) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that the Director or officer may incur by their own actual fraud or wilful default. No such Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. References in this Article to actual fraud or wilful default mean a finding to such effect by a competent court in relation to the conduct of the relevant party.

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167.	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgement or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgement or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgement, costs or expenses, then such party shall not be indemnified with respect to such judgement, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

168.	The Directors, on behalf of the Company, shall have the power to purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

DISCLOSURE

169.	Any Director, officer or authorised agent of the Company shall, if lawfully required to do so under the laws of any jurisdiction to which the Company is subject or in compliance with the rules of any stock exchange upon which the Company’s shares are listed or in accordance with any contract entered into by the Company, be entitled to release or disclose any information in their possession regarding the affairs of the Company including, without limitation, any information contained in the Register of Members.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

170.	The Directors may fix in advance a date as the record date for any determination of Shareholders entitled to notice of or to vote at a meeting of the Shareholders and for the purpose of determining the Shareholders entitled to receive payment of any Dividend the Directors may either before or on the date of declaration of such Dividend fix a date as the record date for such determination.

171.	If no record date is fixed for the determination of Shareholders entitled to notice of or to vote at a meeting of Shareholders or Shareholders entitled to receive payment of a Dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such Dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of Shareholders entitled to vote at any meeting has been made in the manner provided in the preceding Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

172.	The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. The Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

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MERGERS AND CONSOLIDATIONS

173.	The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

FINANCIAL YEAR

174.	The Directors shall determine the financial year of the Company and may change the same from time to time. Unless they determine otherwise, the financial year shall end on 31 December in each year.

AMENDMENTS TO MEMORANDUM AND ARTICLES OF ASSOCIATION

175.	Subject to the provisions of the Companies Act and the provisions of the Articles as regards to the matters to be dealt with by way of Ordinary Resolution, the Company may from time to time by way of Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles; or

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce any capital redemption reserve fund.

CAYMAN ISLANDS DATA PROTECTION

176.	The Company is a "data controller" for the purposes of the Data Protection Act, 2017 (as amended, the DPA). By virtue of subscribing for and holding Shares in the Company, Shareholders provide the Company with certain information (Personal Data) that constitutes "personal data" under the DPA. Personal Data includes, without limitation, the following information relating to a Shareholder and/or any natural person(s) connected with a Shareholder (such as a Shareholder's individual directors, members and/or beneficial owner(s)): name, residential address, email address, corporate contact information, other contact information, date of birth, place of birth, passport or other national identifier details, national insurance or social security number, tax identification, bank account details and information regarding assets, income, employment and source of funds.

177.	The Company processes such Personal Data for the purposes of:

(a)	performing contractual rights and obligations (including under the Memorandum and these Articles);

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(b)	complying with legal or regulatory obligations (including those relating to anti-money laundering and counter-terrorist financing, preventing and detecting fraud, sanctions, automatic exchange of tax information, requests from governmental, regulatory, tax and law enforcement authorities, beneficial ownership and the maintenance of statutory registers); and

(c)	the legitimate interests pursued by the Company or third parties to whom Personal Data may be transferred, including to manage and administer the Company, to send updates, information and notices to Shareholders or otherwise correspond with Shareholders regarding the Company, to seek professional advice (including legal advice), to meet accounting, tax reporting and audit obligations, to manage risk and operations and to maintain internal records.

178.	The Company transfers Personal Data to certain third parties who process the Personal Data on the Company's behalf, including third party service providers that it appoints or engages to assist with its management, operation, administration and legal, governance and regulatory compliance. In certain circumstances, the Company may be required by law or regulation to transfer Personal Data and other information with respect to one or more Shareholders to a governmental, regulatory, tax or law enforcement authority. That authority may, in turn, exchange this information with another governmental, regulatory, tax or law enforcement authority established in or outside the Cayman Islands.

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Exhibit G

Form of Assignment and Assumption Agreement

Exhibit H

Form of PubCo Warrant Agreement

Exhibit I

Form of Registration Rights Agreement